  As filed with the Securities and Exchange Commission on March 17, 1999
                                                      Registration No. 333-71177
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                ----------------

                            Amendment No. 2 to
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                ----------------

                               AUTOWEB.COM, INC.
             (Exact name of Registrant as specified in its charter)

            Delaware                         7549                          77-0412737
 (State or other jurisdiction of   (Primary standard industrial         (I.R.S. employer
 incorporation or organization)     classification code number)        identification no.)

                                ----------------

                          3270 Jay Street, Building 6
                         Santa Clara, California 95054
                                 (408) 554-9552
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                                ----------------

                             Samuel M. Hedgpeth III
                   Vice President, Finance and Administration
                               Autoweb.com, Inc.
                          3270 Jay Street, Building 6
                         Santa Clara, California 95054
                                 (408) 554-9552
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                ----------------

                                   Copies to:
      Laird H. Simons III, Esq.                Mark A. Bertelsen, Esq.
      William R. Schreiber, Esq.                 Jose F. Macias, Esq.
         John F. Platz, Esq.                     S. Dawn Smith, Esq.
        Dorothy L. Hines, Esq.                   Mark Hooshmand, Esq.
         Thomas J. Hall, Esq.              Wilson Sonsini Goodrich & Rosati
          Fenwick & West LLP                   Professional Corporation
         Two Palo Alto Square                     650 Page Mill Road
     Palo Alto, California 94306           Palo Alto, California 94304-1050
            (650) 494-0600      ----------------    (650) 493-9300

   Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
                                ----------------

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ----------------
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED MARCH 17, 1999

                                5,000,000 Shares


                                  Common Stock

                                   --------

    We  are selling  4,900,000  shares  of  common  stock  and the  selling stockholders are  selling 100,000  shares  of common  stock. We will  not receive  any proceeds  from shares  of common
                    stock sold by the selling stockholders.

           The underwriters have an  option to purchase a maximum of
                       750,000   additional  shares   to
                                   cover
                                               over-
                                                           allotments
                                                                       of
                                                                       shares.

Prior to this offering, there has been no public market for the common stock. The initial public offering price of the common stock is expected to be between $10.00 and $12.00 per share. Application has been made to list the common stock on The Nasdaq Stock Market's National Market under the symbol "AWEB."

  Investing in the common stock involves certain risks. See "Risk Factors" on page 6.

                                         Underwriting               Proceeds to
                              Price to   Discounts and Proceeds to    Selling
                               Public     Commissions  Autoweb.com  Stockholders
                            ------------ ------------- ------------ ------------
Per Share..................     $            $             $            $
Total......................    $            $             $            $

  Delivery of the shares of common stock will be made on or about       , 1999,
against payment in immediately available funds.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston
           Hambrecht & Quist
                         BancBoston Robertson Stephens
                                                     U.S. Bancorp Piper Jaffray

                            Prospectus dated , 1999.

On the left side, a flow chart depicting the consumer process for purchasing various products and services on Autoweb.com, and a flow chart depicting the Dealer Certification process. On the right side various screen-shots of the Web site and logos of marketing partners and advertising clients.



                                   [Artwork]

                                 ------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   4
Risk Factors.............................................................   6
Use of Proceeds..........................................................  18
Dividend Policy..........................................................  18
Capitalization...........................................................  19
Dilution.................................................................  20
Selected Financial Data..................................................  21
Management's Discussion and analysis of Financial Condition and Results of Operations...........................................................  22
Business.................................................................  30
Management...............................................................  44

                                                                            Page
                                                                            ----
Certain Transactions.......................................................  55
Principal and Selling Stockholders.........................................  57
Description of Capital Stock...............................................  59
Shares Eligible for Future Sale............................................  62
Underwriting...............................................................  64
Notice to Canadian Residents...............................................  66
Legal Matters..............................................................  67
Experts....................................................................  67
Statements Regarding Forward-looking Information...........................  67
Additional Information.....................................................  67
Index to Financial Statements.............................................. F-1

                                 ------------

  You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

   Except as otherwise indicated, all information in this prospectus assumes:

  . the Underwriters' over-allotment option will not be exercised;
  . all outstanding shares of preferred stock are converted into shares of common stock upon the consummation of this offering;

  . the reincorporation of Autoweb.com in Delaware and a three-for-two stock split of Autoweb.com's common stock and preferred stock, which occurred in March 1999; and

  . the adoption of various new employee benefit plans, which occurred in March 1999.

See "Description of Capital Stock" and "Underwriting."

                                 ------------

   AutoTalkTM, Autoweb.comTM and Blow Your Horn!TM are trademarks of Autoweb.com. This prospectus also includes trade names and trademarks of other companies.


                     Dealer Prospectus Delivery Obligation

   Until       , 1999 (25 days after the commencement of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

   This summary highlights information contained elsewhere in this prospectus. This summary does not contain all the information you should consider before buying shares in this offering. You should read the entire prospectus carefully.

                                  Autoweb.com

   Autoweb.com is a leading consumer automotive Internet service. Our Web site centralizes an extensive collection of automotive-related commerce, content and community offerings to assist consumers in researching, evaluating and buying new and pre-owned vehicles. In addition, our Web site enables consumers to conveniently purchase automotive-related products and services such as insurance and financing. Our Web site and purchase process are designed to provide consumers with dedicated customer care, choice and the means to execute their buying decisions through a process that we believe is faster, better and easier than traditional alternatives. We currently have a network of approximately 3,900 member dealers (where each franchise location for a particular vehicle manufacturer is defined as a member dealer), including approximately 1,200 pre-owned vehicle locations. In the fourth quarter of 1998, we delivered approximately 250,000 vehicle and vehicle-related purchase inquiries to member dealers and automotive-related vendors. We have developed a scalable business model characterized by multiple revenue sources and a leveragable online infrastructure. In 1998, we recognized $13.0 million of net revenues and incurred a net loss of $11.5 million.

   The total United States market for vehicles and automotive-related products and services exceeds $1 trillion. According to CNW Marketing/Research, this amount includes approximately $670 billion of new and pre-owned vehicle sales. Buying a vehicle traditionally has been difficult for consumers, who view dealerships as pressure-filled environments where they must make significant purchase decisions with incomplete information. In addition, consumers historically have not had access to competitively-priced automotive-related products and services in a single centralized location. For dealers, a highly-fragmented, intensely-competitive distribution system has resulted in high consumer acquisition costs and declining operating margins. We believe the Internet offers an ideal medium for improving automotive commerce interactions for both consumers and dealers. According to JD Power and Associates, 25% of new vehicle purchasers used the Internet to search for information or otherwise assist them with their purchases in 1998 and this number is expected to increase to approximately 37% by the end of 2001.

   Our Web site and purchase process provide an environment that can significantly reduce the traditional friction between dealers and consumers. Consumers benefit from choice, rapid member dealer response and a competitive, firm, upfront price. They also benefit from a single location where they can obtain automotive-related products and services, such as insurance and financing. In addition, our Customer Care Center acts as an independent intermediary that provides personal attention to consumers, as they request it, throughout the vehicle purchasing process. Member dealers benefit from our cost-effective, performance-based pricing structure, which, unlike subscription models where dealers pay a fixed monthly fee, requires dealers to pay only for qualified purchase inquiries that we provide. Our Dealer Development and Support Group certifies, and strives to maintain communication with, each member dealer in order to help promote a convenient and efficient purchase process. Further, we provide member dealers, automotive-related vendors, manufacturers and advertisers with access to a large number of purchase-minded consumers. According to surveys we received in the fourth quarter of 1998, approximately 60% of all consumers who submitted a new vehicle purchase inquiry through our Web site purchased a vehicle from one of our member dealers or elsewhere within one month. Of these 60% who submitted a new vehicle purchase inquiry and purchased a vehicle within one month, approximately 40% of those who were contacted by a member dealer within 24 hours purchased a vehicle from one of our member dealers.

   Autoweb.com was incorporated in California in October 1995 and reincorporated in Delaware in March 1999. Unless the context otherwise requires, the terms "we," "our," "us" and "Autoweb.com" refer to Autoweb.com, Inc., a Delaware corporation, and its California predecessor. Our principal executive offices are located at 3270 Jay Street, Building 6, Santa Clara, California 95054, and our telephone number is (408) 554-9552.

                                  The Offering

 Common stock offered by Autoweb.com......... 4,900,000 shares

 Common stock offered by Selling
  Stockholders............................... 100,000 shares
 Common stock to be outstanding after this
  offering................................... 23,458,464 shares *

 Use of proceeds............................. For general corporate purposes, including advertising, capital
                                              expenditures and working
                                              capital. See "Use of Proceeds."

 Nasdaq National Market symbol............... AWEB

--------
* Based on 18,558,464 shares of common stock outstanding as of December 31, 1998. Excludes (1) 2,386,990 shares issuable upon the exercise of stock options and warrants outstanding as of December 31, 1998 and (2) 4,266,428 shares available for future grant or issuance under our employee benefit plans.

                         Summary Financial Information

   See Note 2 of Notes to Financial Statements for a description of the method that we used to compute our basic and diluted net loss per share. The Pro Forma column in the Balance Sheet Data below gives effect to the conversion of all outstanding shares of preferred stock into common stock upon the closing of this offering. The Pro Forma As Adjusted data give effect to the sale of the 4,900,000 shares of common stock that we are offering under this prospectus at an assumed initial public offering price of $11.00 per share and after deducting the estimated underwriting discounts and commissions and estimated offering expenses. See "Use of Proceeds" and "Capitalization."

                               Date of Incorporation Year Ended December 31,
                               (October 3, 1995) to  -------------------------
                                 December 31, 1995    1996    1997      1998
                               --------------------- ------  -------  --------
                                   (In thousands, except per share data)
Statement of Operations Data:
 Net revenues.................        $   26         $  307  $ 3,492  $ 13,041
 Gross profit.................            14            283    3,248    12,199
 Stock-based compensation.....            --             --       --     5,601
 Loss from operations.........           (93)          (835)  (2,971)  (11,425)
 Net loss.....................           (94)          (845)  (2,920)  (11,484)
 Net loss per share:
  Basic and diluted...........        $(0.01)        $(0.11) $ (0.41) $  (1.58)
  Weighted average shares--
   basic and diluted..........         7,200          7,497    7,794     7,850
 Pro forma net loss per share:
  Basic and diluted...........                                        $  (0.69)
  Weighted average shares--
   basic and diluted..........                                          16,669

                                                      December 31, 1998
                                                -------------------------------
                                                                     Pro Forma
                                                 Actual   Pro Forma As Adjusted
                                                --------  --------- -----------
                                                        (In thousands)
Balance Sheet Data:
 Cash and cash equivalents.....................   $2,714   $2,714     $51,841
 Working capital...............................      800      800      49,927
 Total assets..................................    7,185    7,185      56,312
 Long-term obligations, net of current
  portion......................................      654      654         654
 Mandatorily redeemable convertible preferred
  stock........................................   12,969       --          --
 Total stockholders' (deficit) equity..........  (11,661)   1,308      50,435

                                  RISK FACTORS

   You should carefully consider the risks described below before buying shares in this offering. The risks and uncertainties described below are not the only risks we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may impair our business operations. If any of the following risks actually occur, our business, results of operations and financial condition could be materially adversely affected, the trading price of our common stock could decline, and you might lose all or part of your investment. Please also see "Statements Regarding Forward-Looking Information."

We are an early stage company.

   We were incorporated in October 1995. Therefore, we have a limited operating history upon which to base an evaluation of our current business and prospects. Moreover, our business model is evolving and depends on our ability to generate revenues from multiple sources through our Web site. Before investing, you should evaluate the risks, expenses and problems frequently encountered by companies such as ours that are in the early stages of development and that are entering new and rapidly changing markets like the Internet. In particular, to address these risks we face the following challenges:

  . maintaining and increasing our consumer base;
  . maintaining and increasing our network of member dealers;
  . managing the quality of services delivered by member dealers and automotive-related vendors;
  . generating continuing revenues through our Web site from consumers, member dealers and other commercial vendors;
  . competing effectively with existing and potential competitors;
  . developing further our unproven business model;
  . developing further Autoweb.com awareness and brand loyalty;
  . anticipating and adapting to the evolving e-commerce market;
  . continuing to develop our technology infrastructure to handle greater
    Internet traffic efficiently;
  . managing expanding operations;
  . broadening our service offerings and attracting and retaining additional automotive-related vendors and content providers to enable us to expand our service offerings; and
  . attracting and retaining qualified personnel.

   We may not successfully implement any of our strategies or successfully address these risks and uncertainties. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Our quarterly financial results are subject to significant fluctuations.

   Our results of operations have varied widely in the past, and we expect that they will continue to vary significantly from quarter to quarter due to a number of factors described below and elsewhere in this prospectus:


   Our revenue growth rates may not be sustainable. Any shortfall in our revenues would immediately increase our operating losses and would adversely affect the market price of our common stock. We expect that over time our revenues will come from a mix of fees from member dealers, automotive-related vendors and advertisers. However, we expect to be substantially dependent on member dealer fees. Therefore, our quarterly revenues and operating results are likely to be particularly affected by the level of member dealer fees in each quarter. We plan to increase our operating expenses significantly, based on our expectations of future revenues. If revenues fall below our expectations, we will not be able to reduce our spending rapidly in response to such a shortfall. This will adversely affect our operating results.

   We believe that we may experience seasonality in our business. The seasonal patterns of Internet usage and vehicle purchasing do not completely overlap. Internet usage typically declines during the summer and certain holiday periods, while vehicle purchasing in the United States is strongest in the late spring and summer months. Because of our limited operating history, we do not know which seasonal pattern, if any, will predominate.

   Due to the foregoing factors and factors described elsewhere in this prospectus, we believe that quarter-to-quarter comparisons of our results of operations are not a good indication of our future performance. It is likely that our results of operations in some future quarter may be below the expectations of public market analysts and investors. In this event, the price of our common stock is likely to decline. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Fluctuations in Quarterly Operating Results."

We have a history of net losses and expect net losses for the foreseeable future.

   We have incurred net losses in each fiscal year since our inception, including a net loss of $11.5 million in 1998, and we had an accumulated deficit of $17.6 million as of December 31, 1998. We expect to have increasing net losses and negative cash flows for the next several quarters and net losses and continued negative cash flows at least through the end of 2000. The size of these net losses will depend, in part, on the rate of growth in our revenues from member dealer fees, other commercial vendor fees, advertising sales and other electronic-commerce ("e-commerce") activities. It is critical to our success that we continue to expend financial and management resources to develop Autoweb.com brand awareness and loyalty through marketing and promotion, expansion of our member dealer network, development of our online content and expansion of our other services. As a result, we expect that our operating expenses will increase significantly during the next several years, especially in sales and marketing. With increased expenses, we will need to generate significant additional revenues to achieve profitability. As a result, we may never achieve or sustain profitability, and, if we do achieve profitability in any period, we may not be able to sustain or increase profitability on a quarterly or annual basis. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

We have a new and unproven business model.

   The manner in which we conduct our business and charge for our services is new and unproven. The model depends upon our ability to generate revenue streams from multiple sources through our Web site, including:

  . fees paid by member dealers for consumer referrals;
  . fees paid by companies in industries related to vehicles such as insurance and financing industries;
  . advertising fees paid by manufacturers and other companies that want access to vehicle purchasers; and
  . fees paid by individuals who want to advertise their vehicles for sale.

   In order for us to be successful, we must have consumers visit our Web site regularly to increase the likelihood that they will use our service when they are interested in buying a vehicle or a related product or service. Therefore, we must not only develop services that directly generate revenue, but also provide information and community offerings that attract consumers to our Web site frequently. We will need to develop new offerings in each of these areas as consumer preferences change and new competitors emerge. We cannot assure you that we will be able to provide consumers with an acceptable blend of services, informational and community offerings. We provide information and community offerings without charge, and we may not be able to generate sufficient services revenue to pay for these offerings. Accordingly, we are not sure our business model will be successful or that we can sustain revenue growth or be profitable.

   The online market for automotive services is new and rapidly developing. As is typical for any new, rapidly evolving market, demand and market acceptance for recently introduced products and services are subject to a high level of uncertainty and risk. For example, in 1998 we changed our pricing model from a fixed-rate, subscription-based pricing model to a "pay for performance" pricing model under which each member dealer pays a fee for each qualified purchase inquiry that we deliver to it from a pre-selected geographic radius. In 1998, we also changed our pricing levels. These changes may not prove to be successful. It is also difficult to predict the market's future growth rate, if any. Because of the low barriers to entry, the market is characterized by an increasing number of market entrants. If the market fails to develop, develops more slowly than expected or becomes saturated with competitors, or our services do not achieve or sustain market acceptance, our business, results of operations and financial condition could be materially and adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Background."

We must reduce our allowances for doubtful accounts.

   In 1998, we changed our pricing model and began selling our services to new dealers using a "pay for performance" model instead of a subscription-based pricing model. The increased risk of non-collection associated with a greater scrutiny by member dealers of the validity of each purchase inquiry and possibly the longer dealer credit cycle under the "pay for performance" model have resulted in allowances for doubtful accounts increasing from 13% of accounts receivable at December 31, 1997 to 19% of accounts receivable at December 31, 1998. If we are unable to reduce our allowances for doubtful accounts in the future, it could have a material adverse effect on our business, results of operations and financial condition.

We are in an intensely competitive market.

   The market for the purchase of vehicles and automotive-related products and services is intensely competitive, and we expect competition to increase significantly, particularly on the Internet. Barriers to entry on the Internet are relatively low, and we may face competitive pressures from numerous companies. Currently, we believe our most significant competitors are Microsoft's CarPoint and Autobytel.com. There are also a number of Web sites that offer vehicles, particularly vehicle manufacturers' own Web sites and sites for electronic classifieds, and vehicle-related products and services. In addition, there are numerous Web sites that offer vehicle information and other content, as well as community offerings, directly to the vehicle buying consumer generally or to targeted audiences such as car collectors. We could face competition in the future from vehicle manufacturers, large dealer groups or traditional media companies, such as newspaper, television and radio companies, many of which currently operate a Web site. In addition to direct competitors, we also compete indirectly with vehicle brokerage firms, discount warehouse clubs and automobile clubs. Several auction Web sites have also recently announced their intention to auction vehicles on the Internet.

   Many of our existing and potential competitors have longer operating histories in the Internet market, greater name recognition, larger consumer bases and significantly greater financial, technical and marketing resources than we do. Additionally, the e-commerce market is new and rapidly evolving, and we expect competition among e-commerce companies to increase significantly. We cannot assure you that Web sites maintained by our existing and potential competitors will not be perceived by consumers, vehicle dealers, other potential automotive-related vendors or advertisers as being superior to ours. We also cannot assure you that we will be able to maintain or increase our Web site traffic levels, purchase inquiries and click-throughs or that competitors will not experience greater growth in these areas than we do. See "Business-- Competition."

Our business is dependent on the economic strength of the automotive industry.

   The economic strength of the automotive industry impacts significantly the revenues we derive from our member dealers and other automotive-related vendors, advertising revenues and consumer traffic to our Web site. The automotive industry is cyclical, with sales of vehicles changing due to changes in national and global economic forces. Since our incorporation, sales of vehicles in the United States have been at historically high levels. We cannot assure you that sales of vehicles will stay at their current levels, and a decrease in the current level of vehicle sales could have a material adverse effect on our business, results of operations and financial condition.

We rely heavily on member dealers.

   We derive the majority of our revenues from member dealer fees (payments from member dealers for each consumer inquiry that we provide to them), and we expect to continue to do so for the foreseeable future. Member dealer fees represented approximately 85% of our net revenues in 1997 and approximately 70% of our net revenues in 1998. Republic Industries, our largest member dealer, represented less than 6% of our net revenues in 1998. Consequently, our business is highly dependent on consumers' use of Autoweb.com to purchase vehicles so that member dealers will achieve a satisfactory return on their investment in the Autoweb.com program.

   The success of our business strategy depends on our member dealers' adherence to the Autoweb.com purchase process, including responding to consumer purchase inquiries within 24 hours, providing a competitive, firm quote to consumers during the initial communication, explaining the Autoweb.com purchase process to the consumer and answering any consumer questions. We devote significant efforts and resources to certifying and supporting participating member dealers in these practices that are intended to increase consumer satisfaction. Our inability to certify and support member dealers effectively, or member dealers' failure to adopt such practices, respond rapidly and professionally to vehicle purchase inquiries, or sell vehicles in accordance with our marketing strategies, could result in low consumer satisfaction and materially adversely affect our business, results of operations and financial condition. See "Business--Services."

We must reduce our high member dealer turnover.

   To maintain and increase our network of member dealers, we must reduce the rate of turnover of our member dealers. Commencing in February 1998, we introduced a new "pay for performance" pricing model and began actively to convert our existing member dealers to this model. Prior to that time, all of our member dealers were on a subscription model under which they paid a fixed amount per month regardless of the number of purchase inquiries that we provided to them. During 1998, we lost approximately 60% of the member dealers that we had at the beginning of the year and converted approximately 30% to the new pricing model. As of January 25, 1999, there were approximately 105 member dealers (approximately 3% of the total) that were on the subscription model, but we anticipate that there will be almost no subscription-based member dealers by the end of 1999. During 1998, we lost approximately 22% of the performance-based member dealers that we converted or with which we first entered into a contract in 1998. We believe there were three primary reasons for this attrition:

  . a number of our member dealers were not satisfied with our service as subscription-based member dealers;

  . a number of member dealers were unwilling to adequately devote the resources required to obtain results from the performance-based model, such as contacting consumers who submitted a purchase inquiry within 24 hours and dedicating a person at the dealer to ensure compliance with the Autoweb.com purchase process; and
  . a number of member dealers were inadequately trained and supported by us, due to our inability to focus our resources adequately.

We believe that we can reduce our attrition rate over time as our member dealer network stabilizes, due to the efforts of our Dealer Development and Support Group and due to reduced conversion activity. Nevertheless, we cannot assure you that we will be able to reduce the level of this attrition, and our failure to do so could materially and adversely affect our business, results of operations and financial condition.

We need to build strong brand loyalty.

   We believe that establishing and maintaining our brand loyalty is critical to attract consumers, member dealers, automotive-related vendors and advertisers. Furthermore, we believe that the importance of brand loyalty will increase as low barriers to entry encourage the proliferation of Web sites. In order to attract and retain consumers, member dealers, advertisers and partners, and in response to competitive pressures, we intend to increase spending substantially to create and maintain brand loyalty among these groups. We plan to accomplish this by expanding our current online advertising campaigns and by conducting advertising campaigns in traditional forms of media, such as newspaper, radio and television. We believe that advertising rates, and the cost of our online advertising campaigns in particular, could increase substantially in the future. If our branding efforts are not successful, our business, results of operations and financial condition will be materially and adversely affected.

   Promotion and enhancement of the Autoweb.com brand will also depend, in part, on our success in consistently providing a high-quality consumer experience for purchasing vehicles and related products, relevant and useful information and a quality "community experience." If consumers, other Internet users, member dealers, automotive-related vendors and advertisers do not perceive the Autoweb.com service offerings to be of high quality, or if we introduce new services or enter into new business ventures that are not favorably received by such groups, the value of our brand could be impaired or diluted. Such brand impairment or dilution could decrease the attractiveness of Autoweb.com to one or more of these groups, which could materially and adversely affect our business, results of operations and financial condition. See "Business--Marketing."

We depend on third-party relationships.

   We have entered into agreements with various commercial vendors, some of which require us to feature them exclusively in certain sections of our Web site. For example, we have entered into agreements with State Farm Mutual Automobile Insurance Company ("State Farm"), pursuant to which State Farm has the exclusive right to offer insurance services on our Web site through June 1999 and vehicle financing on our Web site through January 2000. Existing and future exclusive arrangements may prevent us from entering into other content agreements, advertising or sponsorship arrangements or other commercial relationships. Many companies that we may pursue for a commercial relationship may also offer competing services. As a result, these competitors may be reluctant to enter into commercial relationships with us. Our business could be adversely affected if we do not maintain our existing commercial relationships on terms as favorable as currently in effect, if we do not establish additional commercial relationships on commercially reasonable terms or if our commercial relationships do not result in the expected increased use of our Web site.

   We also depend on establishing and maintaining a number of commercial relationships with high-traffic Web sites to increase traffic on Autoweb.com. We currently have agreements with America Online, Yahoo!, Netscape Communications and CNET's Search.com. There is intense competition for placements on these sites, and in the future we may not be able to enter into distribution relationships on commercially reasonable terms or at all. Even if we enter into distribution relationships with these Web sites, they themselves may not attract significant numbers of consumers. Therefore, our Web site may receive less than the number of additional consumers we expect from these relationships. Moreover, we may have to pay significant fees to establish or renew these relationships.

   We also depend on establishing and maintaining a number of commercial relationships with other companies. Our current relationships include:

  . New Car Test Drive and the Pep Boys, under which we purchase content for use by our consumers;

  . America Online's Digital City, Ameritech, Car and Driver and USA Today, under which we share the revenue generated from automotive and related purchase inquiries submitted by consumers and directed to our Web site through links between our Web site and the other company's Web site; and

  . members of the Autoweb.com Affiliates Program, each of which receives a commission from us for each new or pre-owned vehicle purchase inquiry or classified ad delivered to us through a link to the affiliate's Web site.

   We cannot assure you that we will be able to establish new agreements or maintain existing agreements or that the above agreements can be renewed on commercially acceptable terms.

   We also may not be able to maintain relationships with third parties that supply us with the software or products that are crucial to our success, and the vendors of these software or products may not be able to sustain any third-party claims or rights against their use. Furthermore, we cannot assure you that the software, services or products of those companies that provide access or links to our services or products will achieve market acceptance or commercial success. In addition, we cannot assure you that our existing relationships will result in sustained business arrangements, successful service or product offerings or the generation of significant revenues for us. Failure of one or more of our relationships to achieve or maintain market acceptance or commercial success or the termination of one or more relationship could have a material adverse effect on our business, results of operations and financial condition. See "Business--Marketing."

We need to continue to develop Autoweb.com content and service offerings.

   To remain competitive we must continue to enhance and improve the ease of use, responsiveness, functionality and features of the Autoweb.com site and develop new services in addition to continuing to improve the consumer purchasing experience. These efforts may require the development or licensing of increasingly complex technologies. We may not be successful in developing or introducing new features, functions and services, and these features, functions and services may not achieve market acceptance or enhance our brand loyalty. If we fail to develop and introduce new features, functions or services effectively, it could have a material adverse effect on our business, results of operations and financial condition. See "Business--Strategy."

We need to manage our growth.

   Our recent growth has placed, and is expected to continue to place, a significant strain on our managerial, operational and financial resources. Several executive officers joined us recently. Any inability to manage growth effectively could have a material adverse effect on our business, results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

We are dependent on certain key personnel.

   Our future success is substantially dependent on our senior management and key technical personnel. We do not have key person life insurance, other than for Farhang Zamani and Payam Zamani as required by the terms of certain of our prior private financings. We do not intend to renew these policies upon their expiration. If one or more of our key employees decided to leave us, join a competitor or otherwise compete directly or indirectly with us, this could have a material adverse effect on our business, results of operations and financial condition.

   Our future success depends on our continuing ability to retain and attract highly qualified technical and managerial personnel. As of December 31, 1998, we had 81 full-time employees, and we anticipate that the number of employees will increase significantly during the next 12 months. Wages for managerial and technical employees are increasing and are expected to continue to increase in the foreseeable future due to the competitive nature of the current employment market, particularly in Northern California. We may be unable to retain key technical and managerial personnel or to attract and retain additional highly qualified technical and managerial personnel in the future. We have experienced difficulty from time to time attracting the personnel necessary to support the growth of our business, and we may experience similar difficulty in the future. Inability to attract and retain the technical and managerial personnel necessary to support the growth of our business could have material adverse effect upon our business, results of operations and financial condition. See "Business--Technology," "--Employees" and "Management."

We face risks associated with possible regulation under state or federal franchise laws.

   If our relationships or written agreements with our member dealers are found to constitute "franchises" under federal or state franchise laws, we would be subject to regulations, such as franchise disclosure, registration requirements and limitations on our ability to effect changes in our relationships with our member dealers. We believe that neither our relationship with our member dealers nor our member dealer subscription agreements constitute "franchises" under state or federal franchise laws. However, we have not received legal advice on this matter.

The state of Texas has challenged our pricing model under their Motor Vehicle Code.

   In May 1998, the Texas Department of Transportation notified us that, in their opinion, our performance-based pricing model is illegal, because it makes us a broker under Texas law. They have taken the position that the fee paid to us by member dealers for each qualified purchase inquiry is equivalent to a finder's or broker's fee and that we are arranging for two persons to meet and enter into a transaction that involves the sale of a motor vehicle. We currently intend to challenge this decision and have engaged counsel to advise us in this matter. We presently intend to have a member of the Texas legislature seek an Attorney General's opinion that the operation of a Web site in the manner that we operate does not constitute us as a "broker" under the Texas Motor Vehicle Code. However, if we are not successful in challenging this decision, we not only may have to pay significant fines, but also will have either to cease doing business in Texas or to change our pricing model for member dealers in Texas from performance-based to subscription-based.

We generally face risks associated with possible regulation under vehicle brokerage, insurance, financing or other laws.

   Other states, substantially all of which have laws that broadly define brokerage activities, could also determine that we are acting as a broker. If this occurs, we may be required to comply with burdensome licensing requirements or terminate our operations in those states. In either case, our business, results of operations and financial condition could be materially and adversely affected. We believe that our service does not qualify as an vehicle brokerage activity and therefore that state broker licensing requirements do not apply to us. However, we have not sought a legal opinion regarding whether our service, in general, or our performance-based pricing, in particular, would qualify us as a vehicle brokerage activity in any state. State regulatory requirements may also include us within an industry-specific regulatory scheme, such as those for the vehicle insurance or vehicle financing industries. In the event that individual states' regulatory requirements change or additional requirements are imposed on us, we may be required to modify aspects of our business in those states in a manner that might undermine the attractiveness of the Autoweb.com purchase process to consumers, member dealers, automotive-related vendors or advertisers or require us to terminate operations in that state, either of which could have a material adverse effect on our business, results of operations and financial condition.

We face risks associated with government regulation and legal uncertainties associated with the Internet.

   There are numerous state laws regarding the sale of vehicles. In addition, government authorities may take the position that state or federal insurance licensing laws, motor vehicle dealer laws or related consumer protection or product liability laws apply to aspects of our business. As we introduce new services and expand our operations to other countries, we will need to comply with additional licensing and regulatory requirements.

   A number of legislative and regulatory proposals under consideration by federal, state, local and foreign governmental organizations may lead to laws or regulations concerning various aspects of the Internet, including, but not limited to, online content, user privacy, taxation, access charges, liability for third-party activities and jurisdiction. Additionally, it is uncertain as to how existing laws will be applied to the Internet. The adoption of new laws or the application of existing laws may decrease the growth in the use of the Internet, which could in turn decrease the demand for our services, increase our cost of doing business or otherwise have a material adverse effect on our business, results of operations and financial condition.

   The tax treatment of the Internet and e-commerce is currently unsettled. A number of proposals have been made at the federal, state and local level and by certain foreign governments that could impose taxes on the sale of goods and services and certain other Internet activities. Recently, the Internet Tax Information Act was signed into law placing a three-year moratorium on new state and local taxes on Internet commerce. However, we cannot assure you that future laws imposing taxes or other regulations on commerce over the Internet would not substantially impair the growth of e-commerce and as a result have a material adverse effect on our business, results of operations and financial condition.

   Certain local telephone carriers have asserted that the increasing popularity and use of the Internet has burdened the existing telecommunications infrastructure, and that many areas with high Internet use have begun to experience interruptions in telephone service. These carriers have petitioned the Federal Communications Commission to impose access fees on Internet service providers and online service providers. If such access fees are imposed, the costs of communicating on the Internet could increase substantially, potentially slowing the increasing use of the Internet, which could in turn decrease demand for our services or increase our cost of doing business, and thus have a material adverse effect on our business, results of operations and financial condition. See "Business--Government Regulation."

We depend on increased use of the Internet.

   Consumers and businesses will likely widely accept and adopt the Internet for conducting business and exchanging information only if the Internet provides these consumers and businesses with greater efficiencies and improvements in commerce and communication. Our future success and revenue growth depends substantially upon continued growth in the use of the Internet. In addition, e-commerce generally, and the purchase of automotive and automotive related products and services on the Internet in particular, must become widespread. The Internet may prove not to be a viable commercial marketplace generally, or, in particular, for vehicles and related products and services. If use of the Internet does not continue to increase, our business, results of operations and financial condition would be materially and adversely affected. See "Business-- Background."

We depend on continued improvements in our systems and the Internet infrastructure.

   Our ability to retain and attract consumers, member dealers, automotive-related vendors and advertisers, and to achieve market acceptance of our services and our brand, depends significantly upon the performance of our systems and network infrastructure. Any system or network failure that causes interruption or slower response time of our services could result in less traffic to our Web site and, if sustained or repeated, could reduce the attractiveness of our services to consumers, member dealers, automotive-related vendors and advertisers. An increase in the volume of our Web site traffic could strain the capacity of our technical infrastructure, which could lead to slower response times or system failures. This would cause the number of purchase inquiries, advertising impressions, other revenue producing e-commerce offerings and our information and community offerings to decline, any of which could hurt our revenue growth and our brand loyalty. In addition, if traffic increases, we cannot assure you that our technical infrastructure, such as a reliable network backbone with the necessary speed and data capacity and the development of complementary products such as high-speed modems, will be able to increase accordingly, and we face risks related to our ability to scale up to expected consumer levels while maintaining performance. Further, security and authentication concerns regarding the transmission of confidential information over the Internet, such as credit card numbers, may continue. Any failure of our server and networking systems to handle current or higher volumes of traffic would have a material adverse effect on our business, results of operations and financial condition.

   The recent growth in Internet traffic has caused frequent periods of decreased performance, requiring Internet service providers and users of the Internet to upgrade their infrastructures. If Internet usage continues to increase rapidly, the Internet infrastructure may not be able to support the demands placed on it by this growth and its performance and reliability may decline. If outages or delays on the Internet occur frequently, overall Internet usage or usage of our Web site could increase more slowly or decline. Our ability to increase the speed with which we provide services to consumers and to increase the scope of such services is limited by and dependent upon the speed and reliability of the Internet. Consequently, the emergence and growth of the market for our services is dependent on future improvements to the entire Internet.

   In addition, our operations depend upon our ability to maintain and protect our computer systems, all of which are located at our corporate headquarters in Santa Clara, California. We currently do not have a backup disaster recovery program or fully redundant systems for our service at an alternate site. The system therefore is vulnerable to damage from fire, floods, earthquakes, power loss, telecommunications failures and similar events. Although we maintain insurance against fires, floods, earthquakes and general business interruptions, the amount of coverage may not be adequate in any particular case. The occurrence of such an event could have a material adverse effect on our business, results of operations and financial condition.

The Internet industry is characterized by rapid technological change.

   Rapid technological developments, evolving industry standards and consumer demands, and frequent new product introductions and enhancements characterize the market for Internet products and services. These market characteristics are exacerbated by the emerging nature of the market and the fact that many companies are expected to introduce new Internet products and services in the near future. Our future success will significantly depend on our ability to continually improve the vehicle purchasing experience, the addition of new and useful services and content to our Web site, and the performance, features and reliability of our Web site. In addition, the widespread adoption of developing multimedia-enabling technologies could require fundamental and costly changes in our technology and could fundamentally affect the nature, viability and measurability of Internet-based advertising, which could adversely affect our business, results of operations and financial condition.

We could face liability for information retrieved from or transmitted over the Internet and liability for products sold over the Internet.

   We could be exposed to liability with respect to third-party information that may be accessible through our Web site, or content and materials that may be posted by consumers through our AutoTalk service. Such claims might assert, among other things, that, by directly or indirectly providing links to Web sites operated by third parties, we should be liable for copyright or trademark infringement or other wrongful actions by such third parties through such Web sites. It is also possible that, if any third-party content information provided on our Web site contains errors, consumers could make claims against us for losses incurred in reliance on such information.

   We also enter into agreements with other companies under which any revenue that results from the purchase of services through direct links to or from our Web site is shared. Such arrangements may expose us to additional legal risks and uncertainties, including local, state, federal and foreign government regulation and potential liabilities to consumers of these services, even if we do not provide the services ourselves. We cannot assure you that any indemnification provided to us in our agreements with these parties, if available, will be adequate.

   Even to the extent such claims do not result in liability to us, we could incur significant costs in investigating and defending against such claims. The imposition on us of potential liability for information carried on or disseminated through our system could require us to implement measures to reduce our exposure to such liability, which might require the expenditure of substantial resources or limit the attractiveness of our services to consumers, member dealers, automotive-related vendors and others.

   Our general liability insurance and our communications liability insurance may not cover all potential claims to which we are exposed and may not be adequate to indemnify us for all liability that may be imposed. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could have a material adverse effect on our business, results of operations and financial condition.

Our intellectual property protection may be inadequate.

   Legal standards relating to the validity, enforceability and scope of protection of certain proprietary rights in Internet-related businesses are uncertain and still evolving, and we can give no assurance regarding the future viability or value of any of our proprietary rights. Despite the precautions we have taken, it may be possible for a third party to copy or otherwise obtain and use our proprietary information without authorization or to develop similar technology independently.

   Although we have not conducted any comprehensive searches, we are aware that the name "Autoweb" is already in use in several regions in the United States and in Australia. Due to our resource constraints and the perceived priority of this issue, we have not yet researched the effect of the use of the name "Autoweb" by other companies on our trademark or the impact of this use on our ability to obtain the mark in other countries. As a result, we cannot guarantee that we will be able to continue to use the name "Autoweb" in the future. If in the future we were required to change our name and adopt a new trademark, we would incur significant expenses related to marketing a replacement trademark, and such a change would likely have a materially adverse effect on our business. See "Business--Intellectual Property, Proprietary Rights and Licenses."

We face risks associated with litigation.

   Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or trademarks or to determine the validity and scope of the proprietary rights of others. Such litigation might result in substantial costs and diversion of resources and management attention. Furthermore, our business activities may infringe upon the proprietary rights of others and other parties may assert infringement claims against us, including claims that arise from directly or indirectly providing hyperlink text links to Web sites operated by third parties. Moreover, from time to time, we may be subject to claims of alleged infringement by us or our member dealers of the trademarks, service marks and other intellectual property rights of third parties. Such claims and any resultant litigation, should it occur, might subject us to significant liability for damages, might result in invalidation of our proprietary rights and, even if not meritorious, could result in substantial costs and diversion of resources and management attention and have a material adverse effect on our business, results of operations and financial condition. See "Business--Intellectual Property, Proprietary Rights and Licenses."

We depend on third party technology.

   We currently license from third parties certain technologies and information incorporated into our Web site. As we continue to introduce new services that incorporate new technologies and information, we may be required to license additional technology and information from others. We cannot assure you that these third-party technology and information licenses will continue to be available to us on commercially reasonable terms, if at all. Additionally, we cannot assure you that the third parties from which we currently license our technology and information will be able to defend their proprietary rights successfully against claims of infringement. Any failure to obtain any of these technology and information licenses could result in delays or reductions in the introduction of new features, functions or services. It could also adversely affect the performance of our existing services until equivalent technology or information can be identified, obtained and integrated. See "Business-- Intellectual Property, Proprietary Rights and Licenses."

We may particularly be affected by general economic conditions.

   Purchases of new vehicles are typically discretionary for consumers and may be particularly affected by negative trends in the general economy. The success of our operations depends to a significant extent upon a number of factors relating to discretionary consumer spending, including economic conditions (and perceptions of such conditions by consumers) affecting disposable consumer income (such as employment, wages and salaries, business conditions, interest rates, availability of credit and taxation) for the economy as a whole and in regional and local markets where we operate. In addition, because the purchase of a vehicle is a significant investment and is relatively discretionary, any reduction in disposable income in general may affect us more significantly than companies in other industries. In addition, our business strategy relies on advertising by and agreements with other Internet companies. Any significant deterioration in general economic conditions that adversely affects these companies could also have a material adverse effect on our business, results of operations and financial condition.

We have security risks.

   On occasion, some experienced programmers have attempted to penetrate our network security ("hackers"). We expect that these attempts, some of which have succeeded, will continue to occur from time to time. Because a hacker who penetrates our network security could misappropriate proprietary information or cause interruptions in our services, we might be required to expend significant capital and resources to protect against, or to alleviate, problems caused by hackers. Additionally, we may not have a timely remedy against a hacker who is able to penetrate our network security. In addition to purposeful security breaches, the inadvertent transmission of computer viruses could expose us to litigation or to a material risk of loss. Such security breaches and inadvertent transmissions could have a material adverse effect on our business, results of operations and financial condition.

   In offering certain online payment services, we may increasingly rely on technology licensed from third parties to provide the security and authentication necessary to effect secure transmission of confidential information, such as consumer credit card numbers. Advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments may result in a compromise or breach of the algorithms that we use to protect our consumers' transaction data or our software vendors' products. Any well-publicized compromise of security could deter use of the Internet in general or use of the Internet to conduct transactions that involve transmitting confidential information or downloading sensitive materials.

We have risks associated with international operations and expansions.

   A part of our long-term strategy is to establish Autoweb.com in international markets. However, the Internet, or our commerce, content and community services model, may not become widely accepted in any market. In addition, we expect that the success of any additional foreign operations we initiate will be substantially dependent upon our member dealers, automotive-related vendors and content services. We may experience difficulty in managing international operations as a result of failure to locate an effective foreign partner, competition, technical problems, local laws and regulations, distance and language and cultural differences. Our international partners may not be able to successfully market and operate our community model in foreign markets. There are also certain risks inherent in doing business internationally, including:

  . cultural and business practices differences;
  . fluctuations in currency exchange rates;
  . political;
  . legal and economic instability;
  . seasonal reductions in business activity in certain other parts of the world; and
  . potentially adverse tax consequences.

One or more of such factors might have a material adverse effect on our future international operations and, consequently, on our business, results of operations and financial condition.

Certain existing stockholders own a large percentage of our voting stock.

   Following consummation of this offering, it is anticipated that our officers, directors and 5% or greater stockholders will beneficially own or control, directly or indirectly, 18,622,674 shares of common stock, which in the aggregate will represent approximately 73% of the outstanding shares of common stock. If the Underwriters' over-allotment option is exercised in full, the number of shares and percentage will decrease to 18,522,674 and 71%, respectively. As a result, if such persons act together, they will have the ability to control all matters submitted to our stockholders for approval, including (1) the election and removal of directors and (2) any merger, consolidation or sale of all or substantially all of our assets. See "Principal and Selling Stockholders."

We face Year 2000 risks.

   The Year 2000 issue involves the potential for system and processing failures of date-related data and is the result of the computer-controlled systems using two digits rather than four to define the applicable year. For example, computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities. We have not completed our assessment of our internal and external (third-party) IT systems and non-IT systems. To the extent that our assessment is finalized without identifying any material noncompliant IT systems operated by us or by third parties, the most reasonably likely worst case Year 2000 scenario is a systematic failure beyond our control, such as a prolonged telecommunications or electrical failure. Such a failure could prevent us from operating our business, prevent users from accessing our Web site, or change the behavior of advertising consumers or persons accessing our Web site. Any of these eventualities could have a material adverse effect on our business, results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Impact of Year 2000."

Future sales of our common stock may depress our stock price.

   After this offering, we will have outstanding 23,458,464 shares of common stock. Sales of a substantial number of shares of common stock in the public market following this offering could cause the market price of our common stock to decline. All the shares sold in this offering will be freely tradable. Of the remaining 18,458,464 shares of common stock outstanding after this offering, 14,706 shares will be eligible for sale in the public market beginning 91 days after the date of this prospectus and 17,557,354 shares will become available for sale 181 days after the date of this prospectus. The remaining 886,404 shares will become available at various times thereafter upon the expiration of one-year holding periods. See "Shares Eligible for Future Sale" and "Underwriting."

Our certificate of incorporation and bylaws and Delaware law contain provisions that could discourage a takeover.

   Certain provisions of Delaware law and our Certificate of Incorporation and Bylaws could have the effect of delaying or preventing a change in control. See "Description of Capital Stock."

                                USE OF PROCEEDS

   We estimate that the net proceeds to us from the sale of the 4,900,000 shares of common stock that we are offering hereby will be approximately $49.1 million, at an assumed initial public offering price of $11.00 per share and after deducting the estimated underwriting discounts and commissions and estimated offering expenses. If the underwriters' over-allotment option is exercised in full, we estimate that such net proceeds will be approximately $55.8 million. The primary purposes of this offering are to obtain additional capital, create a public market for our common stock and facilitate future access to public capital markets. We will not receive any proceeds from the sale of the common stock by the selling stockholders.

   We intend to use at least $14.0 million of the net proceeds of this offering to fund advertising and other promotions and at least $1.5 million of the net proceeds of this offering to fund capital expenditures in 1999. The remaining $33.6 million of the net proceeds of this offering will be utilized primarily for working capital and other general corporate purposes. We may also use a portion of the net proceeds from this offering to acquire or invest in businesses, technologies or products that are complementary to our business. However, we have no present plans or commitments and are not currently engaged in any negotiations with respect to such transactions. Pending such uses, we intend to invest the net proceeds from this offering in short-term, interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

   We have not declared or paid any cash dividends on our capital stock and do not anticipate paying any cash dividends in the foreseeable future. In addition, the terms of our Loan Agreement with CivicBank of Commerce dated December 15, 1997 prohibit the payment of cash dividends on our capital stock.

                                 CAPITALIZATION

   The following table sets forth the short-term debt and capitalization of Autoweb.com as of December 31, 1998 (i) on an actual basis, (ii) on a pro forma basis to reflect the conversion of all outstanding shares of preferred stock into shares of common stock upon the closing of this offering and (iii) the pro forma capitalization as adjusted to reflect the receipt of the net proceeds from the sale of the 4,900,000 shares of common stock that Autoweb.com is offering hereby at an assumed initial public offering price of $11.00 per share and after deducting the estimated underwriting discounts and commissions and estimated offering expenses.

                                                      December 31, 1998
                                                -------------------------------
                                                            Pro      Pro Forma
                                                 Actual    Forma    As Adjusted
                                                --------  --------  -----------
                                                       (In thousands)
Short-term debt:
  Capital lease obligations.................... $     14  $     14   $     14
  Notes payable................................      289       289        289
                                                --------  --------   --------
    Total short-term debt...................... $    303  $    303   $    303
                                                ========  ========   ========
Notes payable, net of current portion(1)....... $    654  $    654   $    654
                                                --------  --------   --------
Mandatorily redeemable convertible preferred
 stock(2)......................................   12,969        --         --
                                                --------  --------   --------
Stockholders' (deficit) equity (3):
  Preferred stock, $0.001 par value per share;
   actual and pro forma--no shares authorized,
   issued or outstanding; pro forma as
   adjusted--5,000,000 shares authorized, no
   shares issued or outstanding................       --        --         --
  Common stock, $0.001 par value per share;
   actual--60,000,000 shares authorized,
   8,063,173 shares issued and outstanding; pro
   forma--60,000,000 shares authorized,
   18,558,464 shares issued and outstanding;
   pro forma as adjusted--60,000,000 shares
   authorized, 23,458,464 shares issued and
   outstanding.................................        2        12         17
  Additional paid-in capital...................   11,371    24,330     73,452
  Unearned stock-based compensation............   (5,406)   (5,406)    (5,406)
  Accumulated deficit..........................  (17,628)  (17,628)   (17,628)
                                                --------  --------   --------
    Total stockholders' (deficit) equity ......  (11,661)    1,308     50,435
                                                --------  --------   --------
      Total capitalization..................... $  1,962  $  1,962   $ 51,089
                                                ========  ========   ========

---------------------
(1) See Note 5 of Notes to Financial Statements.
(2) See Note 7 of Notes to Financial Statements.
(3) Excludes (a) 1,831,391 shares issuable upon the exercise of stock options outstanding under our 1997 Stock Option Plan (the "1997 Plan") as of December 31, 1998, at a weighted average per share exercise price of $0.49,
    (b) 916,428 shares available as of that date for future grant under the 1997 Plan, (c) 2,950,000 shares available for future grant or issuance under our 1999 Equity Incentive Plan (the "Equity Incentive Plan") and 1999 Directors Stock Option Plan (the "Directors Plan"), (d) 400,000 shares available for issuance under our 1999 Employee Stock Purchase Plan (the "Purchase Plan"), which number is subject to automatic annual increases up to a maximum of 3,000,000 shares, (e) 395,661 shares issuable upon the exercise of a stock option outstanding outside of the 1997 Plan as of December 31, 1998, at a per share exercise price of $2.37 and (f) 159,938 shares issuable upon the exercise of warrants outstanding as of December 31, 1998, at a weighted average per share exercise price of $1.39. Subsequent to December 31, 1998, we granted options to purchase approximately 514,502 shares at a weighted average exercise price of $3.33 and we issued approximately 672,061 shares and 32,616 shares of common stock pursuant to the exercises of options and warrants, respectively. See "Management--Director Compensation," "Management--Employee Benefit Plans," "Description of Capital Stock" and Notes 8, 9 and 13 of Notes to Financial Statements.

                                    DILUTION

   The pro forma net tangible book value of Autoweb.com as of December 31, 1998 was $1.3 million or $0.07 per share of common stock, assuming the conversion of all outstanding shares of preferred stock into shares of common stock. "Pro forma net tangible book value per share" is determined by dividing the pro forma number of outstanding shares of common stock into the net tangible book value of Autoweb.com (total tangible assets less total liabilities). After giving effect to the receipt of the estimated net proceeds from the sale by Autoweb.com of the 4,900,000 shares of common stock that it is offering hereby (based upon an assumed initial public offering price of $11.00 per share and after deducting the estimated underwriting discounts and commissions and estimated offering expenses), the pro forma net tangible book value of Autoweb.com as of December 31, 1998 would have been approximately $50.4 million, or $2.15 per share. This represents an immediate increase in pro forma net tangible book value of $2.08 per share to existing stockholders and an immediate dilution of $8.85 per share to new investors purchasing shares at the initial public offering price. The following table illustrates the per share dilution:

Assumed initial public offering price per share...................       $11.00
  Pro forma net tangible book value per share as of December 31,
   1998........................................................... $0.07
  Increase per share attributable to new investors................  2.08
                                                                   -----
Pro forma net tangible book value per share after offering........         2.15
                                                                         ------
Dilution per share to new investors...............................       $ 8.85
                                                                         ======

   The following table summarizes as of December 31, 1998, on the pro forma basis described above, the number of shares of common stock purchased from Autoweb.com, the total consideration paid to Autoweb.com and the average price per share paid by existing stockholders and by investors purchasing shares of common stock in this offering (before deducting the estimated underwriting discounts and commissions and estimated offering expenses):

                                Shares Purchased  Total Consideration  Average
                               ------------------ -------------------   Price
                                 Number   Percent   Amount    Percent Per Share
                               ---------- ------- ----------- ------- ---------
Existing stockholders(1)...... 18,558,464   79.1% $12,637,487   19.0%   $0.68
New investors(1)..............  4,900,000   20.9   53,900,000   81.0    11.00
                               ----------  -----  -----------  -----
  Total....................... 23,458,464  100.0% $66,537,487  100.0%
                               ==========  =====  ===========  =====

---------------------
(1) The sales by the Selling Stockholders in this offering will reduce the number of shares of common stock held by existing stockholders to 18,458,464, or approximately 78.7% of the total shares of common stock outstanding immediately after this offering, and will increase the number of shares of common stock held by new investors to 5,000,000, or 21.3% of the total number of shares of common stock outstanding immediately after this offering. See "Principal and Selling Stockholders."

   The foregoing discussion and tables assume no exercise of any stock options or warrants after December 31, 1998. As of December 31, 1998, there were options and warrants outstanding to purchase a total of 2,386,990 shares of common stock. To the extent that any of these options or warrants are exercised, there will be further dilution to new public investors. See "Capitalization," "Management--Employee Benefit Plans," "Description of Capital Stock" and Notes 8, 9 and 13 of Notes to Financial Statements.

                            SELECTED FINANCIAL DATA

   The following selected financial data should be read in conjunction with, and are qualified by reference to, the financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus. The statement of operations data for the years in the three-year period ended December 31, 1998, and the balance sheet data as of December 31, 1997 and 1998, are derived from, and are qualified by reference to, the audited financial statements of Autoweb.com included elsewhere in the prospectus. The statement of operations data for the year ended December 31, 1995 and for each of the four quarters of 1998 and the balance sheet data as of December 31, 1995 and 1996 are derived from our unaudited financial statements. The unaudited financial statements have been prepared on substantially the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of the financial position and results of operations for the period.

                              Year Ended December 31,                    Quarter Ended
                          ----------------------------------  --------------------------------------
                                                              Mar. 31,  Jun. 30,  Sep. 30,  Dec. 31,
                          1995(1)   1996    1997      1998      1998      1998      1998      1998
                          -------  ------  -------  --------  --------  --------  --------  --------
                                       (In thousands, except for per share data)
Statement of Operations
 Data:
Net revenues............  $   26   $  307  $ 3,492  $ 13,041  $ 2,156   $ 2,811   $ 3,287   $ 4,787
Cost of net revenues....      12       24      244       842      111       156       245       330
                          ------   ------  -------  --------  -------   -------   -------   -------
 Gross profit...........      14      283    3,248    12,199    2,045     2,655     3,042     4,457
                          ------   ------  -------  --------  -------   -------   -------   -------
Operating expenses:
 Sales and marketing....      54      866    5,216    13,619    2,654     3,686     3,546     3,733
 Product development....      29       57      325       586      130       136       124       196
 General and
  administrative........      24      195      678     3,818      955       958       990       915
 Stock-based
  compensation..........      --       --       --     5,601        4        11        11     5,575
                          ------   ------  -------  --------  -------   -------   -------   -------
 Total operating
  expenses..............     107    1,118    6,219    23,624    3,743     4,791     4,671    10,419
                          ------   ------  -------  --------  -------   -------   -------   -------
Loss from operations....     (93)    (835)  (2,971)  (11,425)  (1,698)   (2,136)   (1,629)   (5,962)
Interest and other
 income (expense), net..      (1)     (10)      51       (59)      (2)        2       (33)      (26)
                          ------   ------  -------  --------  -------   -------   -------   -------
Net loss................     (94)    (845)  (2,920)  (11,484) $(1,700)  $(2,134)  $(1,662)  $(5,988)
                                                              =======   =======   =======   =======
Accretion of mandatorily
 redeemable convertible
 preferred stock to
 redemption value.......      --       (8)    (276)     (890)
                          ------   ------  -------  --------
Net loss attributable to
 common stockholders....    $(94)   $(853) $(3,196) $(12,374)
                          ======   ======  =======  ========
Net loss per share(2):
 Basic and diluted......  $(0.01)  $(0.11) $ (0.41) $  (1.58)
                          ======   ======  =======  ========
 Weighted average
  shares--basic and
  diluted...............   7,200    7,497    7,794     7,850
                          ======   ======  =======  ========
Pro forma net loss per
 share(2):
 Basic and diluted......                            $  (0.69)
                                                    ========
 Weighted average
  shares--basic and
  diluted...............                              16,669
                                                    ========

                                                       December 31,
                                               -------------------------------
                                               1995   1996    1997      1998
                                               -----  -----  -------  --------
                                                      (In thousands)
Balance  Sheet Data:
Cash and cash equivalents....................  $  --  $  11  $ 1,819  $  2,714
Working capital (deficiency).................   (118)  (761)     773       800
Total assets.................................     57    261    3,294     7,185
Long-term obligations, less current portion..      9     81       17       654
Mandatorily redeemable convertible preferred
 stock.......................................     --    158    5,261    12,969
Total stockholders' deficit..................    (93)  (884)  (4,030)  (11,661)

---------------------
(1)Represents the results of operations for Autoweb.com from incorporation (October 3, 1995) through December 31, 1995.
(2)See Note 2 of Notes to Financial Statements for a description of the method used to compute basic and diluted net loss per share.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   This prospectus contains forward-looking statements, the accuracy of which involves risks and uncertainties. We use words such as "anticipates," "believes," "plans," "expects," "future" and "intends" and similar expressions to identify forward-looking statements. This prospectus also contains forward-looking statements attributed to certain third parties relating to their estimates regarding the growth of certain e-commerce, automotive and automotive-related product and service markets and spending. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in our forward-looking statements for many reasons, including the risks described in "Risk Factors" and elsewhere in this prospectus.

Overview

   Autoweb.com is a leading consumer automotive Internet service. Our Web site centralizes an extensive collection of automotive-related commerce, content and community offerings to assist consumers in researching, evaluating and buying new and pre-owned vehicles. In addition, our Web site enables consumers to conveniently purchase automotive-related products and services such as insurance and financing. We began selling our services to automobile dealers and launched the Autoweb.com Web site for consumer use in October 1995. Since that time, we have increased our network to approximately 3,900 member dealers (where each franchise location for a particular vehicle manufacturer is defined as a member dealer), including approximately 1,200 pre-owned vehicle locations.

   We originally charged our member dealers based on a subscription model, where each member dealer paid a flat monthly fee in exchange for our directing consumer purchase inquiries to them. Because the number of purchase inquiries directed to member dealers varied widely, due to factors such as their location and franchise type, the cost per purchase inquiry under this model differed substantially from member dealer to member dealer. In February 1998, we changed our pricing model and began selling our services to new dealers using a "pay for performance" model. Under this arrangement, a member dealer pays us a fee only for a qualified purchase inquiry that it actually receives. We believe our "pay for performance" model enables our member dealers to maximize their return from, and enhances their satisfaction with, our services. In February 1998, we also began converting our existing member dealer subscription contracts to contracts utilizing the pay for performance model. As of January 25, 1999, approximately 97% of our member dealer contracts utilized the pay for performance model. We expect that there will be almost no subscription paying member dealers by the end of 1999.

   We derive the majority of our revenues from fees charged to our member dealers in exchange for qualified purchase inquiries and expect to continue to do so for the foreseeable future. The revenue related to each fee is recognized at the time the qualified purchase inquiry is provided to the member dealer. We maintain a returns reserve against purchase inquiries that are later deemed not to have been "qualified." In December 1996, we began providing online advertising space on the Autoweb.com site and recognizing revenues from fees paid by these advertisers. Revenues from advertising contracts, which typically have terms of less than three months, are recognized as the contracts are fulfilled. We expect that this component of our revenues will continue to increase in absolute dollar terms. In February 1997, we began offering automotive-related services on the Autoweb.com Web site through agreements with third-party vendors. We derive revenues from certain of these agreements where a third party pays us for the right to provide its consumer services, such as automobile financing and insurance, on our Web site. Revenues from these agreements are generally recognized ratably over the terms of the agreements. We expect that this component of our revenues will continue to increase both in absolute dollar terms and as a percentage of net revenues.

   Our recent growth has placed, and is expected to continue to place, a significant strain on our managerial, operational and financial resources. To manage our potential growth, we must continue to implement and improve our operational and financial systems, and must expand, train and manage our employee base. Our Chief Technology Officer and our Vice President, Product Management have been with us only since February 1999. Our Senior Vice President, Sales and Member Services has been with us only since January 1999. Our Chief Executive Officer and our Vice President, Business Development and Advertising Sales joined us during December 1998. In addition, our Vice President, Dealer Operations has been with us since January 1998 and our Chief Financial Officer and our Vice President, Marketing have been with us for less than two years. We cannot assure you that we will be able to manage the expansion of our operations effectively, that our systems, procedures or controls will be adequate to support our operations or that our management will be able to fully exploit the market opportunity for our services. Any inability to manage growth effectively could have a material adverse effect on our business, results of operations and financial condition.

   We incurred net losses of $845,000, $2.9 million and $11.5 million (including $5.6 million of stock-based compensation) in 1996, 1997 and 1998, respectively. We intend to increase our focus and spending on brand development, marketing and promotion, site content development, strategic relationships and technology and operating infrastructure development. As a result, we expect to have increasing net losses and negative cash flows from operations for the next several quarters, and net losses and negative cash flows at least through the end of 2000. Our limited operating history makes it difficult to forecast future operating results. Although our net revenues have grown in recent quarters, we cannot be certain that net revenues will increase at a rate sufficient to achieve and maintain profitability. Even if we were to achieve profitability in any period, we might fail to sustain or increase that profitability on a quarterly or annual basis.

Quarterly Results of Operations

   The following table sets forth our unaudited statements of operations for each quarter in 1998. These financial statements have been prepared on substantially the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of the results of operations for each quarter. The results for any quarter are not necessarily indicative of the results to be expected in any future period.

                                                        Quarter Ended
                                             --------------------------------------
                                             Mar. 31,  Jun. 30,  Sep. 30,  Dec. 31,
                                               1998      1998      1998      1998
                                             --------  --------  --------  --------
                                                       (In thousands)
Statement of Operations Data:
Net revenues...............................  $ 2,156   $ 2,811   $ 3,287   $ 4,787
Cost of net revenues.......................      111       156       245       330
                                             -------   -------   -------   -------
 Gross profit..............................    2,045     2,655     3,042     4,457
                                             -------   -------   -------   -------
Operating expenses:
 Sales and marketing.......................    2,654     3,686     3,546     3,733
 Product development.......................      130       136       124       196
 General and administrative................      955       958       990       915
 Stock-based compensation..................        4        11        11     5,575
                                             -------   -------   -------   -------
 Total operating expenses..................    3,743     4,791     4,671    10,419
                                             -------   -------   -------   -------
Loss from operations.......................   (1,698)   (2,136)   (1,629)   (5,962)
Interest and other income (expense), net...       (2)        2       (33)      (26)
                                             -------   -------   -------   -------
Net loss...................................  $(1,700)  $(2,134)  $(1,662)  $(5,988)
                                             =======   =======   =======   =======

   Net Revenues

   Net revenues increased sequentially in each of the last three quarters. Member dealer fee revenues represented at least 60% of net revenues in each quarter. Substantially all of our member dealer fee revenues in the first quarter of 1998 were derived from fixed subscription fees. In February 1998, we began to convert our member dealers to a "pay for performance" model where they pay a fee only for qualified purchase inquiries that we provide to them. As of January 25, 1999, approximately 3% of our member dealers were on the subscription model. We plan to convert substantially all of these remaining member dealers to the new model during 1999.

   Member dealer fee revenues remained relatively constant in absolute dollars and declined as a percentage of net revenues in the third quarter of 1998 and then increased in absolute dollars and as a percentage of net revenues in the fourth quarter of 1998 as alterations to our Web site caused variations in the ratio of purchase inquiries to number of Web site visitors. Revenue from State Farm for vehicle insurance referrals that we made to them increased sequentially, and represented at least 10% of total net revenues, in each of the last three quarters. We expect that revenue from State Farm for vehicle insurance referrals in the first two quarters of 1999 will be the same as revenue from State Farm in the fourth quarter of 1998. None of our other sources of revenue has exceeded 10% of net revenues in any quarter except that corporate advertising revenues exceeded 10% of total net revenues in the third quarter of 1998. Our goal over time is to increase aggregate revenues from sources other than dealer fees as a percentage of total net revenues.

   Cost of Net Revenues

   Cost of net revenues primarily represents costs for Web site operations, revenue sharing expenses related to the operation of co-branded Web pages, and royalties paid to third parties whose information is provided on our Web site. Our cost of net revenues increased sequentially in the last three quarters of 1998. These increases resulted from increases in the number of Web site operations personnel and higher depreciation charges as we increased our investment in Web site equipment. In addition, there were increases in revenue sharing expenses as the co-branded sites began to contribute an increasing number of consumer inquiries. We anticipate continuing increases in cost of net revenues as our dealer fee revenues increase and as we continue to make investments to increase the size and speed of our Web site.

   Sales and Marketing

   Our sales and marketing expenses are comprised primarily of compensation for sales and marketing personnel, expenses for online advertising, trade shows and other advertising and promotion and an allocation of our occupancy costs and other overhead. Sales and marketing expenses increased significantly from the first quarter of 1998 to the second quarter of 1998 primarily as a result of increased sales commissions paid for enrolling new member dealers, increased online advertising and growth in the number of sales personnel. Sales and marketing expenses decreased from the second quarter of 1998 to the third quarter of 1998 primarily as a result of reduced aggregate sales commissions. Sales and marketing expenses increased again in the fourth quarter of 1998, primarily as a result of increases in online advertising, partly offset by reduced personnel expenses. We expect that sales and marketing expenses will increase significantly in the next several quarters as a result of increased online advertising and, to a lesser extent, increased personnel and advertising in traditional media.

   Product Development

   Our product development expenses consist primarily of compensation for product development personnel and an allocation of our occupancy costs and other overhead. We expense product development costs as they are incurred. Product development expenses were relatively constant in the first three quarters of 1998 and then increased significantly in the fourth quarter as a result of increased product development headcount and associated recruiting costs. We expect that product development expenses will continue to increase over the next several quarters as we continue to hire additional personnel in this area.

   General and Administrative

   Our general and administrative expenses consist primarily of compensation for administrative personnel, fees for outside professional advisors and an allocation of our occupancy costs and other overhead. General and administrative expenses remained relative constant in the comparison periods. We expect that general and administrative expenses will increase over the next several quarters as we continue to hire additional personnel but will decrease as a percentage of our total operating expenses.

   Stock-Based Compensation

   Under Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock-based Compensation," compensation expense is recognized based on the difference, if any, between the fair value of our stock on the date of each option grant and the exercise price of the option. In the fourth quarter, we recognized unearned stock-based compensation of approximately $11.0 million. Of this amount, $5.6 million was amortized in the fourth quarter of 1998 when a significant portion of the options became vested. The remaining unearned stock-based compensation of $5.4 million will be amortized at approximately $340,000 per quarter through 2002. We anticipate recognizing substantial additional stock-based compensation in 1999. Based on option grants in January and February 1999, we expect to record an additional $2.2 million of unearned stock-based compensation, which will result in additional amortization of approximately $239,000 in the first quarter of 1999 and a further $395,000 in the remainder of 1999.

   Interest and Other Income (Expense), Net

   Interest and other income (expense), net, in each quarter resulted primarily from interest expense on borrowings under our credit facilities, offset partly by interest income earned on our cash and cash equivalent balances. The decrease in interest and other income (expense), net, between the third and fourth quarters of 1998 was a result of interest expense paid on higher levels of borrowing, offset partly by interest income earned in the fourth quarter on the net proceeds from our sale of Series D preferred stock in October 1998.

Annual Results of Operations

   Net Revenues

   Our net revenues increased from $307,000 in 1996 to $3.5 million in 1997 and to $13.0 million in 1998. Approximately 85% of the increase in net revenues from 1996 to 1997 and approximately 65% of the increase from 1997 to 1998 were due to higher levels of net dealer fee revenues. Revenues derived from insurance referrals and advertisers accounted for most of the remaining increase in net revenues for these periods. Dealer fee revenues increased as a result of increases in the size of our member dealer network and the number of purchase inquiries that we provided to our member dealers. As described above, we began to change our pricing model in February 1998 from a subscription-based model to a "pay for performance" model.

   Cost of Net Revenues

   Cost of net revenues increased from $24,000 in 1996 to $244,000 in 1997 to $842,000 in 1998. Approximately 58% of the increase in cost of net revenues from 1996 to 1997 and approximately 37% of the increase from 1997 to 1998 were due to increases in the costs of Web site operations, including personnel, equipment, depreciation and occupancy costs. Approximately 27% of the increase in cost of net revenues from 1996 to 1997 and approximately 38% of the increase from 1997 to 1998 were due to increases in the cost of providing site content information, such as Kelley Blue Book data. Revenue sharing expenses, related to the operation of our co-branded sites, which began contributing an increasing number of consumer inquiries, accounted for most of the remaining increases.

   Sales and Marketing

   Our sales and marketing expenses increased from $866,000 in 1996 to $5.2 million in 1997 to $13.6 million in 1998. Approximately 44% of the increase in sales and marketing expenses from 1996 to 1997 and approximately 53% of the increase from 1997 to 1998 were due to increases primarily in online advertising and, to a lesser extent, our spending on public relations, advertising in the traditional media, trade shows and other promotions. Approximately 45% of the increase in sales and marketing expenses from 1996 to 1997 and approximately 28% of the increase from 1997 to 1998 were due to increases in personnel costs caused by significant increases in headcount, primarily salespersons focused on enrolling member dealers.

   Product Development

   Our product development expenses increased from $57,000 in 1996 to $325,000 in 1997 to $586,000 in 1998. These expenses increased primarily as a result of increased hiring of product development personnel and, to a lesser extent, as a result of increased occupancy costs.

   General and Administrative

   Our general and administrative expenses increased from $195,000 in 1996 to $678,000 in 1997 to $3.8 million in 1998. Approximately 19% of the increase in general and administrative expenses from 1996 to 1997 and approximately 51% of the increase from 1997 to 1998 were due to increases in personnel costs resulting from increased hiring of administrative personnel, including most of our current officers. Approximately 58% of the increase from 1996 to 1997 and approximately 15% of the increase from 1997 to 1998 were due to increases in information technology support related to administrative functions and occupancy costs.

   Stock-Based Compensation

   We incurred no stock-based compensation expense in 1996 or 1997. We recorded a total of $11.0 million of unearned stock-based compensation in 1998, of which $5.6 million was amortized in 1998, primarily in the fourth quarter.

   Interest and Other Income (Expense), Net

   Interest and other income (expense), net, in 1996 and 1998 represents interest expense on borrowings under capital leases and our credit facilities, partially offset by interest income earned on our cash and cash equivalent balances. In 1997, interest income earned on our cash and cash equivalent balances from the net proceeds from our sale of Series B preferred stock in June 1997 exceeded interest expense on borrowings.

   Income Taxes

   We recorded net losses of $845,000, $2.9 million and $11.5 million in 1996, 1997 and 1998, respectively. Accordingly, no provision for income taxes was recorded in any of these years. The resulting deferred tax asset, representing such net operating loss carryforwards, has been reduced in full by a valuation allowance as it is more likely than not that the deferred tax asset will not be realized.

Recent Accounting Pronouncements

   In March 1998, the Accounting Standards Executive Committee ("AcSEC") issued Statement of Position ("SOP") No. 98-1, "Software for Internal Use," which provides guidance on accounting for the cost of computer software developed or obtained for internal use. SOP No. 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. We do not expect that the adoption of SOP No. 98-1 will have a material impact on its financial statements.

   In April 1998, AcSEC issued SOP 98-5, "Reporting on the Costs of Start-Up Activities." This SOP provides guidance on the financial reporting of start-up costs and organization costs. It requires the costs of start-up activities and organization costs to be expensed as incurred. The SOP is effective for financial statements for fiscal years beginning after December 15, 1998. We do not expect that the adoption of SOP No. 98-5 will have a material impact on its financial statements.

Fluctuations in Quarterly Operating Results

   Our results of operations have varied widely in the past, and we expect that they will continue to vary significantly from quarter to quarter due to a number of factors, including:

  . demand for the products and services from our member dealers and other automotive-related vendors, and for our online services;
  . announcement or introduction of new or enhanced services by us or by our competitors;
  . loss of relationships with any of our major member dealers or other major automotive-related vendors;
  . loss of relationships with a significant number of our member dealers;
  . level of traffic on our Web site and other Web sites that refer consumers to our Web site;
  . delays in providing additional online content and services;
  . our ability to retain existing and attract new consumers, member dealers, other automotive-related vendors and advertisers;
  . changes in our pricing model and changes in our or our competitor's pricing of services;
  . acceptance by our member dealers of our policies regarding service quality, response time to consumers and vehicle pricing;
  . changes in the growth rate of Internet usage;
  . acceptance by consumers and advertisers of using the Internet for automotive and automotive-related products and services;
  . technical difficulties, system failures or Internet downtime;
  . changes in state and federal government regulations and their interpretations, especially with respect to the automotive or Internet industries;
  . our ability to upgrade and develop our information technology systems and infrastructure;
  . costs related to acquisitions of technology or businesses; and . general economic conditions, as well as those specific to the Internet and the automotive and automotive-related industries.

   Our revenue growth rates may not be sustainable. Any shortfall in our revenues would immediately increase our operating losses and would adversely affect the market price of our common stock. We expect that over time our revenues will come from a mix of fees from member dealers, automotive-related vendors and advertisers. However, we expect to be substantially dependent on member dealer fees. Therefore, our quarterly revenues and operating results are likely to be particularly affected by the level of member dealer fees in each quarter. We plan to increase our operating expenses significantly in order to expand our sales and marketing operations, broaden our consumer and member dealer capabilities, and fund greater levels of online service development. Our operating expenses, which include sales and marketing, product development and general and administrative expenses, are based on our expectations of future revenues and are relatively fixed in the short term. We generally operate with minimal backlog, and consequently our revenues for each quarter depend on sales completed in that quarter. If revenues fall below our expectations, we will not be able to reduce our spending rapidly in response to such a shortfall. This will adversely affect our operating results.

   We believe that we may experience seasonality in our business. The seasonal patterns of Internet usage and vehicle purchasing do not completely overlap. Internet usage typically declines during the summer and certain holiday periods, while vehicle purchasing in the United States is strongest in the late spring and summer months. Because of our limited operating history, we do not know which seasonal pattern, if any, will predominate. Additionally, the automotive industry is cyclical, with sales of vehicles changing due to changes in national and global economic forces. Since our incorporation, sales of vehicles in the United States have been at historically high levels. There is no guarantee that sales of vehicles will stay at their current levels.

   Due to the foregoing factors, we believe that quarter-to-quarter comparisons of our results of operations are not a good indication of our future performance. It is likely that our results of operations in some future quarter may be below the expectations of public market analysts and investors. In this event, the price of our common stock is likely to decline.

Liquidity and Capital Resources

   Since incorporation, we have financed our operations primarily from sales of preferred stock and, in 1998 to a significantly lesser extent, borrowings under a long-term debt facility.

   Net cash used in operating activities was $36,000 in 1996, $2.4 million in 1997 and $4.6 million in 1998, in each case primarily as a result of our net loss before noncash expenses. In 1996, our $845,000 net loss was largely offset by an increase in deferred revenue of $486,000 and an increase in accounts payable and other accrued expenses of $181,000. In 1997, our $2.9 million net loss was partially offset by a $634,000 increase in accounts payable and other accrued expenses. In 1998, our $5.9 million net loss before stock-based compensation expense was partially offset by an increase of $1.7 million in accounts payable and other accrued expenses.

   Net cash used in investing activities was $82,000 in 1996, $519,000 in 1997 and $1.2 million in 1998, substantially all of which was used to acquire property and equipment, primarily computer equipment and software.

   Net cash provided by financing activities was $129,000 in 1996, $4.7 million in 1997 and $6.7 million in 1998. In 1996 and 1997, net cash provided by financing activities was almost entirely the result of proceeds from the issuance of preferred stock. In 1998, net cash provided by financing activities was primarily the result of proceeds from the issuance of preferred stock (net of repurchases) and, to a lesser extent, the result of proceeds from borrowings under a long-term credit facility.

   At December 31, 1998, we had cash and cash equivalents of $2.7 million. We also had a revolving bank line of credit under which we may borrow up to the lesser of 70% of eligible accounts receivable or $1.3 million. There were no borrowings under this line of credit at December 31, 1998. Any borrowings under this line of credit would bear interest at prime plus 1.0% (8.75% at December 31, 1998) and would be collateralized by accounts receivable. The line of credit requires us to comply with certain financial covenants.

   In 1998, we changed our pricing model and began selling our services to new dealers using a "pay for performance" model instead of a subscription-based pricing model. The increased risk of non-collection associated with the longer dealer credit cycle under the "pay for performance" model has resulted in allowances for doubtful accounts increasing from 13% of accounts receivable at December 31, 1997 to 19% of accounts receivable at December 31, 1998.

   We had no material commitments for capital expenditures at December 31, 1998. As of that date, we had total minimum lease obligations of $2.2 million under certain noncancellable operating leases. Also, as a result of a December 1998 agreement with Yahoo!, we are obligated to made aggregate payments of $2.2 million to Yahoo! over the 13-month term of the agreement. We believe that the net proceeds from this offering, together with the availability of additional funds under our line of credit will be sufficient to meet our cash requirements for the next 12 months. Depending on our rate of growth and cash requirements, we may require additional equity or debt financing to meet future working capital or capital expenditure needs. There can be no assurance that such additional financing will be available or, if available, that such financing can be obtained on terms satisfactory to us.

Impact of Year 2000

   The Year 2000 issue is the potential for system and processing failures of date-related data and is the result of the computer-controlled systems using two digits rather than four to define the applicable year. For example, computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities.

   We may be affected by Year 2000 issues related to non-compliant information technology ("IT") systems or non-IT systems operated by us or by third parties. We have not completed our assessment of our internal and external (third-party) IT systems and non-IT systems. At this point in our assessment, we believe we will require upgrades, or patches, from certain vendors, including Microsoft, that have provided certain software that we have included in our Web site. Although none of these vendors has informed us of any specific delivery schedule for receipt of their upgrades, we expect to receive their upgrades later in 1999. In addition, we believe that we will be required to modify certain software on our Web site that we developed. We intend to include these modifications in various upgrades to our Web site throughout 1999. At this point in our assessment, we believe we will become Year 2000 compliant shortly after receiving the necessary upgrades, or patches, from certain vendors. We do not have a contingency plan. The costs associated with remediating our noncompliant IT systems and non-IT systems have not been material to date and we do not anticipate that such costs will be material in the future, although we cannot assure you that such costs will not be material.

   To the extent that our assessment is finalized without identifying any material noncompliant IT systems operated by us or by third parties, the most reasonably likely worst case Year 2000 scenario is a systematic failure beyond our control, such as a prolonged telecommunications or electrical failure. Such a failure could prevent us from operating our business, prevent users from accessing our Web site, or change the behavior of advertising consumers or persons accessing our Web site. We believe that the primary business risks, in the event of such failure, would include:

  . lost advertising revenues;
  . increased operating costs;
  . loss of consumers or persons accessing our Web site; and . claims of mismanagement, misinterpretation or breach of contract.

Any of these risks could have a material adverse effect on our business, results of operations and financial condition.

                                    BUSINESS

   This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in these forward-looking statements. Factors that may cause such a difference include, but are not limited to, those discussed in "Risk Factors."

   Autoweb.com is a leading consumer automotive Internet service. Our Web site and centralizes an extensive collection of automotive-related commerce, content and community offerings to assist consumers in researching, evaluating and buying new and pre-owned vehicles. In addition, our Web site enables consumers to conveniently purchase automotive-related products and services such as insurance and financing. Our Web site and purchase process are designed to provide consumers with dedicated customer care, choice and the means to execute their buying decisions through a process that we believe is faster, better and easier than traditional alternatives. We currently have a network of approximately 3,900 member dealers (where each franchise location for a particular vehicle manufacturer is defined as a member dealer) including approximately 1,200 pre-owned vehicle locations. In the fourth quarter of 1998, we delivered approximately 250,000 vehicle and vehicle-related purchase inquiries to member dealers and automotive-related vendors. We have developed a scalable business model characterized by multiple revenue sources and a leveragable online infrastructure.

Background

   The Market for Vehicles and Related Products and Services

   The global proliferation of cars and light trucks ("vehicles") and related products and services has served to make the automotive industry one of the largest in the world. The Polk Company, an automotive research firm, estimates that there were over 192 million registered vehicles in the United States as of December 31, 1997. The Wall Street Journal and CNW Marketing/Research, a market research firm, estimate that approximately 15 million new and 41 million pre-owned vehicles, respectively, were sold in the United States in 1997. Based on these figures, CNW Marketing/Research estimates that the new and pre-owned vehicle market exceeded $670 billion. A large market also exists for automotive-related products and services, such as insurance, financing, parts, repairs and accessories. According to A.M. Best, an insurance research firm, total automobile insurance premiums were expected to exceed $136 billion in 1998. In addition, the U.S. Federal Reserve Board estimates that the automotive consumer credit market totaled approximately $440 billion as of November 1998. Total sales for automotive parts, repairs, and accessories, as forecasted by the Automotive Parts and Accessories Association, are expected to exceed $156 billion in 1998. Combining these market size estimates results in a total United States market for vehicles and automotive-related products and services in excess of $1 trillion.

   Despite its size and impact, the new and pre-owned vehicle market suffers from an aging distribution infrastructure that is fragmented and inefficient for both consumers and dealers. Automotive News estimates that there are approximately 22,000 franchised dealerships (excluding independent dealerships) in the United States, representing about 49,000 franchises (a dealership selling Ford, Lincoln and Mercury vehicles would have three franchises). The unit sales of the top ten dealership groups, as reported by Automotive News, accounted for only about 4% of the approximately 31 million new and pre-owned vehicles that CNW Marketing/Research reports as having been sold by franchised dealerships in 1997. The recent consolidation of some major dealership groups has done little to reduce the considerable fragmentation in the industry, and no national dealer brand has emerged. We believe that a combination of the highly competitive dealership landscape and a salesperson compensation system based on sales dollar volume rather than sales unit volume has contributed to an unpleasant buying experience for consumers and a decline in profit margins for dealers. As a result, consumers often view dealerships as pressure-filled environments where they must make significant purchase decisions with incomplete information. Further, when purchasing pre-owned vehicles consumers find that each vehicle has a unique price, set of accessories, mileage, history of use and maintenance record. The higher profit contribution to the dealer from the sale of a pre-owned vehicle, as compared to that of a new vehicle, further increases the pressure for the dealer to complete a sale and often makes the process more difficult for the consumer. In addition, consumers historically have not had access to competitively-priced automotive-related products and services in a single centralized location.

   Growth of the Internet and E-Commerce

   The Internet has emerged as a global medium for communication, content delivery and e-commerce, and Internet use continues to increase rapidly. International Data Corporation ("IDC") estimates that the number of users worldwide with access to the Internet will increase from 97 million in 1998 to over 319 million in 2002, representing a compound annual growth rate of approximately 35%. As consumers have become increasingly adept at utilizing the Internet for evaluating and purchasing a wide variety of goods, the dollar volume of online commerce transactions has risen dramatically. IDC estimates that the volume of goods and services purchased over the Internet will increase from $32 billion in 1998 to $425 billion in 2002, representing a compound annual growth rate in excess of 90%.

   In addition to providing the basic medium for e-commerce, the Internet offers online retailers the opportunity to market and respond to consumer preferences and behavior directly. Jupiter Communications, Inc. estimates that the dollar volume of online advertising will increase from $1.9 billion in 1998 to $7.7 billion in 2002. Because the Internet offers "point-to-point" communications, online advertisers are able to present messages to specific, predetermined audiences and interact immediately with these targeted individuals. In this way, online retailers can target, measure and manage a broad consumer base rapidly and economically, while establishing and maintaining direct consumer relationships more easily. Consumers benefit from improved overall convenience, better information regarding available products and services, enhanced sales interactions and, often, more competitive pricing.

   The Online Automotive Opportunity

   We believe that, like participants in other industries, vehicle manufacturers and dealers and vendors of automotive-related products and services increasingly desire to use the Internet to improve consumer interaction, information management and sales. According to JD Power and Associates, 25% of new vehicle purchasers used the Internet to search for information or otherwise assist them with their purchases in 1998 and this figure is expected to increase to approximately 37% by the end of 2000. However, to avail themselves of the Internet opportunity, vehicle manufacturers, dealers and vendors of automotive-related products and services vendors must address the need for sophisticated Web site development and maintenance, increased demand for electronic consumer interaction and support, and integration of their Web sites with existing internal systems. For consumers, while the Internet substantially increases the amount of information available for researching and evaluating automotive purchasing decisions, this information is often not aggregated at a central, organized source. In addition, a large portion of this information is located on automotive manufacturers' own Web sites, which we believe frequently do not provide complete or unbiased content.

The Autoweb.com Solution

   Our Web site centralizes an extensive collection of automotive-related commerce, content and community offerings to assist consumers in researching, evaluating and buying new and pre-owned vehicles. In addition, our Web site enables consumers to conveniently purchase automotive-related products and services such as insurance and financing. Our Customer Care Center acts as an independent intermediary that provides personal attention to consumers, as they request it, throughout the vehicle purchasing experience. Our Web site and purchase process are designed to provide consumers with centralized information, choice and the means to execute their buying decisions through a process that we believe is faster, better and easier than traditional alternatives. We currently have a network of approximately 3,900 member dealers (where each franchise location for a particular vehicle manufacturer is defined as a member dealer) including approximately 1,200 pre-owned vehicle locations. In the fourth quarter of 1998, we delivered approximately 250,000 vehicle and related purchase inquiries to member dealers and automotive-related vendors. According to surveys we received in the fourth quarter of 1998, approximately 60% of all consumers who submitted a new vehicle purchase inquiry through our Web site purchased a vehicle from one of our member dealers or elsewhere within one month. Of these 60% who submitted a new vehicle purchase inquiry and purchased a vehicle within one month, approximately 40% of those who were contacted by a member dealer within 24 hours purchased a vehicle from one of our member dealers.

   Benefits to Consumers

   Convenient Purchase Process. Our Web site and purchase process provide an environment that can significantly reduce the traditional friction between dealers and consumers. Consumers can select new or pre-owned vehicles conveniently in the privacy of their home or office. Our service allows consumers to submit each purchase inquiry to up to two member dealers in a geographic area. Member dealers have agreed to respond to consumers within 24 hours of receiving purchase inquiries. We have designed our process to insulate consumers from unpleasant price negotiations by requiring our member dealers to provide a competitive, firm, upfront price to consumers. We certify and support member dealers in order to provide a better experience to consumers.

   Informed Purchase Decision. Consumers obtain online access to a wide range of comprehensive, up-to-date information about vehicle models, options and dealer costs at no charge. Information such as vehicle specifications, Kelley Blue Book pre-owned vehicle values and reviews from New Car Test Drive are collected in a centralized location, providing consumers with an objective, convenient means to make informed purchase decisions.

   Availability of Automotive-Related Products and Services. Traditionally, consumers have been dependent on dealers and third-party vendors for automotive-related products and services, such as financing, insurance and repair services. Our Web site offers consumers convenient access to a wide range of these services before and after the purchase of a vehicle. We believe that providing a variety of service offerings in a single location improves a consumer's ability to make an automotive purchase decision and enhances consumers' satisfaction with our service.

   Dedicated Customer Care Center. The Autoweb.com Customer Care Center acts as an independent intermediary providing personal attention to consumers, as they request it, throughout the purchase process. We monitor the purchase process to ensure that consumers receive timely and appropriate responses from our member dealers and other automotive-related vendors. We believe that this ongoing involvement in the process substantially increases consumer satisfaction.

   Online Automotive-Related Community. Our Web site serves as an online community where consumers can come to inquire, participate in message-board discussions and learn about a wide variety of topics related to the automotive world.

   Benefits to Member Dealers

   Performance-Based Program. Autoweb.com has designed a "pay for performance" model to provide member dealers with a cost-effective pricing structure for receiving consumer purchase inquiries. Unlike subscription models, where dealers pay a flat monthly fee regardless of performance, we charge member dealers only when we provide a qualified purchase inquiry to them. Our program also is non-exclusive and therefore does not prevent member dealers from generating sales leads through other online sources. In addition, our program permits member dealers to customize the geographic radius from which they receive purchase inquiries, based on their evaluation of which purchase inquiries will be most likely to result in vehicle sales.

   Efficient Marketing and Sales Process. Autoweb.com provides member dealers with incremental revenues and, according to our surveys, a reduction in their average advertising cost per vehicle. By joining our member dealer network, member dealers gain access to a large number of purchase-minded consumers who have, in many instances, already chosen the vehicle they wish to purchase. As a result, member dealers can complete the sales process more quickly and efficiently, potentially enabling them over time to reduce their labor and overhead costs.

   Improved Consumer Interaction. Autoweb.com's Dealer Development and Support Group instructs and supports member dealers regarding the Autoweb.com purchase process. Our certification program is designed to enhance customer satisfaction and increase member dealer sales. In addition, the Autoweb.com Customer Care Center serves as an extension of each member dealer's sales process, helping to facilitate consumer satisfaction by monitoring the progress of consumer purchase inquiries and facilitating timely and appropriate responses. By enhancing the consumer buying experience, we believe that we also help member dealers generate ongoing consumer loyalty.

   Competitive Advantage in Local Marketplace. Autoweb.com member dealers generally have limited exclusive territories. Our program allows member dealers to exclude up to three franchises of the same vehicle make within their selected radius, up to a maximum of 50 miles. This limited exclusive territory offers member dealers a competitive advantage in those areas by enabling them to exclude their most significant local competition while still providing consumers with choices.

   Benefits to Others

   Vehicle Manufacturers. Autoweb.com provides vehicle manufacturers with access to a large number of purchase-minded consumers from an attractive demographic base. Using the targeted nature of Internet advertising, manufacturers can advertise their brand image effectively to specific subsets of Autoweb.com consumers. Furthermore, vehicle manufacturers can deliver advertisements to consumers who are researching vehicles of direct competitors, thereby increasing the likelihood of influencing their purchase decisions.

   Automotive-Related Vendors. We provide automotive-related vendors with access to a large number of purchase-minded consumers in the process of researching vehicles and automotive-related products and services. In many instances, consumers seeking to purchase a vehicle also require insurance, financing, a roadside assistance program or other related services. Consumers seeking automotive information are also often interested in or specifically researching competitive providers for their current automotive-related services. Automotive-related vendors can advertise to these consumers or integrate their product with our Web site. This provides vendors with a competitive advantage and an opportunity to gain market share in the online automotive services market.

Strategy

   Our objective is to be the leading consumer automotive Internet service. Key elements of our strategy include:

   Leverage Operating Efficiencies. We have developed a scalable business model characterized by multiple revenue sources and a leveragable online infrastructure. Unlike a subscription-based model, our performance-based pricing model results in increased revenue as more consumers make purchase inquiries. Further, as we expand our range of service offerings, we can generate greater revenue per visitor. We believe our Internet-based model can support a significant increase in visitor traffic without a corresponding increase in operating expenses. We intend to pursue these operating efficiencies by continued cost-effective advertising to increase visitor traffic to our Web site.

   Increase Brand Awareness. We believe that building awareness of the Autoweb.com brand is critical in our effort to be the leading consumer automotive Internet service. To date, we have focused our consumer marketing efforts primarily on online advertising on selected high traffic Web sites. We currently have marketing arrangements with America Online, Netscape Communications, Yahoo! and CNET's Search.com. Our strategy is to increase our brand awareness further through continued online advertising, as well as through advertising in traditional media, such as newspaper, radio and television, ongoing public relations efforts and expanded affiliate arrangements.

   Increase Consumer Traffic. As part of our efforts to increase our consumer traffic, we intend to continue to focus our online advertising on a variety of high traffic and specialty Web sites. In addition, in order to expand our reach on the Internet, we launched the Autoweb.com Affiliates Program in the second quarter of 1998. Under this program, affiliated Web sites are paid a fee to provide us with purchase inquiries. We currently have revenue-sharing arrangements with companies such as Ameritech, America Online's Digital City, Car and Driver and USA Today as a result of purchase inquiries submitted by consumers through links between our Web site and the other company's Web site. We intend to expand our revenue-sharing and affiliate programs with other selected Web sites in an effort to drive additional consumer traffic to our Web site.

   Enhance and Broaden Content Offerings. We work with leading automotive content providers, such as New Car Test Drive, Pep Boys and Kelley Blue Book, to provide consumers with expert advice and information on our Web site. We intend to improve the presentation and integration of our content and deploy new versions of our Web site, thereby further establishing ourselves as a comprehensive independent destination for automotive information and encouraging repeat consumer visits. Additionally, we intend to broaden the resources available to consumers by developing relationships with other leading automotive content providers.

   Deliver Additional Service Offerings. We intend to leverage our brand name and online infrastructure by expanding the range of services that we provide to consumers, member dealers and other third-party vendors. For example, we anticipate offering consumers additional service offerings such as service reminders, service appointment scheduling and expanded financing options. We also intend to provide manufacturers with additional services such as general consumer preference and behavior information derived from our consumer database.

   Expand and Enhance Member Dealer Network. We believe that expanding the size and enhancing the quality of our member dealer network is critical to our success. Our objective is to have at least one member dealer of each make within a reasonable driving distance of every consumer in the United States, with most consumers given a choice of several dealers within a given geography. We currently are offering our service in Canada and intend to expand our Canadian member dealer network. Further, we intend to expand our member dealer certification programs to continue to improve the quality of the consumer service that they offer. For example, our Dealer Development and Support Group evaluates member dealers, identifies "best practices" among them and disseminates those practices across our entire member dealer network.

   Encourage Loyalty Through Our Online Community. We believe that, by creating an online automotive community that is attractive to consumers, we can encourage repeat consumer visits, expand traffic through word-of-mouth referrals and provide a differentiated competitive advantage to our member dealers and automotive-related vendors. Our AutoTalk message board service provides a forum for automobile enthusiasts to discuss topics of mutual interest. In addition, we recently introduced our Blow Your Horn! service, which provides consumers with the opportunity to respond to online surveys. We intend to expand our community offerings through internal development as well as strategic relationships.

Services

   We currently offer the following services on our Web site.

                                CONSUMER SERVICES
-------------------------------------------------------------------------------
               Name of Service                          Description
-------------------------------------------------------------------------------
                                     Commerce
-------------------------------------------------------------------------------
  Autoweb.com New Vehicle Program           . Buy a new vehicle from our
                                              network of certified member
                                              dealers
  Autoweb.com Pre-Owned Vehicle Program     . Buy a vehicle listed in our
                                              database of pre-owned inventory,
                                              either from one of our member
                                              dealers or from another consumer
                                            . List a pre-owned vehicle for sale
  Autoweb.com Vehicle Insurance             . Obtain insurance quotes from
                                              State Farm Insurance
  Autoweb.com Vehicle Financing             . Arrange to finance your vehicle
                                              with State Farm
  Autoweb.com Accessories                   . Obtain accessories from
                                              Autoaccessory.com
  Autoweb.com Roadside Rescue               . Join our emergency assistance,
                                              towing and trip planning program
  Autoweb.com Credit Reports                . Purchase a personal credit report
-------------------------------------------------------------------------------
                                     Content
-------------------------------------------------------------------------------
  Autoweb.com New Car Showroom              . Obtain new vehicle specifications
                                              (MSRP and invoice pricing,
                                              performance, interior comfort,
                                              safety, warranties, engine,
                                              dimensions, wheel and suspension)
                                              and photographs
  Autoweb.com Pre-Owned Vehicle Prices      . Obtain Kelley Blue Book pre-owned
                                              vehicle values
  Autoweb.com Test Drive Reviews            . Obtain reviews from New Car Test
                                              Drive
  Autoweb.com Tips & Hints                  . Obtain automotive tips and hints
                                              provided by Pep Boys
  Autoweb.com Recalls & Service Bulletins   . Obtain engine recall information
                                              and technical service bulletins
  Autoweb.com Member Dealer Pages           . Obtain directions, contact
                                              information and operating hours
  Autoweb.com Loan Calculator               . Calculate your loan payments
-------------------------------------------------------------------------------
                                    Community
-------------------------------------------------------------------------------
  Autoweb.com AutoTalk                      . Consumer automotive message board
                                              discussion forums
  Autoweb.com Blow Your Horn!               . Cast your vote on automotive-
                                              related issues
  Autoweb.com Customer Care Center          . Interact with our Customer Care
                                              Center specialists
  Autoweb.com Auto Notify                   . Receive automatic notification
                                              when a specified pre-owned
                                              vehicle is located
  Autoweb.com Canada                        . Visit our Canadian version with
                                              member dealers, price and
                                              specifications exclusive to
                                              Canada

   Commerce Services

   New Vehicle Program. Consumers wishing to purchase a new vehicle first complete a purchase inquiry through our Web site. They specify the desired vehicle make, model and options on the purchase inquiry and provide their contact information, including name, telephone number and e-mail address. Member dealers agree to respond to consumers within 24 hours of receipt of a purchase inquiry. Member dealer representatives explain the Autoweb.com vehicle purchase process and answer consumers' questions about the vehicle or the Autoweb.com purchase process. In addition, our contracts require member dealers to designate a contact person and to give a competitive, firm quote to consumers during their initial communication. If the quote is acceptable, the consumer can visit the showroom to finalize the purchase or the member dealer, in some cases, can deliver the vehicle directly to the consumer and complete the necessary documentation upon delivery. The Autoweb.com purchase process is provided to consumers without charge; only member dealers pay a fee.

   To monitor the process and ensure that our member dealers provide consumers with high quality customer service, we created the Autoweb.com Customer Care Center. The Autoweb.com Customer Care Center serves as an extension of each member dealer's sales process, helping to facilitate consumer satisfaction by monitoring the progress of consumer purchase inquiries and facilitating timely and appropriate responses. On the day that a purchase inquiry is submitted, the Autoweb.com Customer Care Center contacts the consumer by e-mail to:

  .  thank the consumer for using Autoweb.com;

  . assure the consumer that the purchase inquiry has been forwarded to the chosen member dealer(s);

  .  summarize the Autoweb.com purchase process;

  . provide the name of the designated contact person(s) at the member dealer(s); and

  . provide an e-mail address at Autoweb.com for the submission of questions and concerns.

   We contact the consumer again within the next 48 hours to determine if the process is being followed. Two weeks after each purchase inquiry is submitted, the Autoweb.com Customer Care Center sends the consumer an electronic survey concerning the process and the Autoweb.com experience. The results of this survey are summarized, evaluated by our management and made available to member dealers so that they can monitor their success.

   We allow member dealers to create limited exclusive territories by excluding up to three franchises of the same vehicle make within their selected radius, up to 50 miles. We believe the exclusive territories are sufficiently limited to ensure that, once the member dealer network is complete, consumers will always be within a reasonable driving distance of at least one Autoweb.com member dealer.

   Prospective member dealers are informed of our consumers' value expectations, as well as our sales standards and certification process. The Autoweb.com Dealer Development and Support Group educates member dealers on the Autoweb.com purchase program. For example, our member dealer certification team evaluates member dealers, identifies "best practices" among them and disseminates those practices across our entire member dealer network. We intend to expand the Autoweb.com Dealer Development and Support Group to continue to improve the quality of services offered by our member dealers to our consumers. We believe this program improves consumer satisfaction by making the vehicle buying process faster, better and easier and improves member dealer satisfaction by increasing their closing rate and consumer loyalty. We use sales standards and sales satisfaction metrics from our electronic surveys to monitor our member dealers and assure high quality customer service. Member dealers that consistently fail to satisfy the agreed-upon standards are terminated if additional training proves unsuccessful. To date, the number of such terminations has not been significant.

   In February 1998, we introduced a new "pay for performance" pricing model. Under this pricing model, member dealers pay a fee for each qualified purchase inquiry that includes a specific desired vehicle, as well as a valid name and phone number or e-mail address. In addition, member dealers identify a radius, generally between 15 and 50 miles as measured between the centers of the member dealer's and the consumer's zip codes, from which to receive inquiries. In this way, we believe member dealers can accurately target their potential customers and pay only for what they deem to be qualified, high potential leads.

   Prior to the introduction of the "pay for performance" pricing model, we used a fixed-rate, subscription-based model. We believe this model proved unsuccessful for the following reasons:

  . The number of purchase inquiries provided to each dealer varied considerably and thus did not correlate with the cost of our service to the member dealer. This resulted in member dealers in areas that received comparatively few purchase inquiries, such as member dealers in rural areas or areas in which use of the Internet was less widespread, paying us the same fee as member dealers that received a far greater number of purchase inquiries.

  . Because the cost of our service was fixed regardless of the number of purchase inquiries delivered, many member dealers responded only to the purchase inquiries that appeared to be the most likely to result in an eventual sale. Under the "pay for performance" pricing model, in which the member dealer must pay for each qualified purchase inquiry that it receives, the member dealer has an incentive to perform in accordance with the Autoweb.com purchase process and respond to each purchase inquiry.

   Pre-Owned Vehicle Program. Consumers wishing to purchase a pre-owned vehicle from Autoweb.com's member dealers or from private sellers initiate a process similar to that for purchasing new vehicles. However, unlike a new vehicle, which can be obtained from numerous dealers, pre-owned vehicles have unique colors, options, mileage and maintenance records. Consumers can search our pre-owned vehicle database by specifying desired mileage, distance to a member dealer and make, model and price of vehicle. Consumers then automatically receive the search results indicating whether the vehicle is available through a member dealer or private seller, and a detailed description of the pre-owned vehicle, including mileage, equipment and, if available, a photograph. If a consumer's search is successful, the consumer may complete a purchase inquiry that we forward by e-mail or fax to the appropriate member dealer or private seller. If the type of vehicle a consumer desires is not available at the time of the request, the consumer can specify the make, model and age of the vehicle that they are seeking and request notification by e-mail when a vehicle matching the requirements of the purchase inquiry becomes available. Upon receiving notification, a consumer can then complete a purchase inquiry. Our Customer Care Center also supports consumers in the pre-owned vehicle buying process.

   Member dealers participating in the Pre-Owned Vehicle Program are bound to the same process and customer service standards as member dealers in the Autoweb.com New Vehicle Program. Unlike the New Vehicle Program, however, we do not allow member dealers to exclude other dealers within their selected radius. We believe that each pre-owned vehicle is unique, and, as a result, exclusive territories unduly restrict consumer selection without a corresponding advantage to the member dealers.

   The Pre-Owned Vehicle Program utilizes the same "pay for performance" pricing model as the New Vehicle Program. Member dealers pay a fee for each qualified purchase inquiry. Typically, however, member dealers specify a greater radius from which to receive inquiries about pre-owned vehicles than they do for new vehicles, due to the unique nature of each pre-owned vehicle. Our Pre-Owned Vehicle Program also enables private sellers, for a fee, to list their pre-owned vehicles by putting a description and optional photograph in our database of pre-owned vehicles. If the private seller is dissatisfied with our service, we will refund the fee.

   Vehicle Insurance. We believe the sale of vehicle insurance is an important extension to our vehicle purchase process. State Farm has the exclusive right to market their insurance services and provide consumers with insurance quotes on our Web site until June 1999.

   Vehicle Financing. A natural extension of our vehicle purchase service is to aid consumers, regardless of their credit profiles, in obtaining vehicle financing. To provide a comprehensive financing service offering to our consumers, we have entered into an agreement under which State Farm Bank will offer prime and sub-prime vehicle financing to consumers in the United States on an exclusive basis through January 2000.

   Advertising. Advertisers can purchase targeted banner advertising offering automotive products and services related to the consumers' activities on our Web site. In particular, using the interactive nature of online advertising, we can reach this highly targeted audience at the time manufacturers most want to promote, influence and maintain brand image and awareness.

   Other. We provide consumers with the opportunity to purchase Autoweb.com Roadside Rescue through our agreement with Continental Car Club, the largest supplier of roadside assistance to dealers and lenders in the United States. We intend to expand existing services and include additional automotive-related services in order to provide consumers with a single online source to meet all of their automotive needs. Planned services include a service to facilitate the scheduling of vehicle service appointments, a personal valet system that provides an electronic notification or reminder to vehicle owners of important vehicle-ownership milestones and dates, and a new parts and improved accessories service to bring additional convenience to consumers.

   Content Services

   Our Web site's New Vehicle Showroom, in addition to offering photographs of listed vehicles, provides consumers with comprehensive new vehicle specifications, including MSRP and invoice pricing, performance, interior comfort, safety, warranties, engine, dimensions and wheel and suspension information. Our Web site also contains supplementary expert advice and information from leading automotive content providers, such as Kelley Blue Book, New Car Test Drive and Pep Boys. In addition, we provide recall information from 1963 to the present as well as a loan calculator to enable consumers to calculate their potential loan payments. We provide consumers with directions to our member dealers and list their contact information and hours of operation.

   Community Services

   We believe that, by creating an online automotive community that is attractive to consumers, we can encourage repeat consumer visits, expand traffic through word-of-mouth referrals and provide a competitive advantage to our member dealers and automotive-related vendors. We believe that we are the only online vehicle purchasing service that provides a forum for automobile enthusiasts to discuss topics of mutual interest. This forum, AutoTalk, is provided to consumers at no charge. Our Web site also contains a polling feature called Blow Your Horn! that enables visitors to respond to online questions and view survey results and comments. We believe that AutoTalk and Blow Your Horn! could become popular places to advertise goods and services. We intend to add an e-mail based service to remind consumers of license renewal dates, smog test appointments and other service requirements. We also intend to create "membership" benefits that will motivate consumers to return to our Web site.

Sales

   Sales to Dealers. We believe that the size and quality of our member dealer network is critical to our success. Our sales force seeks to ensure that our member dealer network provides coverage such that consumers are always within a reasonable driving distance of at least one member dealer. Our regional specialists analyze purchase inquiries from areas not currently covered by our member dealer network and target dealers within these areas to join our program. Dealers are chosen based on their ability to meet this unsatisfied demand and their agreement to adhere to the Autoweb.com purchase process. Regional Sales Managers are compensated based on building successful, long-term dealer relationships. We offer member dealers a source of incremental sales and also ongoing information to increase future sales. We believe that this is critical to dealers faced with the prospect of unprecedented industry change and that it greatly increases our value to these dealers. The activities of our sales force are primarily conducted over the telephone from our headquarters in Santa Clara, California. The same sales force is responsible for both the New and Pre-owned Vehicle Programs, since our pre-owned vehicle program is also primarily targeted to franchised dealers, as opposed to independent dealers.

   Sales to Vehicle Manufacturers and Automotive-Related Vendors. The Autoweb.com Business Development Group is responsible for expanding our commerce services in the vehicle and automotive-related markets. Vendors are selected based on their ability to provide quality services online that enhance our value to consumers. The Autoweb.com Business Development Group is focused on expanding existing service categories and adding new consumer categories.

   Sales to Advertisers. Our advertising sales effort is primarily targeted to vehicle manufacturers and automotive-related mass market consumer vendors. Campaign specifications are typically negotiated with the advertising agency or directly with the manufacturer or automotive-related vendor.

Marketing

   Our marketing strategy includes the following key points:

   Build Our Brand. To date, we have focused almost exclusively on online promotions, press releases to a broad range of consumer and trade publications, and consumer promotion events to increase consumer traffic to our Web site. In addition, our regular advertising in the leading automotive trade publications has helped to build dealer brand awareness. However, over the longer term, we believe that we will need to increase the use of traditional broad-based media such as television, radio and newspapers in order to build our brand loyalty among consumers, dealers, advertisers and automotive-related vendors.

   Spend Efficiently on Advertising. Broad consumer interest in the automotive category allows us to use a versatile advertising strategy. As a result, we have been able to build our brand effectively through the efficient use of online advertising, including high profile, high traffic Web sites such as America Online, Yahoo!, Netscape Communications and CNET's Search.com.

   Increase Revenue Per Visitor. To increase revenue per visitor, we must enhance and expand the content and increase the services available on our Web site. We intend to add products and services to address additional steps in the car ownership cycle.

   Develop Strategic Relationships. In addition to our advertisements, we have created revenue-sharing relationships with brand leaders such as America Online's Digital City, Ameritech, Car and Driver and USA Today. We intend to continue to develop strategic relationships that will provide not only brand exposure but also valuable content for our Web site.

   Expand the Autoweb.com Affiliates Program. The Autoweb.com Affiliates Program allows other Web sites to link with the Autoweb.com Web site. The affiliates receive a commission for each new or pre-owned vehicle purchase inquiry or classified ad delivered. This program generates brand awareness and revenue for a very low relative cost. We intend to expand this program in the future.

Support Services

   Our Dealer Development and Support Group certifies that our member dealers adopt the Autoweb.com purchase process and maintains communication with each member dealer contact in order to seek to ensure a convenient, efficient purchasing process for our consumers and member dealers. We make available detailed monthly activity summaries for each member dealer that include the total number of purchase inquiries and the results of consumer surveys. Our Dealer Development and Support Group develops and presents formal training and regional workshops, and produces and disseminates training tapes and regular updates to our training manuals.

Technology

   We believe that we have built a robust, scalable user interface and transaction processing system that is designed around industry standard architectures and internally-developed proprietary software. Our system maintains operational data records regarding franchised dealers, including billing information, pre-owned vehicle listings and new and pre-owned vehicle purchase inquiries. Our system also handles all other aspects of the new and pre-owned vehicle buying process, including submitting e-mail and facsimile copies to member dealers and submitting insurance and finance inquiries, as well as other inquiries and information, to various vendors. Furthermore, the system sends a daily list that matches pre-owned vehicles to those registered.

   We have an online system available for member dealers, advertisers and vendors to access relevant information. For example, member dealers can access Autoweb.com's extranet to manage their pre-owned car inventory by adding, modifying or updating their listings, as well as uploading pictures of pre-owned cars. Member dealers can view their customer information and generate reports based on their customers' survey responses. Autoweb.com affiliates can also use our extranet to view activity summaries of their account.

   The Autoweb.com service provides 24 hour a day, seven day a week availability, subject to occasional short maintenance periods and power outages. Our system hardware is hosted at our facility in Santa Clara, California, which is equipped with redundant communications lines and emergency power backup. Our network is protected by a firewall by Checkpoint. Our system consists of Dell and Micron database servers running Microsoft SQL Server and a suite of Pentium-based Microsoft Internet servers running on the Windows NT operating system. Our Internet servers also utilize VeriSign, Inc. digital certificates for authentication. We use a load balancing system and our own redundant servers for our banner ad delivery. We use Allaire Cold Fusion for most of our Web application development and delivery.

   We incurred $57,000, $325,000 and $586,000 in product development expenses in 1996, 1997 and 1998, respectively. We anticipate that we will increase resources for product development in the future as we add new features and functionality to the Autoweb.com Web site.

Competition

   The market for the purchase of vehicles and automotive-related products and services is intensely competitive, and we expect competition to increase significantly, particularly on the Internet. Barriers to entry on the Internet are relatively low, and we may face competitive pressures from numerous companies. Currently, we believe our most significant competitors are Microsoft's CarPoint and Autobytel.com. There are also a number of Web sites that offer vehicles, particularly vehicle manufacturers' own Web sites and sites for electronic classifieds, as well as vehicle-related products and services. In addition, there are numerous Web sites that offer vehicle information and other content, as well as community offerings, directly to the vehicle buying consumer generally or to targeted audiences such as car collectors. We could face competition in the future from vehicle manufacturers, large dealer groups or traditional media companies, such as newspaper, television and radio companies, many of which currently operate a Web site. In addition to direct competitors, we also compete indirectly with vehicle brokerage firms, discount warehouse clubs and automobile clubs. Several auction Web sites have also recently announced their intention to auction vehicles on the Internet.

   We believe that the principal competitive factors in attracting consumers to our Web site are:

  . a positive vehicle purchasing experience for the consumer;
  . brand awareness and loyalty;
  . breadth of selections;
  . ease of use;
  . having adequate geographic coverage of member dealers;
  . Web site functionality, responsiveness and information; and . quality of content, other service offerings and customer service.

   We believe that the principal competitive factors in attracting member dealers, other automotive-related vendors and advertisers include:

  . the volume of our Web site traffic;
  . our brand awareness and loyalty;

  . the demographics of our consumers;
  . the cost effectiveness of purchase inquiries we deliver; and . the cost effectiveness of advertising on our Web site.

   Many of our existing and potential competitors have longer operating histories in the Internet market, greater name recognition, larger consumer bases and significantly greater financial, technical and marketing resources than we do. These competitors may be able to undertake more extensive marketing campaigns for their brand, products and services, adopt more aggressive pricing policies or make more attractive offers to potential employees. Furthermore, our existing and potential competitors may develop offerings that equal or exceed the quality of our offerings, or that achieve greater market acceptance, than ours. We cannot assure you that we will be able to compete successfully against our current or future competitors or that competition will not have a material adverse effect on our business, results of operations and financial condition.

   Additionally, the e-commerce market is new and rapidly evolving, and we expect competition among e-commerce companies to increase significantly. Our ability to generate revenues from any of our present or future automotive-related vendors may be adversely affected by competition among any such vendor and other Internet retailers.

   We cannot assure you that Web sites maintained by our existing and potential competitors will not be perceived by consumers, vehicle dealers, other potential automotive-related vendors or content providers, or advertisers as being superior to ours. We also cannot assure you that we will be able to increase our Web site traffic levels, purchase inquiries and click-throughs or that competitors will not experience greater growth in these areas than we do.

Intellectual Property, Proprietary Rights and Licenses

   We regard substantial elements of our Web site and underlying technology as proprietary and attempt to protect them by relying on trademark, service mark, copyright and trade secret laws, restrictions on disclosure and transferring title and other methods. We also generally enter into confidentiality agreements with our employees and consultants and with third parties in connection with our license agreements. Such confidentiality agreements generally seek to control access to, and distribution of, our technology, documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our proprietary information without authorization or to develop similar technology independently. Although we have not conducted any comprehensive searches, we are aware that the name "Autoweb" is already in use in several regions in the United States and in Australia. Due to our resource constraints and the perceived priority of this issue, we have not yet researched the effect of the use of the name "Autoweb" by other companies on our trademark or the impact of this use on our ability to obtain the mark in other countries. As a result, we cannot guarantee that we will be able to continue to use the name "Autoweb" in the future. If in the future we are required to change our name and adopt a new trademark, we would incur significant expenses related to marketing a replacement trademark, and such a change would likely have a materially adverse effect on our business. Further, even if the mark is available, effective trademark, service mark, copyright and trade secret protection may not be available in every country in which our services are distributed or made available through the Internet, and policing unauthorized use of our proprietary information may be difficult or expensive.

   Legal standards relating to the validity, enforceability and scope of protection of certain proprietary rights in Internet-related businesses are uncertain and still evolving, and we can give no assurance regarding the future viability or value of any of our proprietary rights. We also cannot assure you that the steps that we have taken will prevent misappropriation or infringement of our proprietary information, which could have a material adverse effect on our business, results of operations and financial condition.

   Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or trademarks or to determine the validity and scope of the proprietary rights of others. Such litigation might result in substantial costs and diversion of resources and management attention. Furthermore, our business activities may infringe upon the proprietary rights of others and other parties may assert infringement claims against us, including claims that arise from directly or indirectly providing hyperlink text links to Web sites operated by third parties. Moreover, from time to time, we may be subject to claims of alleged infringement by us or our member dealers of the trademarks, service marks and other intellectual property rights of third parties. Such claims and any resultant litigation, should it occur, might subject us to significant liability for damages, might result in invalidation of our proprietary rights and, even if not meritorious, could result in substantial costs and diversion of resources and management attention and have a material adverse effect on our business, results of operations and financial condition.

   We currently license from third parties certain technologies and information incorporated into our Web site. As we continue to introduce new services that incorporate new technologies and information, we may be required to license additional technology and information from others. We cannot assure you that these third-party technology and information licenses will continue to be available to us on commercially reasonable terms, if at all. Additionally, we cannot assure you that the third parties from which we currently license our technology and information will be able to defend their proprietary rights successfully against claims of infringement. Any failure to obtain any of these technology and information licenses could result in delays or reductions in the introduction of new features, functions or services. It could also adversely affect the performance of our existing services until equivalent technology or information can be identified, obtained and integrated.

Privacy Policy

   We believe that issues relating to privacy and use of personal information relating to Internet users are becoming increasingly important as the Internet and its commercial use increase. We have adopted a privacy policy concerning how we use information about our consumer visitors and the extent to which others may have access to this information. We do not sell or rent any personally identifiable information about our consumer visits to any third party, although we may consider doing so in the future. We do use information about our consumer visits for internal purposes in order to improve marketing and promotional efforts, to analyze Web site usage statistically and to improve content, product offerings and Web site layout.

Government Regulation

   There are numerous state laws regarding the sale of vehicles. In addition, government authorities may take the position that state or federal franchise laws, vehicle brokerage laws, insurance licensing laws, motor vehicle dealer laws or related consumer protection or product liability laws apply to aspects of our business. As we introduce new services and expand our operations to other countries, we will need to comply with additional licensing and regulatory requirements.

   We believe that neither our relationship with our member dealers nor our member dealer subscription agreements constitute "franchises" under state or federal franchise laws and that we are not subject to the coverage of state motor vehicle dealer licensing laws. However, if our relationship or written agreement with our member dealers were found to be a "franchise" under federal or state franchise laws, we could be subjected to other regulations, such as franchise disclosure, registration requirements and limitations on our ability to effect changes in our relationships with our member dealers.

   We also believe that our service does not qualify as an vehicle brokerage activity and therefore state broker licensing requirements do not apply to us. In May 1998, however, the Texas Department of Transportation notified us that, in their opinion, our performance-based pricing model is illegal, because it makes us a broker under Texas law. They have taken the position that the fee paid to us by member dealers for each qualified purchase inquiry is equivalent to a finder's or broker's fee and that we are arranging for two persons to meet and enter into a transaction that involves the sale of a motor vehicle. We currently intend to challenge this decision and have engaged counsel to advise us in this matter. We presently intend to have a member of the Texas legislature seek an Attorney General's opinion that the operation of a Web site in the manner that we operate does not constitute us as a "broker" under the Texas Motor Vehicle Code. However, if we are not successful in challenging this decision, we not only may have to pay significant fines, but also will have either to cease doing business in Texas or to change our pricing model for member dealers in Texas from performance-based to subscription-based. In the event that a state determines that we are acting as a broker, we may be required to comply with burdensome licensing requirements or terminate our operations in that state. In each case, our business, results of operations and financial condition could be materially and adversely affected.

   State regulatory requirements may also include us within an industry-specific regulatory scheme, such as the vehicle insurance or vehicle financing industries. In the event that individual states' regulatory requirements change or additional requirements are imposed on us, we may be required to modify aspects of our business in those states in a manner that might undermine the attractiveness of the Autoweb.com purchase process to consumers, member dealers, automotive-related vendors or advertisers or require us to terminate operations in that state, either of which could have a material adverse effect on our business, results of operations and financial condition.

   A number of legislative and regulatory proposals under consideration by federal, state, local and foreign governmental organizations may lead to laws or regulations concerning various aspects of the Internet, including, but not limited to, online content, user privacy, taxation, access charges, liability for third-party activities and jurisdiction. Additionally, it is uncertain as to how existing laws will be applied to the Internet. The adoption of new laws or the application of existing laws may decrease the growth in the use of the Internet, which could in turn decrease the demand for our services, increase our cost of doing business or otherwise have a material adverse effect on our business, results of operations and financial condition.

   The tax treatment of the Internet and e-commerce is currently unsettled. A number of proposals have been made at the federal, state and local level and by certain foreign governments that could impose taxes on the sale of goods and services and certain other Internet activities. Recently, the Internet Tax Information Act was signed into law placing a three-year moratorium on new state and local taxes on Internet commerce. However, we cannot assure you that future laws imposing taxes or other regulations on commerce over the Internet would not substantially impair the growth of e-commerce and as a result have a material adverse effect on our business, results of operations and financial condition.

   Certain local telephone carriers have asserted that the increasing popularity and use of the Internet has burdened the existing telecommunications infrastructure, and that many areas with high Internet use have begun to experience interruptions in telephone service. These carriers have petitioned the Federal Communications Commission to impose access fees on Internet service providers and online service providers. If such access fees are imposed, the costs of communicating on the Internet could increase substantially, potentially slowing the increasing use of the Internet, which could in turn decrease demand for our services or increase our cost of doing business, and thus have a material adverse effect on our business, results of operations and financial condition.

Employees

   As of December 31, 1998, we had 81 employees, including 43 in sales and marketing, 17 in product development, and 21 in general and administration. We consider our relations with our employees to be good. We have never had a work stoppage, and no employees are represented under collective bargaining agreements. We believe that our future success will depend in part on our continued ability to attract, integrate, retain and motivate highly qualified personnel, and upon the continued service of our senior management and key technical personnel. Other than as described in "Management--Employment and Severance Agreements," none of these individuals is bound by an employment agreement. Competition for qualified personnel in our industry and geographical location is intense, and we cannot assure you that we will be successful in attracting, integrating, retaining and motivating a sufficient number of qualified personnel to conduct our business in the future.

Facilities

   Our principal administrative, marketing and product development facilities are located in approximately 23,880 square feet of office space in Santa Clara, California. The lease for this space expires on October 31, 2002 and does not provide for a renewal option. We believe that this space will be adequate to meet our needs for the foreseeable future.

                                   MANAGEMENT

Executive Officers and Directors

   The following table sets forth certain information regarding our executive officers and directors.

 Name                     Age Position
 ----                     --- --------
 Dean A. DeBiase......... 40  President, Chief Executive Officer and a Director

 Farhang Zamani.......... 34  Chairman and Secretary

 Samuel M. Hedgpeth III.. 52  Vice President, Finance and Administration,
                               Treasurer and
                               Chief Financial Officer

 Gordon H. Kass.......... 44  Chief Technology Officer

 Payam Zamani............ 28  Executive Vice President and a Director

 Garrett R. Mullins...... 41  Senior Vice President, Sales and Member Services
 Catherine Y. Gordon..... 48  Vice President, Product Management

 David L. Greene......... 40  Vice President, Dealer Operations
 Michele Hickford........ 41  Vice President, Marketing
 Robert M. Shapiro....... 53  Vice President, Business Development and
                              Advertising Sales
 Mark N. Diker(1)........ 32  Director

 Jay C. Hoag(1).......... 40  Director

 Mark R. Ross(1)......... 53  Director

 Peter S. Sealey......... 58  Director

---------------------
(1) Member of the Compensation Committee and the Audit Committee.

   Dean A. DeBiase has served as President, Chief Executive Officer and a director of Autoweb.com since December 1998. From March 1998 to December 1998, he was the President of Start-Up-Partners, an Internet consulting company, where he served as interim Chief Executive Officer and director of CatchTV, a television/Web advertising and programming company. From January 1995 to March 1998, Mr. DeBiase was the President, Chief Executive Officer and a director of Worldplay Entertainment, an online games and community company, which was a wholly-owned subsidiary of America Online. From September 1993 to January 1995, he was Vice President of Marketing of Zenith Electronics and Senior Vice President of its Network Systems Division. Mr. DeBiase received a Bachelor of Science degree in marketing from Northern Illinois University and a Masters in Business Administration degree from the Keller Graduate School of Management.

   Farhang Zamani is a co-founder of Autoweb.com and a brother of co-founder Payam Zamani. He has been a director of Autoweb.com since October 1995 and has served as Chairman since October 1995. He also served as Chief Technology Officer of Autoweb.com from September 1998 to February 1999 and as President and Chief Executive Officer from October 1995 to September 1998. From January 1993 to November 1995, Mr. Zamani held various positions with Microsoft, including software engineer in the Microsoft Office Group. Mr. Zamani received a Bachelor of Science degree in computer science from California State University, Chico.

   Samuel M. Hedgpeth III has served as Vice President, Finance and Administration, Treasurer and Chief Financial Officer of Autoweb.com since September 1997. From April 1997 to September 1997, Mr. Hedgpeth served as a consultant to various high technology companies, including Excite, Inc. From September 1994 to April 1997, Mr. Hedgpeth was Vice President, Finance and Administration and Chief Financial Officer for

Prism Solutions, a data warehousing software company. From July 1990 to July 1994, Mr. Hedgpeth was Vice President, Finance and Administration of Versant Object Technology Corporation, a computer database company. Mr. Hedgpeth received a Bachelor of Science degree in business administration from the University of California and a Master of Business Administration degree from the University of California at Los Angeles.

   Gordon H. Kass has served as Chief Technology Officer of Autoweb.com since February 1999. From October 1997 to February 1999, Mr. Kass was Vice President, Engineering of Starwave Corp., a producer of online sports, news and international services. From August 1995 to October 1997, he was President and Chief Executive Officer of SporTVision, Inc., a full-service technology company for sports television. From August 1994 to August 1995, Mr. Kass was Vice President, Engineering for PowerOpen Association, a systems and applications software company. From August 1987 to August 1994, Mr. Kass held various positions with Sun Microsystems, most recently as Director of Systems Software. Mr. Kass received a Bachelor of Arts degree in mathematics from the University of California at Los Angeles and a Master of Science degree in computer science from the University of California at Berkeley.

   Payam Zamani is a co-founder of Autoweb.com and a brother of co-founder Farhang Zamani. He has been a director of Autoweb.com since October 1995 and has served as Executive Vice President of Autoweb.com since January 1999, as President and Chief Executive Officer from October 1998 to December 1998, as Executive Vice President of Marketing and Business Development from September 1997 to October 1998 and as Vice President, Chief Financial Officer and Treasurer from October 1995 to September 1997. From August 1993 to October 1995, Mr. Zamani was the Vice President of Operations for TOTL Inc., a home and commercial property painting company and the parent company of Student Works Painting. Mr. Zamani received a Bachelor of Science degree in Environmental Toxicology with an emphasis in environmental law from the University of California at Davis.

   Garrett R. Mullins has served as Senior Vice President, Sales and Member Services since January 1999. From January 1996 to January 1999, Mr. Mullins held various positions at Teletech Telecommunications, a teleservices company, most recently as Corporate Director of Operations. From April 1995 to January 1996, Mr. Mullins was Vice President, Sales and Member Services with AT&T Imagination Network, an online games company. From April 1994 to April 1995, Mr. Mullins was Vice President, Sales with Zenith Electronics' Network Systems Group, a developer of cable modems and set-top devices. From April 1993 to April 1994, Mr. Mullins was Corporate Director of Customer Service with Tele-Communications, Inc. Mr. Mullins received a Bachelor of Science degree in political science from Auburn University.

   Catherine Y. Gordon has served as Vice President, Product Management of Autoweb.com since February 1999. From June 1998 to February 1999, Ms. Gordon was Chief Operating Officer and Vice President, Marketing for DATAFUSION, Inc., a software development company. From January 1998 to April 1998, Ms. Gordon provided consulting services to technology companies. From July 1984 to January 1998, she held various positions with Knight-Ridder Information, an online research service, most recently as Senior Vice President Marketing and Product Management. Ms. Gordon received a Bachelor of Arts degree in history from Immaculata College and a Masters in Library Science degree from Villanova University.

   David L. Greene has served as Vice President, Dealer Operations of Autoweb.com since January 1998. From December 1997 to January 1998, Mr. Greene was a Training and Performance Consultant with the Rikess Group, a Los Angeles based training and consulting company focusing in automotive sales. Prior to this, Mr. Greene was General Sales Manager with several automotive dealerships, including Stanford Lincoln-Mercury from June 1997 to December 1997, Burlingame Ford from March 1996 to June 1997 and McHugh Lincoln-Mercury from January 1989 to March 1996. Mr. Greene attended the University of Southern California, where he majored in journalism.

   Michele Hickford has served as Vice President, Marketing of Autoweb.com since December 1997. From July 1997 to November 1997, she served with Autoweb.com as Director of Business Development. From February 1996 to May 1997, she was the Head of New Media for I.D.E.A., a London-based international economic analysis firm. From August 1995 to January 1996, Ms. Hickford was Vice President, Marketing of Sci-Fi Channel Europe, a cable and satellite television broadcast company. From March 1994 to August 1995, she was Vice President, Marketing and Research for Turner International, a cable and satellite television broadcast company. Ms. Hickford received a Bachelor of Arts degree with a minor in advertising in telecommunications and film from San Diego State University.

   Robert M. Shapiro has served as Vice President, Business Development and Advertising Sales of Autoweb.com since December 1998. From June 1997 to December 1998, he was a consultant with Shapiro Group, a consulting firm. From May 1995 to June 1997, Mr. Shapiro was the Senior Vice President of Product Management and Marketing with R. L. Polk, a global information services company. From January 1984 to May 1995, Mr. Shapiro held a variety of positions, including Vice President of Marketing, with Prodigy Services Company, an interactive services provider. Mr. Shapiro received a Bachelor of Arts degree in political science from the University of San Diego.

   Mark N. Diker has been a director of Autoweb.com since June 1997. Since December 1998, Mr. Diker has been a General Partner of Geocapital Partners, L.L.C., a venture capital firm. He served as a Principal with Geocapital from August 1996 to November 1998. From September 1994 to May 1996, he attended the Harvard Graduate School of Business. From January 1992 to April 1994, Mr. Diker served with Bankers Trust Company as a Vice President of its Japanese Equity Derivative Group in Asia, where his responsibilities included risk management, structuring and trading equity derivative products. Mr. Diker received a Bachelor of Arts degree in government from Harvard College and a Masters in Business Administration degree from the Harvard Graduate School of Business.

   Jay C. Hoag has been a director of Autoweb.com since May 1998. Since June 1995, Mr. Hoag has been a General Partner of Technology Crossover Ventures, a venture capital firm. From 1982 to December 1994, he served in a variety of capacities at Chancellor Capital Management, Inc., a venture capital/portfolio management firm. He received a Bachelor of Arts degree in Economics and Political Science from Northwestern University and a Masters in Business Administration degree with an emphasis in finance from the University of Michigan. Since October 1998, Mr. Hoag has been a director of ONYX Software, a publicly held customer management software company.

   Mark R. Ross has been a director of Autoweb.com since July 1996. Since May 1984, Mr. Ross has been the President, Chief Executive Officer and a director of On Word Information, Inc., a database company specializing in imaging, optical character recognition and document management. Since May 1996, Mr. Ross has also been Managing Director of Internet Content Partners, L.L.C., a merchant bank focusing on servicing Internet companies. During May and June 1994, Mr. Ross acted as a consultant to Motorola, helping Motorola evaluate its investments in Internet information/service businesses. Mr. Ross received a Bachelor of Science degree in finance from Lehigh University and studied at the graduate level in education at the University of Massachusetts.

   Peter S. Sealey has been a director of Autoweb.com since February 1999. Since January 1998, Dr. Sealey has been an adjunct Professor of Marketing at the Haas School of Business of the University of California-Berkeley. Since October 1995, he has also served as Management Consultant to several companies, including Anheuser-Busch, Inc., CKS/Group, Inc., CyberGold, Inc., Encanto Networks, Inc., Hewlett-Packard Company, ImproveNet, Inc., Intouch Group, Inc., Round Table Pizza, SOMA Research and Technology, Sony Online Ventures, United Parcel Service and Visa U.S.A. Dr. Sealey received a Bachelor of Science degree in business from the University of Florida, a Masters in Industrial Administration degree from Yale University and Masters and Doctorate degrees in management at Claremont Graduate University.

   Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, which will become effective upon the completion of this offering, provide that the Board will be divided into three classes, Class I, Class II and Class III, with each class serving staggered three-year terms. The Class I directors, initially Messrs. DeBiase and Ross, will stand for re-election or election at the 2000 annual meeting of stockholders. The Class II directors, initially Messrs. Diker and Payam Zamani, will stand for reelection or election at the 2001 annual meeting of stockholders and the Class III directors, initially Messrs. Hoag and Farhang Zamani, will stand for reelection or election at the 2002 annual meeting of stockholders. Each officer serves at the discretion of the Board.

Board Committees

   The Audit Committee of the Board and the Compensation Committee of the Board consist of Messrs. Diker, Hoag and Ross. The Audit Committee reviews our financial statements and accounting practices, makes recommendations to the Board regarding the selection of independent auditors and reviews the results and scope of the audit and other services provided by our independent auditors. The Compensation Committee makes recommendations to the Board concerning salaries and incentive compensation for our officers and employees and administers our employee benefit plans.

Compensation Committee Interlocks and Insider Participation

   None of the members of the Compensation Committee of the Board has at any time since the formation of Autoweb.com been an officer or employee of Autoweb.com. No executive officer of Autoweb.com serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on Autoweb.com's Board or Compensation Committee.

Director Compensation

   Directors of Autoweb.com do not receive cash compensation for their services as directors but are reimbursed for their reasonable and necessary expenses for attending Board and Board committee meetings.

   In January 1999, the Board adopted, and in March 1999 our stockholders are expected to approve, the Directors Plan. We have reserved a total of 150,000 shares of common stock for issuance under the Directors Plan. Members of the Board who are not employees of Autoweb.com, or any parent, subsidiary or affiliate of Autoweb.com, will be eligible to participate in the Directors Plan unless they are representatives of venture capital funds or corporate investors. The option grants under the Directors Plan are automatic and nondiscretionary, and the exercise price of the options must be 100% of the fair market value of the common stock on the date of grant. Each eligible director who is or becomes a member of the Board on or after the effective date of the Registration Statement of which this prospectus forms a part (the "Effective Date") will initially be granted an option to purchase 15,000 shares (an "Initial Grant") on the later of the Effective Date or the date such director first becomes a director. Immediately following each Annual Meeting of Autoweb.com, each eligible director will automatically be granted an additional option to purchase 7,500 shares if such director has served continuously as a member of the Board since the date of such director's Initial Grant. The term of such options is ten years, provided that they will terminate seven months following the date the director ceases to be a director or a consultant of Autoweb.com or 12 months if the termination is due to death or disability. All options granted under the Directors Plan will vest over four years at a rate of 2.08% per month, provided the optionee continues as a member of the Board or as a consultant to Autoweb.com. In the event of Autoweb.com's dissolution or liquidation or a "change in control" transaction, options granted under the Directors Plan will become 100% vested and exercisable in full.

Executive Compensation

   The following table sets forth all compensation awarded to, earned by or paid for services rendered to Autoweb.com in all capacities during 1998 by each executive officer who earned more than $100,000 and each individual who served as chief executive officer during any portion of 1998 (the "Named Executive Officers").

                           Summary Compensation Table

                                                                    Long Term
                                                                   Compensation
                                                                   ------------
                                                      Annual
                                                   Compensation       Awards
                                                ------------------ ------------
                                                                    Securities
                                                                    Underlying
Name and Principal Positions                    Salary(1)  Bonus     Options
----------------------------                    --------- -------- ------------
Dean A. DeBiase
 President and Chief Executive Officer(2)...... $     --  $     --  1,780,476

Farhang Zamani
 Chairman and Chief Technology Officer(2)......   95,000   220,102         --

Payam Zamani
 Executive Vice President(2)...................   95,000   220,102         --

David L. Greene
 Vice President, Sales and Dealer Operations...  110,032    66,121     52,893

Samuel M. Hedgpeth III
 Vice President, Finance and Chief Financial
  Officer......................................  140,833    36,101     60,883

Michele Hickford
 Vice President, Marketing.....................  110,000    30,101      3,750

---------------------

(1) Dean A. DeBiase and Robert M. Shapiro were each hired in December 1998 and are compensated at the annual base salary rates of $250,000 and $120,000 respectively. Subsequent to December 31, 1998, Gordon H. Kass, Catherine Y. Gordon and Garrett R. Mullins were hired at annual base salary rates of $185,000, $150,000 and $144,000, respectively. See "Employment and Severance Agreements" below.
(2) Mr. DeBiase joined Autoweb.com as President and Chief Executive Officer in December 1998. Payam Zamani was Chief Executive Officer from October 1998 to December 1998. Farhang Zamani was President and Chief Executive Officer from October 1995 to September 1998.

                             Option Grants in 1998

   The following executive officers received grants of options in 1998.

                          Number of  Percentage of                             Potential Realizable Value at
                          Securities Total Options                             Assumed Annual Rates of Stock
                          Underlying  Granted to     Exercise              Price Appreciation for Option Term(4)
                           Options     Employees      Price     Expiration ---------------------------------------
Name                      Granted(1)  in 1998(2)   Per Share(3)    Date         0%           5%          10%
----                      ---------- ------------- ------------ ---------- ------------ ------------ -------------
Dean A. DeBiase.........  1,384,815      59.4         $0.50      12/16/08    14,540,558   24,120,487   38,817,981
                            395,661      17.0         $2.37       3/31/99     3,414,554    6,151,674   10,350,954
Farhang Zamani..........         --        --            --            --            --           --           --
Payam Zamani............         --        --            --            --            --           --           --
David L. Greene.........     33,393       1.4         $0.50      02/18/08       350,627      581,634      936,045
                             19,500       0.8         $0.50      10/21/08       204,750      339,648      546,608
Samuel M. Hedgpeth III..     60,883       2.6         $0.50      03/18/08       639,272    1,060,450    1,706,622
Michele Hickford........      3,750       0.2         $0.50      10/21/08        39,375       65,317      105,117
Robert M. Shapiro.......     52,500       2.3         $0.50      12/10/08       551,250      914,437    1,471,636

---------------------
(1) All options granted are immediately exercisable and are either incentive stock options or nonqualified stock options and generally vest over four years at the rate of 25% of the shares subject to the option on the first anniversary of the date of grant and 12.5% each six months thereafter. Exceptions to this vesting schedule are noted under "Employment and Severance Agreements." Unvested shares are subject to Autoweb.com's right of repurchase upon termination of employment. Options expire ten years from the date of grant.
(2) Based on options to purchase a total of 2,330,241 shares of common stock of Autoweb.com granted during 1998.
(3) Options were granted at an exercise price equal to the fair market value of our common stock, as determined by the Board.
(4) Potential realizable values are computed by (a) multiplying the number of shares of common stock subject to a given option by the assumed initial public offering price of $11.00 per share, (b) assuming that the aggregate stock value derived from that calculation compounds at the annual 0%, 5% or 10% rates shown in the table for the entire ten-year term of the option and
    (c) subtracting from that result the aggregate option exercise price. The 0%, 5% and 10% assumed annual rates of stock price appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent our estimate or projection of future common stock prices.

   In January and February 1999, we granted options to three new officers. See "--Employment and Severance Agreements."

       Aggregate Option Exercises in 1998 and Values at December 31, 1998

   The following table sets forth the number of shares acquired and the value realized upon exercise of stock options during 1998 and the number of shares of common stock subject to exercisable and unexercisable stock options held as of December 31, 1998 by each of our executive officers. Also reported are values of "in-the-money" options, which represent the positive spread between the respective exercise prices of outstanding stock options and an assumed initial public offering price of $11.00 per share.

                                                       Number of Securities       Value of Unexercised
                           Number of                  Underlying Unexercised     In-the-Money Options at
                            Shares                 Options at December 31, 1998     December 31, 1998
                          Acquired on     Value    ---------------------------- -------------------------
    Name                   Exercise    Realized(2) Exercisable(3) Unexercisable Exercisable Unexercisable
    ----                  -----------  ----------- -------------- ------------- ----------- -------------
Dean A. DeBiase.........         --     $     --     1,780,476         --       17,955,112       --
Farhang Zamani..........         --           --            --         --              --        --
Payan Zamani............         --           --            --         --              --        --
David L. Greene.........         --           --        52,893         --          555,377       --
Samuel M. Hedgpeth III..    177,011(1)  1,858,615           --         --              --        --
Michele Hickford........         --           --        56,250         --          616,875       --
Robert M. Shapiro.......         --           --        52,500         --          551,250       --

---------------------
(1) Of these shares, 36,290 are vested and 140,721 are unvested. The unvested shares are subject to Autoweb.com's right of repurchase upon termination of employment at a price equal to the exercise price of the option pursuant to which the shares were acquired.
(2) Based on a value of $11.00, the assumed initial public offering price per share, minus the per share exercise price, multiplied by the number of shares issued upon exercise of the option.
(3) Of these shares, the following numbers are vested: Dean A. DeBiase-- 1,018,828 shares, David L. Greene--none, Michele Hickford--13,126 shares and Robert M. Shapiro--none.

Employee Benefit Plans

   1997 Stock Option Plan. In April 1997, the Board adopted and our stockholders approved the 1997 Plan. At that time, 675,000 shares of common stock were reserved for issuance under the 1997 Plan, which number has since been increased to 2,970,894. As of December 31, 1998, options to purchase 223,075 shares of common stock had been exercised and options to purchase 1,831,391 shares of common stock were outstanding under the 1997 Plan with a weighted average exercise price of $0.49, and 916,428 shares were available for future grants. No further options will be granted under the 1997 Plan after the Effective Date. Options granted under the 1997 Plan before its termination will remain outstanding according to their terms. Options granted under the 1997 Plan are generally immediately exercisable and subject to repurchase by Autoweb.com at the exercise price until they vest. In general, options vest over a four-year period. Options under the 1997 Plan are subject to terms substantially similar to those described below with respect to options to be granted under the 1999 Equity Incentive Plan. The 1997 Plan does not provide for issuance of restricted stock or stock bonus awards.

   1999 Equity Incentive Plan. In January 1999 the Board adopted, and in March 1999 our stockholders approved, the Equity Incentive Plan and reserved for issuance thereunder 2,800,000 shares in addition to shares under the 1997 Plan not issued or subject to outstanding grants on the Effective Date and any shares issued under the 1997 Plan that are forfeited or repurchased by Autoweb.com or that are issuable upon exercise of options granted pursuant to the 1997 Plan that expire or become unexercisable for any reason without having been exercised in full. The Equity Incentive Plan will become effective on the Effective Date and will serve as the successor to the 1997 Plan. Shares that:
(a) are subject to issuance upon exercise of an option granted under the Equity Incentive Plan that cease to be subject to such option for any reason other than exercise of such option; (b) have been issued pursuant to the exercise of an option granted under the Equity Incentive Plan that are subsequently forfeited or repurchased by Autoweb.com at the original purchase price; (c) are subject to an award granted pursuant to a restricted stock purchase agreement under the Equity Incentive Plan that are subsequently forfeited or repurchased by Autoweb.com at the original issue price; or (d) are subject to stock bonuses granted under the Equity Incentive Plan that otherwise terminate without shares being issued, will again be available for grant and issuance under the Equity Incentive Plan. The Equity Incentive Plan will terminate in January 2009, unless it is terminated earlier in accordance with its term. The Equity Incentive Plan authorizes the award of options, restricted stock awards and stock bonuses (each an "Award"). No person will be eligible to receive more than 1,000,000 shares in any calendar year pursuant to Awards under the Equity Incentive Plan other than a new employee of Autoweb.com who will be eligible to receive no more than 2,000,000 shares in the calendar year in which such employee commences employment. The Equity Incentive Plan is administered by the Compensation Committee, which currently consists of Messrs. Diker, Hoag and Ross, all of whom are "non-employee directors" under applicable federal securities laws and "outside directors" as defined under applicable federal tax laws. The Compensation Committee has the authority to construe and interpret the Equity Incentive Plan and any agreement made thereunder, grant Awards and make all other determinations necessary or advisable for the administration of the Equity Incentive Plan.

   The Equity Incentive Plan provides for the grant of both incentive stock options ("ISOs") that qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and nonqualified stock options ("NQSOs"). ISOs may be granted only to employees of Autoweb.com or of a parent or subsidiary of Autoweb.com. NQSOs (and all other Awards other than ISOs) may be granted to employees, officers, directors, consultants, independent contractors and advisors of Autoweb.com or any parent or subsidiary of Autoweb.com, provided such consultants, independent contractors and advisors render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction. The exercise price of ISOs must be at least equal to the fair market value of Autoweb.com's common stock on the date of grant. (The exercise price of ISOs granted to 10% stockholders must be at least equal to 110% of that value.) The exercise price of NQSOs must be at least equal to 85% of the fair market value of Autoweb.com's common stock on the date of grant. Options may be exercisable only as they vest or immediately exercisable with the shares issued thereunder subject to our right of repurchase that lapses as the shares vest. In general, options vest over a four-year period. The maximum term of options granted under the Equity Incentive Plan is ten years. Awards granted under the Equity Incentive Plan may not be transferred in any manner other than by will or by the laws of descent and distribution and may be exercised during the lifetime of the optionee only by the optionee (unless otherwise determined by the Compensation Committee and set forth in the Award agreement with respect to Awards that are not ISOs). Options granted under the Equity Incentive Plan generally may be exercised for a period of time after the termination of the optionee's service to Autoweb.com or a parent or subsidiary of Autoweb.com. Options will generally terminate immediately upon termination for cause. The purchase price for restricted stock will be determined by the Compensation Committee. Stock bonuses may be issued for past services or may be awarded upon the completion of certain services or performance goals.

   In the event of Autoweb.com's dissolution or liquidation or a "change in control" transaction, outstanding awards may be assumed or substituted by the successor corporation (if any). In the discretion of the Compensation Committee the vesting of such Awards may accelerate upon such transaction.

   1999 Employee Stock Purchase Plan. In January 1999 the Board adopted, and in March 1999 our stockholders approved, the Purchase Plan and reserved a total of 400,000 shares of common stock for issuance thereunder. On each January 1, the aggregate number of shares reserved for issuance under the Purchase Plan will increase automatically by a number of shares equal to 1% of Autoweb.com's outstanding shares on the preceding December 31. The aggregate number of shares reserved for issuance under the Purchase Plan may not exceed 3,000,000 shares. The Purchase Plan will be administered by the Compensation Committee of the Board. The Compensation Committee will have the authority to construe and interpret the Purchase Plan and its decision in such capacity will be final and binding. The Purchase Plan will become effective on the first business day on which price quotations for Autoweb.com's common stock are available on the Nasdaq National Market. Employees generally will be eligible to participate in the Purchase Plan if they are customarily employed by Autoweb.com (or its parent or any subsidiaries that Autoweb.com designates) for more than 20 hours per week and more than five months in a calendar year and are not (and would not become as a result of being granted an option under the Purchase Plan) 5% stockholders of Autoweb.com (or its designated parent or subsidiaries). Under the Purchase Plan, eligible employees will be permitted to acquire shares of Autoweb.com's common stock through payroll deductions. Eligible employees may select a rate of payroll deduction between 2% and 15% of their compensation as defined in the Purchase Plan and are subject to certain maximum purchase limitations described in the Purchase Plan. A participant may change the rate of payroll deductions or withdraw from an offering period by notifying Autoweb.com in writing. Participation in the Purchase Plan will end automatically upon termination of employment for any reason. Each offering period under the Purchase Plan will be for two years and consist of four six-month Purchase Periods. The first offering period is expected to begin on the first business day on which price quotations for Autoweb.com's common stock are available on the Nasdaq National Market. Depending on the Effective Date, the first Purchase Period may be more or less than six months long. Offering periods and purchase periods thereafter will begin on May 1 and November 1. The purchase price for Autoweb.com's common stock purchased under the Purchase Plan is 85% of the lesser of the fair market value of Autoweb.com's common stock on the first day of the applicable offering period or the last day of each purchase period. A participant may not purchase more than 1,000 shares in any purchase period. The Compensation Committee will have the power to change the duration of offering periods without stockholder approval, if such change is announced at least 15 days prior to the beginning of the offering period will be affected. The Purchase Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Code. Rights granted under the Purchase Plan will not be transferable by a participant other than by will or the laws of descent and distribution. The Purchase Plan provides that, in the event of the proposed dissolution or liquidation of Autoweb.com, each offering period that commenced prior to the closing of such proposed transaction shall continue for the duration of such offering period, provided that the Compensation Committee may fix a different date for termination of the Purchase Plan. The Purchase Plan will terminate in January 2009, unless it is terminated earlier pursuant to the terms of the Purchase Plan. The Board will have the authority to amend, terminate or extend the term of the Purchase Plan, except that no such action may adversely affect any outstanding options previously granted under the Purchase Plan and except for the increased shares due to the evergreen provision, stockholder approval is required to increase the number of shares that may be issued or to change the terms of eligibility under the Purchase Plan. Notwithstanding the foregoing, the Board may make such amendments to the Purchase Plan as the Board determines to be advisable if the financial accounting treatment for the Purchase Plan is different than the financial accounting treatment in effect on the date the Purchase Plan was adopted by the Board.

   401(k) Plan. Autoweb.com sponsors the Downtown Web, Inc. 401(k) Plan (the "401(k) Plan"), a defined contribution plan intended to qualify under Section 401 of the Code. Employees who are at least 21 years old and who have been employed with us for at least 90 days are generally eligible to participate and may enter the 401(k) Plan as of the first day of any calendar quarter ("Participants"). Participants may make pre-tax contributions to the 401(k) Plan of up to 15% of their eligible earnings, subject to a statutorily prescribed annual limit. Each Participant is fully vested in his or her contributions and the investment earnings thereon. We may make matching contributions on a discretionary basis to the 401(k) Plan but had not done so as of December 31, 1998. Contributions by the participants or Autoweb.com to the 401(k) Plan, and the income earned on such contributions, are generally not taxable to the participants until withdrawn. Contributions by Autoweb.com, if any, are generally deductible by Autoweb.com when made. Participant and company contributions are held in trust as required by law. Individual Participants may direct the trustee to invest their accounts in authorized investment alternatives.

Employment and Severance Agreements

   Mr. DeBiase's offer letter, dated December 16, 1998, provides for an initial annual salary of at least $250,000 commencing on January 1, 1999 and a $50,000 bonus to be paid on each of June 30, 1999 and December 31, 1999. The letter provides that Mr. DeBiase's annual salary will not decrease below $250,000 during the course of his employment and that he will be eligible to earn an annual bonus of at least $100,000 if he achieves certain performance objectives and meets certain other requirements. The letter also provides for reimbursement of up to $120,000 for relocation and interim living expenses. Mr. DeBiase received an option, expiring on March 31, 1999, to purchase 395,661 shares of Autoweb.com Series D Preferred Stock at an exercise price of $2.37 per share. He exercised this option in January 1999, paying the exercise price with a combination of $250,000 of cash and a promissory note for $686,398, and borrowed an additional $135,586 from us to pay his withholding tax. The promissory notes are full recourse, interest-free and secured by the shares purchased. The notes are due and payable in three years. Mr. DeBiase also received options to purchase 1,384,815 shares of Autoweb.com common stock, to be classified as incentive stock options to the maximum extent possible, at an exercise price of $.50 per share. These options vested on issue as to 623,166 shares and will vest as to 21,157 shares monthly commencing on January 16, 2000 until fully vested. Mr. DeBiase exercised these options in January 1999 with regard to 199,999 shares, paying the exercise price with a $100,000 promissory note. The promissory note is full recourse, interest-free and secured by the shares purchased. The note is due and payable in three years. In the event of a "change of control" event, 75% of the unvested portion of these options will become vested at the time of the event; thereafter, if he is terminated without formal cause or he voluntarily resigns due to a constructive termination, the remainder of his options will become vested. If Mr. DeBiase is terminated without formal cause, he will receive a severance payment equal to twelve months' salary plus any "parachute payment" excise tax and will be entitled to benefits for this same period. Mr. DeBiase's employment is at will and may be terminated at any time, with or without formal cause.

   Farhang and Payam Zamani each entered into employment agreements with us that commenced on July 5, 1996, terminated on December 31, 1998 and provided for an initial annual salary of $60,000. The agreements provided for unspecified "incentive compensation" at the discretion of the Board and an additional bonus of 2% of Autoweb.com net revenues in excess of $2.0 million for each calendar year during the term of the agreement. If either individual's employment was terminated or constructively terminated without good cause, he would have received severance up to a maximum of six months' salary.

   Mr. Kass' offer letter, dated February 9, 1999, provides for an initial annual salary of $185,000 commencing on February 24, 1999 and an annual bonus of up to 30% of his annual salary, based on company performance and on individual objectives. The letter also provides for reimbursement of certain relocation expenses, and for commuting expenses until May 1999. Mr. Kass received options to purchase 112,500 shares of Autoweb.com common stock at an exercise price of $3.33 per share under the 1997 Plan, of which options to purchase 11,250 shares vested upon grant and options to purchase 2,812 shares will vest monthly over three years commencing February 2000. In the event of a "change of control" event, 50% of the unvested portion of these options will become vested if Mr. Kass is not retained as an employee of the company after such event. If Mr. Kass's employment is terminated without formal cause, he will receive a severance payment equal to six months' salary and he will be entitled to benefits for six months after his termination date. Mr. Kass' employment is at will and may be terminated at any time, with or without formal cause.

   Mr. Mullins' offer letter, dated January 19, 1999, provides for an initial annual salary of $144,000 commencing on February 16, 1999 and an annual bonus of up to $50,000, which bonus is guaranteed for his first year. The letter also provides for reimbursement of certain relocation expenses, and for reimbursement of commuting expenses until August 1999. Mr. Mullins received options to purchase 75,000 shares of Autoweb.com common stock at an exercise price of $3.33 per share under the 1997 Plan, of which options to purchase 7,500 shares vested upon grant and options to purchase 1,875 shares will vest monthly over three years commencing January 2000. If Mr. Mullins' employment is terminated without formal cause, he will receive a severance payment equal to six months' salary. Mr. Mullins' employment is at will and may be terminated at any time, with or without formal cause.

   Ms. Gordon's offer letter, dated February 19, 1999, provides for an initial annual salary of $150,000 commencing on February 24, 1999 and an annual bonus of up to 30% of her annual salary, based on company performance and individual objectives. Ms. Gordon received options to purchase 85,000 shares of Autoweb.com common stock at an exercise price of $3.33 per share under the 1997 Plan. Ms. Gordon's employment is at will and may be terminated at any time, with or without formal cause.

   Mr. Greene's offer letter, dated December 18, 1997, provides for an initial annual salary of $110,000 commencing on January 19, 1998 and an annual bonus of up to 60% of his annual salary based on dealer renewal and retention and on the overall dealer training success rate. Mr. Greene received options to purchase 33,393 shares of Autoweb.com common stock at an exercise price of $0.50 per share under the 1997 Plan. If Mr. Greene's employment is terminated without cause, he will receive a severance payment equal to six months' salary.
Mr. Greene's employment is at will and may be terminated at any time, with or without formal cause.

   Mr. Hedgpeth's employment agreement, dated May 4, 1998, provides for an initial annual salary of $145,000 commencing on March 1, 1998 and an annual bonus of up to 25% of his annual salary based upon Autoweb.com's overall performance and on the performance of Autoweb.com's finance department.
Mr. Hedgpeth was issued stock options to purchase 134,128 shares of Autoweb.com common stock at an exercise price of $0.20 per share, and options to purchase 60,883 shares of Autoweb.com common stock at an exercise price of $0.50 per share issued under the 1997 Plan. If Mr. Hedgpeth is terminated without formal cause prior to July 1, 1999, 100% of the unvested portion of his options will become vested on the date of termination, he will receive severance equal to his salary, without bonus, for a period of up to nine months after the termination date, and he will be entitled to benefits during the period for which he receives salary. Mr. Hedgpeth's employment is at will and may be terminated at any time, with or without formal cause.

   Ms. Hickford's offer letter, dated July 28, 1997, provides for an initial annual salary of $95,000 commencing on July 30, 1997 and an annual bonus equal to 1% of our revenues over $4 million during 1997 and 1% of such revenues over $10 million during 1998. Ms. Hickford received options to purchase 33,000 shares of Autoweb.com common stock at an exercise price of $0.50 per share under the 1997 Plan. Ms. Hickford's employment is at will and may be terminated at any time, with or without formal cause.

   Mr. Shapiro's offer letter, dated November 9, 1998, provides for an initial annual salary of $120,000 commencing on December 7, 1998 and an annual bonus of up to $80,000. The letter also provides for reimbursement of certain relocation expenses. Mr. Shapiro received options to purchase 52,500 shares of

Autoweb.com common stock at an exercise price of $0.50 per share under the 1997 Plan. Mr. Shapiro's employment is at will and may be terminated at any time, with or without formal cause.

Indemnification of Directors and Executive Officers and Limitation of Liability

   As permitted by the Delaware General Corporation Law (the "DGCL"), our Certificate of Incorporation includes a provision that eliminates the personal liability of a director for monetary damages resulting from breach of his fiduciary duty as a director, except for liability:

  . for any breach of the director's duty of loyalty to Autoweb.com or its stockholders;

  . for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  . under section 174 of the DGCL (regarding unlawful dividends and stock purchases); or

  . for any transaction from which the director derived an improper personal benefit.

   As permitted by the DGCL, our Bylaws provide that:

  . we are required to indemnify its directors and officers to the fullest extent permitted by the DGCL, subject to certain limited exceptions;

  . we may indemnify our other employees and agents to the extent that we indemnify our officers and directors, unless otherwise required by law, our Certificate of Incorporation, our Bylaws or agreements;

  . we are required to advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to certain limited exceptions; and

  .  the rights conferred in the Bylaws are not exclusive.

   Prior to the completion of this offering, we intend to enter into Indemnification Agreements with each of our current directors and officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in our Certificate of Incorporation and Bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director, officer or employee of Autoweb.com for which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

   We currently carry liability insurance for our directors and officers and intend to obtain a rider to extend that coverage for public securities matters.

                              CERTAIN TRANSACTIONS

   Since Autoweb.com was incorporated in October 1995, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which Autoweb.com was or is to be a party in which the amount involved exceeds $60,000 and in which any director, executive officer or holder of more than 5% of the common stock of Autoweb.com had or will have a direct or indirect interest other than (1) compensation arrangements, which are described where required under "Management," and (2) the transactions described below.

   For clarity of presentation, share numbers and per share prices for the transactions described below are adjusted for a three-for-two stock split of our common stock and preferred stock to be effected prior to the effective date of the Registration Statement of which this prospectus is a part.

   Formation of Autoweb.com. In connection with the incorporation of Autoweb.com in October 1995, Autoweb.com sold 3,600,000 shares of common stock to each of Farhang Zamani and Payam Zamani, the founders of Autoweb.com. In exchange for these shares, the founders assigned to Autoweb.com the assets and liabilities of Autoweb Interactive, a partnership, including all right, title and interest in the computer programs necessary to its Web site (together with all related intellectual property rights), all right, title and interest in its trade and service marks, the contracts with dealers that were assignable and all goodwill in the company. For accounting purposes, no value was assigned to this transaction as the predecessor entity had no basis in the technology and other intangible assets.

   Series A Financing Round. In June 1996 and June 1997, we sold 1,270,503 shares and 813,111 shares, respectively, of Series A Preferred Stock to On Word Information, Inc., a 10% stockholder, for aggregate purchase prices of $150,000 and $95,773, respectively. On Word also received 594,360 shares of common stock, valued at $70,002, for consulting services provided to Autoweb.com. We also sold 466,972 shares of Series A Preferred Stock to each of Farhang and Payam Zamani for an aggregate purchase price of $110,000. Each share of Series A Preferred Stock will convert automatically into 1.0 share of common stock upon the consummation of this offering.

   Series B Financing Round. In June 1997, we sold 2,448,445 shares of Series B Preferred Stock to one venture capital firm and a group of investors. Mark N. Diker, one of our directors, is an affiliate of Geocapital IV, L.P., which purchased 2,387,235 shares of Series B Preferred Stock for an aggregate purchase price of $4,875,000. Each share of Series B Preferred Stock will convert automatically into approximately 1.85 shares of common stock upon the consummation of this offering.

   Series C Financing Round. In May 1998, we sold 2,369,967 shares of Series C Preferred Stock to five venture capital funds affiliated with Technology Crossover Ventures for an aggregate purchase price of $5,000,002. Jay C. Hoag, one of our directors, is a managing member of the general partner of Technology Crossover Ventures. Each share of Series C Preferred Stock will convert automatically into approximately 1.15 shares of common stock upon the consummation of this offering. In connection with this financing round, Technology Crossover Ventures also received an option to purchase, subject to the managing underwriter's consent, up to $3 million of our common stock in this offering at the initial public offering price per share.

   Series D Financing Round. In October 1998, we sold 859,859 shares of Series D Preferred Stock to one corporation and two venture capital funds for an aggregate of $2,035,002. Each share of Series D Preferred Stock will convert automatically into 1.0 share of common stock upon the consummation of this offering.

   Stock Repurchases. In May 1998, we repurchased 271,537 shares and 271,536 shares of Series A Preferred Stock from Farhang and Payam Zamani, respectively, for an aggregate purchase price of $1,000,000. In October 1998, we repurchased 42,254 shares and 42,253 shares of Series A Preferred Stock from Farhang and Payam Zamani, respectively, for an aggregate purchase price of $200,000.

   Rights Agreement. In October 1998, Autoweb.com, the founders and other certain stockholders entered into an Amended and Restated Rights Agreement under which the founders and such stockholders have certain registration rights with respect to their shares of common stock following this offering. See "Description of Capital Stock--Registration Rights."

   Officer Loans. In January 1999, Dean DeBiase, our President and Chief Executive Officer, borrowed an aggregate of $871,982 from us pursuant to three full-recourse, three-year, interest free promissory notes in the amounts of $100,000, $636,396 and $135,586 in connection with the exercise of his options to purchase 199,999 shares of common stock and 395,661 shares of our Series D Preferred Stock. The $100,000 note is secured by the 199,999 shares of common stock purchased and the $636,396 and $135,586 promissory notes are each secured by the 395,661 shares of Series D Preferred Stock purchased.

   Policy Regarding Transactions with Affiliates. It is our policy that the terms of transactions entered into with affiliated parties are no less favorable than we could have obtained from unaffiliated third parties. Transactions with affiliated parties are subject to approval by a majority of the disinterested members of the Board of Directors.

                       PRINCIPAL AND SELLING STOCKHOLDERS

   The following table sets forth certain information known to us with respect to beneficial ownership of our common stock as of December 31, 1998 by (1) each stockholder known by us to be the beneficial owner of more than 5% of our common stock, (2) each of our directors, (3) each Named Executive Officer, (4) all executive officers and directors as a group and (5) each Selling Stockholder.

                          Shares Beneficially                 Shares Beneficially
                             Owned Prior to                       Owned After
                              Offering(1)         Number of      Offering(1)(2)
                          -----------------------Shares Being -----------------------
Name of Beneficial Owner    Number     Percent    Offered(2)    Number     Percent
------------------------  ------------ ---------------------- ------------ ----------
Mark N. Diker...........     4,416,842    23.8%         --       4,416,842    18.8
 Geocapital IV, L.P.(3)
Farhang Zamani(4).......     3,753,181    20.2      75,000       3,678,181    15.7
Payam Zamani(5).........     3,735,933    20.1      25,000       3,710,933    15.8
Jay C. Hoag.............     2,715,367    14.6          --       2,715,367    11.6
 Technology Crossover
 Ventures(6)
Mark R. Ross............     1,964,221    10.6          --       1,964,221     8.4
 On Word Information,
 Inc.(7)
Dean A. DeBiase(8)......     1,780,476     8.8          --       1,780,476     7.6
Samuel M. Hedgpeth
 III(9).................       195,011     1.1          --         195,011       *
Michele Hickford(10)....        56,250       *          --          56,250       *
David L. Greene(11).....        52,893       *          --          52,893       *
All directors and
 executive officers as a
 group
 (10 persons)(12).......    18,722,674    91.3     100,000      18,622,674    73.3

---------------------
   * Represents beneficial ownership of less than 1%.
 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of December 31, 1998 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
 (2) Assumes that the underwriters' over-allotment option to purchase up to 650,000 shares from Autoweb.com, 75,000 shares from Farhang Zamani and 25,000 shares from Payam Zamani is not exercised.
 (3) The address of Mr. Diker and Geocapital IV, L.P. is Two Executive Drive, Fifth Floor, Fort Lee, New Jersey 07024.
 (4) Mr. Zamani is Chairman and a director of Autoweb.com. His address is c/o Autoweb.com, Inc., 3270 Jay Street, Building 6, Santa Clara, California 95054.
 (5) Mr. Zamani is Executive Vice President and a director of Autoweb.com. His address is c/o Autoweb.com, Inc., 3270 Jay Street, Building 6, Santa Clara, California 95054.

 (6) Represents 1,298,961 shares held of record by Technology Crossover Ventures II, L.P., 998,659 shares held of record by TCV II (Q), L.P., 198,325 shares held of record by Technology Crossover Ventures II, C.V., 177,226 shares held of record by TCV II Strategic Partners, L.P. and 42,196 shares held of record by TCV II, V.O.F. Mr. Hoag, a director of the company, is a managing member of Technology Crossover Management II, L.L.C., the general partner of Technology Crossover Ventures. Mr. Hoag has shared voting and investment power over all of these shares and he disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in such shares arising from his interest in Technology Crossover Management II, L.L.C. Technology Crossover Ventures also has an option to purchase, subject to the managing underwriter's consent, up to $3.0 million of our common stock in this offering at the initial public offering price per share. The address for Mr. Hoag and each of these entities is Technology Crossover Ventures, 575 High Street, Suite 400, Palo Alto, California 94301.
 (7) Represents 1,864, 863 held of record by On Word Information, Inc., 84,906 shares held of record by Mr. Ross' wife and 14,452 shares held of record by Mr. Ross. The address of Mr. Ross and On Word Information, Inc. is
     8063 E. Glenrose Avenue, Scottsdale, AZ 85251. Subsequent to December 31, 1998, Chatsworth Capital assigned to Mr. Ross a warrant to purchase 24,462 shares of our common stock at an exercise price of $1.27 per share.

 (8) Includes an immediately exercisable option to purchase 1,384,815 shares of common stock, of which 623,167 shares are vested and 761,648 shares are unvested. Also includes an immediately exerciseable option to purchase

    395,661 shares of common stock which is fully vested. In January 1999, Mr. DeBiase exercised in full the option to purchase 395,661 shares of common stock and exercised the option to purchase 1,384,815 shares of common stock to the extent of 199,999 shares of common stock. Mr. DeBiase is President, Chief Executive Officer and a director of Autoweb.com. His address is c/o Autoweb.com, Inc., 3270 Jay Street, Building 6, Santa Clara, California 95054.
 (9) Represents 41,915 shares which are vested and 92,213 shares and 60,883 shares which are unvested as of December 31, 1998 and subject to Autoweb.com's right of repurchase at their original exercise prices of $0.20 per share and $0.50 per share, respectively. Mr. Hedgpeth is Vice President, Finance and Administration, Treasurer and Chief Financial Officer of Autoweb.com.

(10) Represents an immediately exercisable option to purchase 56,250 shares of common stock, of which 13,126 shares are vested and 43,124 shares are unvested as of December 31, 1998. Ms. Hickford is Vice President, Marketing of Autoweb.com.

(11) Represents an immediately exercisable option to purchase 52,893 shares of common stock, which is unvested as of December 31, 1998. Mr. Greene is Vice President, Dealer Operations of Autoweb.com.

(12) Includes the shares beneficially owned by the persons and entities described in footnotes (3)-(11). Subsequent to December 31, 1998, we hired three new executive officers and granted them immediately exercisable options to purchase an aggregate of 310,000 shares of common stock.

                          DESCRIPTION OF CAPITAL STOCK

   Immediately following the closing of this offering, the authorized capital stock of Autoweb.com will consist of 60,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.001 par value per share. As of December 31, 1998, and assuming the conversion of all outstanding preferred stock into common stock upon the closing of this offering, there were outstanding 18,558,464 shares of common stock held of record by 58 stockholders, options to purchase 2,227,052 shares of common stock and warrants to purchase 159,938 shares of common stock.

Common Stock

   Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the Board may from time to time determine. Each stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in Autoweb.com's Certificate of Incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. The common stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon a liquidation, dissolution or winding-up of Autoweb.com, the assets legally available for distribution to stockholders are distributable ratably among the holders of the common stock and any participating preferred stock outstanding at that time after payment of liquidation preferences, if any, on any outstanding preferred stock and payment of other claims of creditors. Each outstanding share of common stock is, and all shares of common stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

Preferred Stock

   Upon the closing of this offering, each outstanding share of preferred stock (the "Convertible Preferred" ) will be converted into shares of common stock. See Note 7 of Notes to Financial Statements for a description of the Convertible Preferred. Following the offering, Autoweb.com will be authorized, subject to limitations prescribed by Delaware law, to provide for the issuance of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding) without any further vote or action by the stockholders. The Board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of Autoweb.com and may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock. We have no current plan to issue any shares of preferred stock.

Registration Rights

   Pursuant to the Amended and Restated Rights Agreement dated October 16, 1998 between Autoweb.com, the founders and certain investors (the "Rights Agreement"), the investors, holding an aggregate of 10,788,286 shares of common stock of Autoweb.com, 10,188,927 of which are issuable upon conversion of the Series A, Series B, Series C and Series D preferred stock (collectively the "Registrable Securities" and the holders of Registrable Securities, collectively the "Holders"), have certain registration rights pertaining to the Registrable Securities at any time after 180 days following the closing of this offering. Under the Rights Agreement, the Holders, by written request of at least 50% of the Registrable Securities then outstanding, may demand that Autoweb.com file a registration statement under the Securities Act covering all or a portion of the Holders' Registrable Securities, provided that, in the case of a registration statement on a form other than a Form S-3, the registration statement has an aggregate proposed offering price to the public, net of underwriters' discounts and commissions, of at least $5,000,000 or, in the case of a registration on a Form S-3, there is a reasonably anticipated aggregate offering price to the public of at least $2,500,000. The Holders may not demand more than three Form S-3 registrations in total or more than two in any one year. These registration rights are subject to Autoweb.com's right to delay the filing of a registration statement not more than once in a 12-month period for not more than 90 days.

   In addition, certain "piggyback" registration rights exist for the Holders' Registrable Securities and the founders' 7,389,114 shares of common stock of Autoweb.com (including an aggregate of 306,364 shares of common stock that are issuable upon the conversion of the Series A preferred stock), or 7,289,114 shares if the underwriter's over-allotment is exercised in full ("Founders' Shares"). If Autoweb.com proposes to register any of its common stock under the Securities Act (other than pursuant to the Holders' demand registration rights noted above), the Holders or founders may require Autoweb.com to include all or a portion of their Registrable Securities or Founders' Shares in such registration; provided, however, that the managing underwriter, if any, of any such offering has certain rights to limit the number of Registrable Securities and Founders' Shares proposed to be included in such registration to 30% of the aggregate shares included in the offering.

   All registration expenses incurred in connection with the above registrations will be borne by Autoweb.com. The selling investor or founder will pay all underwriting discounts and selling commissions applicable to the sale of his, her or its Registrable Securities or Founders' Shares.

   Demand and piggyback registration rights under the Rights Agreement terminate with respect to each investor or founder, as applicable, when:

  . such investor or founder can sell his, her or its Registrable Securities or Founders' Shares under Rule 144(k); or

  . such investor or founder may sell all his, her or its shares in a three-month period under Rule 144 of the Securities Act.

Anti-Takeover Provisions

   Delaware Law

   Upon the closing of this offering, Autoweb.com will be subject to the provisions of Section 203 of the Delaware General Corporation Law (the "Anti-Takeover Law") regulating corporate takeovers. The Anti-Takeover Law prevents certain Delaware corporations, including those whose securities are listed on the Nasdaq National Market, from engaging, under certain circumstances, in a "business combination" (which includes a merger or sale of more than 10% of the corporation's assets) with any "interested stockholder" (a stockholder who owns 15% or more of the corporation's outstanding voting stock, as well as affiliates and associates of any such stockholder) for three years following the date that such stockholder became an "interested stockholder" unless:

  . the transaction is approved by the Board of Directors prior to the date the "interested stockholder" attained such status;

  . upon consummation of the transaction that resulted in the stockholder's becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

  . on or subsequent to such date the "business combination" is approved by the Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the "interested stockholder."

A Delaware corporation may "opt out" of the Anti-Takeover Law with an express provision in its original certificate of incorporation or an express provision in its certificate or incorporation or bylaws resulting from a stockholders' amendment approved by at least a majority of the outstanding voting shares. We have not "opted out" of the provisions of the Anti-Takeover Law. The statute could prohibit or delay mergers or other takeover or change-in-control attempts with respect to Autoweb.com and, accordingly, may discourage attempts to acquire Autoweb.com.

   Charter and Bylaw Provisions

   Our Certificate of Incorporation and Bylaws provide, upon the completion of this offering, for the division of the Board into three classes of two directors each with staggered three-year terms. The classification of the Board could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of Autoweb.com. In addition, the Bylaws provide that any action required or permitted to be taken by the stockholders of Autoweb.com at an annual meeting or a special meeting of the stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting. The Bylaws provide that special meetings of the stockholders may only be called by the Chairman of the Board, the Chief Executive Officer, the President, the holders of shares of Autoweb.com that are entitled to cast not less than 10% of the total number of votes entitled to be cast by all stockholders at such meeting or by the Board.

   Our Bylaws provide that Autoweb.com will indemnify officers and directors against losses that they may incur in investigations and legal proceedings resulting from their services to Autoweb.com, which may include services in connection with takeover defense measures. Such provisions may have the effect of preventing changes in the management of Autoweb.com.

Transfer Agent and Registrar

   The Transfer Agent and Registrar for Autoweb.com's common stock is American Securities Transfer & Trust, Inc.

Listing

   We have applied to list our common stock on the Nasdaq National Market under the trading symbol "AWEB."

                        SHARES ELIGIBLE FOR FUTURE SALE

   Prior to this offering, there has been no market for our common stock, and we cannot assure you that a significant public market for our common stock will develop or be sustained after this offering. Future sales of substantial amounts of common stock (including shares issued upon exercise of outstanding options) in the public market after this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through sale of equity securities. As described below, no shares currently outstanding will be available for sale immediately after this offering due to certain contractual restrictions on resale. Sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

   Upon completion of this offering, Autoweb.com will have outstanding 23,458,464 shares of common stock, assuming no exercise of the Underwriters' over-allotment option and no exercise of outstanding options or warrants. Of these shares, the 5,000,000 shares sold in this offering will be freely tradable without restriction under the Securities Act unless purchased by "affiliates" of Autoweb.com as that term is defined in Rule 144 under the Securities Act. Of the remaining shares, 14,706 shares will be eligible for sale in the public market beginning 91 days after the date of this offering and 18,443,758 shares are subject (1) to lock-up agreements providing that, with certain limited exceptions, the stockholder will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of common stock of Autoweb.com or any securities convertible into or exchangeable or exercisable for such shares of common stock or publicly disclose an intention to make any such offer, sale, pledge or disposal for a period of 180 days following the date of the final prospectus for this offering or (2) to holding period requirements under Rule 144 under the Securities Act. Beginning 181 days after the date of the final prospectus, 17,557,354 of these shares will be eligible for sale in the public market, although 16,700,190 shares will be subject to certain volume limitations. The majority of the remaining 886,404 shares will become eligible for sale, subject to certain volume limitations, on October 16, 1999.

   In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least one year (including the holding period of any prior owner except an affiliate) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (1) 1% of the number of shares of common stock then outstanding (which will equal approximately 235,000 shares immediately after this offering) or (2) the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about Autoweb.com. Under Rule 144(k), a person who is not deemed to have been an affiliate of Autoweb.com at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except an affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

   Rule 701 permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions, including the holding period requirement, of Rule 144. Any employee, officer or director of or consultant to Autoweb.com who purchased his or her shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell such shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling such shares. However, all shares issued pursuant to Rule 701 are subject to lock-up agreements and will only become eligible for sale at the earlier of the expiration of the 180-day lock-up agreements or no sooner than 90 days after the offering upon obtaining the prior written consent of Credit Suisse First Boston Corporation.

   Immediately after this offering, Autoweb.com intends to file a registration statement under the Securities Act covering shares of common stock subject to options outstanding under the 1997 Plan or reserved for issuance under the Equity Incentive Plan, the Directors Plan and the Purchase Plan. Based on the number of shares subject to outstanding options at December 31, 1998 and currently reserved for issuance under all such plans, such registration statement would cover approximately 6,097,819 shares. Such registration statement will automatically become effective upon filing. Accordingly, shares registered under such registration statement will, subject to Rule 144 volume limitations applicable to affiliates of Autoweb.com, be available for sale in the open market immediately after the 180-day lock-up agreements expire. Also beginning 180 days after the date of this offering, certain holders of shares of common stock will be entitled to certain rights with respect to registration of such shares of common stock for offer and sale to the public. See "Description of Capital Stock--Registration Rights."

                                  UNDERWRITING

   Under the terms and subject to the conditions contained in the underwriting
agreement dated     , 1999, we and the selling stockholders have agreed to sell to the underwriters named below, for whom Credit Suisse First Boston Corporation, Hambrecht & Quist LLC, BancBoston Robertson Stephens, Inc. and U.S. Bancorp Piper Jaffray Inc. are acting as representatives, the following respective numbers of shares of common stock:

                                                                       Number of
        Underwriter                                                     Shares
        -----------                                                    ---------
   Credit Suisse First Boston Corporation.............................
   Hambrecht & Quist LLC..............................................
   BancBoston Robertson Stephens, Inc. ...............................
   U.S. Bancorp Piper Jaffray Inc. ...................................
                                                                       ---------
     Total............................................................ 5,000,000
                                                                       =========

   The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering, if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that, if an underwriter defaults, the purchase commitments of nondefaulting underwriters may be increased or the offering of common stock may be terminated.

   We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to 650,000 additional shares from us and an aggregate of 100,000 additional outstanding shares from the selling stockholders at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover over-allotments of common stock.

   The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling
group members at that price less a concession of $   per share. The
underwriters and the selling group members may allow a discount of $   per
share on sales to other broker/dealers. After the initial public offering, the public offering price and concession and discount to dealers may be changed by the representatives.

   The following table summarizes the compensation and expenses we and the selling stockholders will pay.

                                                         Total
                                        ---------------------------------------
                                                     Without          With
                                        Per Share Over-Allotment Over-Allotment
                                        --------- -------------- --------------
Underwriting discounts and commissions
 paid by us...........................    $            $              $
Expenses payable by us................    $            $              $
Underwriting discounts and commissions
 paid by the selling stockholders.....    $            $              $

   The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the shares of common stock being offered.

   We and our officers and directors and certain other stockholders have agreed not to offer, sell, contract to sell, announce our intention to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to any additional shares of our common stock or securities convertible into to exchangeable or exercisable for any shares of our common stock without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus, except in the case of issuances pursuant to the exercise of employee stock options outstanding on the date hereof.

   The underwriters intend to reserve for sale, at the initial public offering price, a certain number of shares of common stock (not to exceed 5% of the total number of shares offered in this offering) for Autoweb.com's customers, partners and business associates. In addition, the underwriters may reserve, at the initial public offering price, up to $3 million of common stock offered in this offering for entities affiliated with Technology Crossover Ventures, all of which are existing stockholders. See "Certain Transactions" and "Principal and Selling Stockholders." As a result, the number of shares of common stock available for sale to the general public in the offering will be reduced to the extent such persons purchase the reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

   We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments which the underwriters may be required to make in respect thereof.

   We have applied to list the shares of common stock on The Nasdaq Stock Market's National Market.

   Prior to this offering, there has been no public market for the common stock. The initial public offering price will be determined by negotiation between us and the underwriters. The principal factors to be considered in determining the public offering price include: the information set forth in this prospectus and otherwise available to the underwriters; the history and the prospects for the industry in which we will compete; the ability of our management; the prospects for our future earnings; the present state of our development and our current financial condition; the general condition of the securities markets at the time of this offering; and the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies.

   The representatives may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the securities originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                          NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

   The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that Autoweb.com and the selling stockholders prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are effected. Accordingly, any resale of the common stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

Representations of Purchasers

   Each purchaser of common stock in Canada who receives a purchase confirmation will be deemed to represent to Autoweb.com and the selling stockholders and the dealer from whom such purchase confirmation is received that: (i) such purchaser is entitled under applicable provincial securities laws to purchase such common stock without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text above under "Resale Restrictions."

Rights of Action (Ontario Purchasers)

   The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by section 32 of the Regulation under the Securities Act (Ontario). As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

Enforcement of Legal Rights

   All of the issuer's directors and officers as well as the experts named herein and the selling stockholders, may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

Notice to British Columbia Residents

   A purchaser of common stock to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from Autoweb.com. Only one such report must be filed in respect of common stock acquired on the same date and under the same prospectus exemption.

Taxation and Eligibility for Investment

   Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and with respect to the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

   Fenwick & West LLP, Palo Alto, California will pass upon the validity of the issuance of the shares of common stock offered hereby. Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California will pass upon certain legal matters in connection with this offering for the underwriters.

                                    EXPERTS

   The financial statements as of December 31, 1997 and 1998 and for each of the years in the three-year period ended December 31, 1998 included in this prospectus have been included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of this firm as experts in auditing and accounting.

                STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

   This prospectus contains forward-looking statements with respect to our financial condition, results of operations and business. We use words such as "anticipates," "believes," "plans," "expects," "future" and "intends" and similar expressions to identify forward-looking statements. This prospectus also contains forward-looking statements attributed to certain third parties relating to their estimates regarding the growth of certain e-commerce, automotive and automotive-related service markets and spending, which we believe are accurate. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including those risks described in "Risk Factors" and elsewhere in this prospectus. Please carefully consider the risks set forth in the section entitled "Risk Factors" starting on page 6 of this prospectus.

                             ADDITIONAL INFORMATION

   We have filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedule thereto. For further information with respect to Autoweb.com and the common stock offered hereby, you should refer to the Registration Statement and the exhibits and schedule thereto. Statements contained in this prospectus regarding the contents of any contract or any other document to which we make reference are not necessarily complete, and, in each instance, we make reference to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. You may inspect a copy of the Registration Statement and the exhibits and schedule thereto without charge at the offices of the Commission at Judiciary Plaza, 450 Fifth Street, Washington, D.C. 20549, and you may obtain copies of all or any part of the Registration Statement from the Public Reference Section of the Commission, Washington, D.C. 20549 upon the payment of the fees prescribed by the Commission. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as Autoweb.com, that file electronically with the Commission.

                               AUTOWEB.COM, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Report of Independent Accountants.......................................... F-2
Balance Sheets............................................................. F-3
Statements of Operations................................................... F-4
Statement of Stockholders' Deficit......................................... F-5
Statements of Cash Flows................................................... F-6
Notes to Financial Statements.............................................. F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Autoweb.com, Inc.

   In our opinion, the accompanying balance sheets and the related statements of operations, stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of Autoweb.com, Inc. as of December 31, 1997 and 1998 and the results of its operations and its cash flows for the years ended December 31, 1996, 1997 and 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion expressed above.

/s/ Pricewaterhouse Coopers LLP
San Jose, California

January 25, 1999, except for Note 13 for which

the date is March 17, 1999.

                                AUTOWEB.COM, INC

                                 BALANCE SHEETS
                      (In thousands, except share amounts)

                                                                   Pro Forma
                                                                 Stockholders'
                                                December 31,       Equity at
                                              -----------------  December 31,
                                               1997      1998        1998
                                              -------  --------  -------------
                                                                  (Unaudited)
ASSETS
Current assets:
  Cash and cash equivalents.................. $ 1,819  $  2,714
  Accounts receivable, net of allowance for
   doubtful accounts of $65 and $498 in 1997
   and 1998, respectively....................     450     2,147
  Prepaid expenses and other current assets..     550     1,162
                                              -------  --------
    Total current assets.....................   2,819     6,023
Property and equipment, net..................     475     1,162
                                              -------  --------
    Total assets............................. $ 3,294  $  7,185
                                              =======  ========
LIABILITIES, MANDATORILY REDEEMABLE
 CONVERTIBLE PREFERRED STOCK AND
 STOCKHOLDERS' (DEFICIT) EQUITY
Current liabilities:
  Accounts payable and other accrued
   expenses.................................. $   816  $  2,557
  Accrued payroll and related expenses.......     164       624
  Deferred revenue...........................     999     1,739
  Current portion of capital lease
   obligations...............................      27        14
  Current portion of notes payable...........      40       289
                                              -------  --------
    Total current liabilities................   2,046     5,223
Capital lease obligations, net of current
 portion.....................................      14        --
Notes payable, net of current portion........       3       654
                                              -------  --------
    Total liabilities........................   2,063     5,877
                                              -------  --------
Mandatorily redeemable convertible preferred
 stock, $0.001 par value:
  Authorized: 13,649,976 shares
  Issued and outstanding: 5,465,998 shares in
   1997, 8,068,244 shares in 1998 and none
   pro forma.................................   5,261    12,969
                                              -------  --------
Commitments (Note 6)
Stockholders' (deficit) equity:
 Common stock, $0.001 par value:
   Authorized: 60,000,000 shares
   Issued and outstanding: 7,812,360 shares
    in 1997, 8,063,173 shares in 1998 and
    18,558,464 pro forma.....................       2         2    $     12
 Additional paid-in capital..................     111    11,371      24,330
 Unearned stock-based compensation...........      --    (5,406)     (5,406)
 Accumulated deficit.........................  (4,143)  (17,628)    (17,628)
                                              -------  --------    --------
     Total stockholders' (deficit) equity....  (4,030)  (11,661)   $  1,308
                                              -------  --------    ========
       Total liabilities, mandatorily
        redeemable convertible preferred
        stock and stockholders' (deficit)
        equity............................... $ 3,294  $  7,185
                                              =======  ========

   The accompanying notes are an integral part of these financial statements.

                               AUTOWEB.COM, INC.

                            STATEMENTS OF OPERATIONS
                    (In thousands, except per share amounts)

                                                    Year Ended December 31,
                                                    -------------------------
                                                     1996    1997      1998
                                                    ------  -------  --------
Net revenues....................................... $  307  $ 3,492  $ 13,041
Cost of net revenues...............................     24      244       842
                                                    ------  -------  --------
    Gross profit...................................    283    3,248    12,199
                                                    ------  -------  --------
Operating expenses:
  Sales and marketing..............................    866    5,216    13,619
  Product development..............................     57      325       586
  General and administrative.......................    195      678     3,818
  Stock-based compensation.........................     --       --     5,601
                                                    ------  -------  --------
    Total operating expenses.......................  1,118    6,219    23,624
                                                    ------  -------  --------
Loss from operations...............................   (835)  (2,971)  (11,425)
Interest and other income (expense), net...........    (10)      51       (59)
                                                    ------  -------  --------
Net loss...........................................   (845)  (2,920)  (11,484)
Accretion of mandatorily redeemable convertible
 preferred stock to redemption value...............     (8)    (276)     (890)
                                                    ------  -------  --------
Net loss attributable to common stockholders....... $ (853) $(3,196) $(12,374)
                                                    ======  =======  ========
Net loss per share:
  Basic and diluted................................ $(0.11) $ (0.41) $  (1.58)
                                                    ======  =======  ========
  Weighted average shares--basic and diluted.......  7,497    7,794     7,850
                                                    ======  =======  ========
Pro forma net loss per share:
  Basic and diluted................................                  $  (0.69)
                                                                     ========
  Weighted average shares--basic and diluted.......                    16,669
                                                                     ========



   The accompanying notes are an integral part of these financial statements.

                               AUTOWEB.COM, INC.
                       STATEMENT OF STOCKHOLDERS' DEFICIT
              for the years ended December 31, 1996, 1997 and 1998
                                 (In thousands)

                                                     Mandatorily
                                                      Redeemable
                                                     Convertible
                                                      Preferred
                                                        Stock        Common Stock  Additional   Unearned
                                                    ---------------  -------------  Paid-in   Stock-Based  Accumulated
                                                    Shares  Amount   Shares Amount  Capital   Compensation   Deficit    Total
                                                    ------  -------  ------ ------ ---------- ------------ ----------- --------
Balances, January 1, 1996.....................                       7,200   $ 1                            $    (94)  $    (93)
 Issuance of Series A mandatorily redeemable
  convertible preferred stock.................      1,271   $   150
 Accretion of Series A mandatorily redeemable
  convertible preferred stock to redemption
  value.......................................                    8                                               (8)        (8)
 Issuance of common stock in exchange for
  services....................................                         594     1    $    61                                  62
 Net loss.....................................                                                                  (845)      (845)
                                                    -----   -------  -----   ---    -------                 --------   --------
Balances, December 31, 1996...................      1,271       158  7,794     2         61                     (947)      (884)
 Issuance of Series A mandatorily redeemable
  convertible preferred stock.................        813        96
 Accretion of Series A mandatorily redeemable
  convertible preferred stock to redemption
  value.......................................                   26                                              (26)       (26)
 Issuance of Series B mandatorily redeemable
  convertible preferred stock, net of costs
  $46.........................................      2,448     4,621
 Accretion of Series B mandatorily redeemable
  convertible preferred stock to redemption
  value.......................................                  250                                             (250)      (250)
 Conversion of loans into Series A mandatorily
  redeemable convertible preferred stock......        934       110
 Exercise of stock options....................                          18                4                                   4
 Issuance of warrant to purchase common stock
  in exchange for services....................                                           46                                  46
 Net loss.....................................                                                                (2,920)    (2,920)
                                                    -----   -------  -----   ---    -------                 --------   --------
Balances, December 31, 1997...................      5,466     5,261  7,812     2        111                   (4,143)    (4,030)
 Accretion of Series A mandatorily redeemable
  convertible preferred stock to redemption
  value ......................................                   32                                              (32)       (32)
 Accretion of Series B mandatorily redeemable
  convertible preferred stock to redemption
  value ......................................                  499                                             (499)      (499)
 Issuance of Series C mandatorily redeemable
  convertible preferred stock, net of costs
  $50.........................................      2,370     4,965
 Accretion of Series C mandatorily redeemable
  convertible preferred stock to redemption
  value.......................................                  317                                             (317)      (317)
 Issuance of Series D mandatorily redeemable
  convertible preferred stock, net of costs,
  $93.........................................        860     1,942
 Accretion of Series D mandatorily redeemable
  convertible preferred stock to redemption
  value.......................................                   42                                              (42)       (42)
 Repurchase of Series A mandatorily redeemable
  convertible preferred stock.................       (628)      (89)                                          (1,111)    (1,111)
 Exercise of stock options....................                         205               57                                  57
 Issuance of common stock in exchange for
  intangible asset............................                          15               13                                  13
 Issuance of common stock in exchange for
  services....................................                          15               50                                  50
 Issuance of common stock in exchange for
  services....................................                          16               54                                  54
 Issuance of warrant to purchase common
  stock.......................................                                           79                                  79
 Unearned stock-based compensation............                                       11,007     $(11,007)
 Amortization of unearned stock-based
  compensation................................                                                     5,601                  5,601
 Net loss.....................................                                                               (11,484)   (11,484)
                                                    -----   -------  -----   ---    -------     --------    --------   --------
Balances, December 31, 1998...................      8,068   $12,969  8,063   $ 2    $11,371     $ (5,406)   $(17,628)  $(11,661)
                                                    =====   =======  =====   ===    =======     ========    ========   ========

   The accompanying notes are an integral part of these financial statements.

                               AUTOWEB.COM, INC.

                            STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                       Year Ended December
                                                               31,
                                                      ------------------------
                                                      1996    1997      1998
                                                      -----  -------  --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss........................................... $(845) $(2,920) $(11,484)
  Adjustments to reconcile net loss to net cash used
   in operating activities:
    Issuance of common stock in exchange for
     services........................................    62       --       133
    Depreciation and amortization....................    40      158       551
    Write down of intangible assets..................    --      103        13
    Provision for doubtful accounts..................    20       45       433
    Stock-based compensation expense for options
     granted.........................................    --       --     5,601
    Change in assets and liabilities:
      Accounts receivable............................   (22)    (471)   (2,130)
      Prepaid expenses and other current assets......    (5)    (542)     (612)
      Payable to related parties.....................    44       --        --
      Accounts payable and other accrued expenses....   181      634     1,741
      Accrued payroll and related expenses...........     3      160       460
      Deferred revenue...............................   486      441       740
                                                      -----  -------  --------
        Net cash used in operating activities........   (36)  (2,392)   (4,554)
                                                      -----  -------  --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of property and equipment..............   (59)    (519)   (1,238)
  Acquisition of intangibles.........................   (23)      --        --
                                                      -----  -------  --------
    Net cash used in investing activities............   (82)    (519)   (1,238)
                                                      -----  -------  --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Principal payments under capital lease obligations
   and notes payable.................................   (21)     (48)      (61)
  Proceeds from borrowings under long-term debt
   facility..........................................    --       --       934
  Proceeds from issuance of mandatorily redeemable
   convertible preferred stock.......................   150    4,763     6,957
  Proceeds from issuance of common stock.............    --        4        57
  Repurchase of Series A mandatorily redeemable
   convertible preferred stock.......................    --       --   (1,200)
                                                      -----  -------  --------
    Net cash provided by financing activities........   129    4,719     6,687
                                                      -----  -------  --------
Net increase in cash and cash equivalents............    11    1,808       895
Cash and cash equivalents, at beginning of year......    --       11     1,819
                                                      -----  -------  --------
Cash and cash equivalents, at end of year............ $  11  $ 1,819  $  2,714
                                                      =====  =======  ========
SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND
 FINANCING ACTIVITIES:
  Note issued to purchase intangibles................ $  80  $    --  $     --
  Obligations under capital leases acquired during
   the year.......................................... $  63  $    --  $     --
  Conversion of loans into Series A mandatorily
   redeemable convertible preferred stock............ $  --  $   110  $     --
  Unearned stock-based compensation related to stock
   option grants..................................... $  --  $    --  $ 11,007
  Accretion of mandatorily redeemable convertible
   preferred stock................................... $   8  $   276  $    890
  Revenue and advertising expense from barter
   transactions...................................... $  --  $   331  $    733
  Acquisition of intangibles in exchange for common
   stock............................................. $  --  $    --  $     13
  Issuance of common stock warrant/common stock in
   exchange for series............................... $  --  $    46  $     50
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the year for interest............. $  10  $    34  $    101
  Taxes paid during the year......................... $   1  $     1  $      1

   The accompanying notes are an integral part of these financial statements.

                                  AUTOWEB.COM

                         NOTES TO FINANCIAL STATEMENTS

1. The Company

   Autoweb.com, Inc. ("Company"), a California corporation, was incorporated on October 3, 1995 as Downtown Web, Inc. The Company provides a consumer automotive Internet service, whereby its Web site enables consumers to select new or pre-owned vehicles from member dealers. In addition, the Company offers services that enable consumers to purchase automotive-related products and services such as insurance and financing. The Company markets and sells its services primarily in North America and operates in one business segment. In connection with the incorporation of the Company, the founders transferred some proprietary technology and other intangible assets to the Company in exchange for 7,200,000 shares of common stock. For accounting purposes, no value was assigned to this transaction as there was no predecessor basis in the technology and other intangible assets.

2. Summary of Significant Accounting Policies

Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentrations of Credit Risk

   Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents and accounts receivable. Cash and cash equivalents are deposited with three high credit quality financial institutions in the United States. The Company maintains allowances for potential credit losses and such losses have been within management's expectations. In 1998, there was one customer that accounted for 13.8% of the Company's 1998 net revenues. There were no customers with a balance due to the Company in excess of 10% of aggregate accounts receivable as of December 31, 1998.

Cash and Cash Equivalents

   The Company considers all highly liquid investments purchased with original maturities of ninety days or less to be cash equivalents. Cash equivalents consist primarily of deposits in money market funds.

Fair Value of Financial Instruments

   Carrying amounts of certain of the Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and other accrued liabilities, approximate fair value due to their short maturities.

Property and Equipment

   Property and equipment are stated at cost and are depreciated on a straight line basis over the estimated useful lives of the assets, generally two years.

Revenue Recognition

   Revenues are derived primarily from fees charged to member dealers for each qualified purchase inquiry provided to them by the Company. The revenue related to the fee is recognized at the time the purchase inquiry is forwarded to the member dealer provided that no significant obligations for the Company remain and

                                  AUTOWEB.COM
collection of the resulting receivable is probable. The Company establishes a returns reserve for unqualified purchase inquiries at the time of revenue recognition based upon the Company's historical experience. The Company initially charged member dealers on a "subscription" model basis, whereby each member dealer paid an initial set-up fee and/or a flat monthly fee in exchange for receiving qualified purchase inquiries from the Company. In February 1998, the Company began converting member dealers to the current "pay for performance" model whereby a member dealer pays the Company a fee for each qualified purchase inquiry. Under the former subscription model, revenue from both the initial and/or monthly fee was initially deferred and then recognized ratably over the term of the agreement, generally one year. Revenue from the former subscription model is expected to largely cease in 1999.

   The Company also derives revenue from the sale of banner advertisements, which is recognized ratably in the period in which the advertisement is displayed, provided that no significant obligations for the Company remain and collection of the resulting receivable is probable. To the extent that minimum guaranteed page deliveries are not met, the Company defers recognition of the corresponding revenues until the guaranteed page deliveries are achieved. Barter advertisement transactions are recorded at the lower of estimated fair value of the services received or the estimated fair value of the advertisements given.

   Another significant source of revenue for the Company is derived from a contract with an insurance company for providing customer referrals for insurance. The fee from this contract is being recognized ratably over the term of the agreement.

Product Development Costs

   Product development costs include expenses incurred by the Company to develop and enhance the Company's Web site. Product development costs are expensed as incurred.

Advertising Expense

   Advertising costs are expensed as incurred and totaled $226,000, $1.8 million and $5.8 million during the years ended December 31, 1996, 1997 and 1998, respectively.

Stock-Based Compensation

   In 1997, the Company adopted the disclosure provisions of Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-based Compensation ." The Company has elected to continue accounting for stock-based compensation issued to employees using Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and, accordingly, pro forma disclosures required under SFAS No. 123 have been presented (See Note 9). Under APB No. 25, compensation expense is based on the difference, if any, on the date of the grant, between the fair value of the Company's stock and the exercise price. Stock issued to non-employees has been accounted for in accordance with SFAS No. 123 and valued using the Black-Scholes model.

Income Taxes

   The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." This statement prescribes the use of the liability method whereby deferred tax asset and liability account balances are calculated at the balance sheet date using current tax laws and rates in effect. Valuation allowances are established when necessary to reduce deferred tax assets where it is more likely than not that the deferred tax asset will not be realized.

                                  AUTOWEB.COM

Net Loss Per Share

   The Company computes net loss per share in accordance with SFAS No. 128, "Earnings per Share," and SEC Staff Accounting Bulletin No. 98 ("SAB 98"). Under the provisions of SFAS No. 128 and SAB 98, basic net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common and common equivalent shares outstanding during the period. Common equivalent shares, composed of unvested restricted common stock and incremental common shares issuable upon the exercise of stock options and warrants and upon conversion of Series A, Series B, Series C, and Series D mandatorily redeemable convertible preferred stock, are included in the diluted net loss per share computation to the extent such shares are dilutive.

                                                      Years ended December
                                                               31,
                                                     -------------------------
                                                      1996    1997      1998
                                                     ------  -------  --------
                                                      (In thousands, except
                                                       per share amounts)
   Numerator:
     Net loss......................................  $ (845) $(2,920) $(11,484)
     Accretion of mandatorily redeemable
      convertible
      preferred stock to redemption value:
      Series A.....................................      (8)     (26)      (32)
      Series B.....................................      --     (250)     (499)
      Series C.....................................      --       --      (317)
      Series D.....................................      --       --       (42)
                                                     ------  -------  --------
     Net loss attributable to common stockholders..   $(853) $(3,196) $(12,374)
                                                     ------  -------  --------
   Denominator:
     Weighted average shares--basic and diluted....   7,497    7,794     7,850
                                                     ------  -------  --------
     Net loss per share--basic and diluted.........  $(0.11) $ (0.41) $  (1.58)
                                                     ======  =======  ========

   If the Company had reported net income, diluted net income per share would have included the shares used in the computation of pro forma net loss per share as well as an additional approximately 83,000 and 1.4 million common equivalent shares related to the outstanding options and warrants not included above (determined using the treasury stock method at the estimated fair value) for the years ended December 31, 1997 and 1998, respectively.

 Pro Forma Net Loss Per Share and Unaudited Pro Forma Stockholders' Equity

   Pro forma net loss per share has been computed as described above and also gives effect to the conversion of mandatorily redeemable convertible preferred stock not included above that will automatically convert upon completion of the Company's initial public offering (using the if-converted method). If the offering contemplated by this prospectus is consummated, all of the mandatorily redeemable convertible preferred stock outstanding as of December 31, 1998 will automatically be converted into an aggregate of 10,495,291 shares of common stock, based on the shares of mandatorily redeemable convertible preferred stock outstanding at December 31, 1998. Unaudited pro forma stockholders' equity at December 31, 1998, as adjusted for the conversion of mandatorily redeemable convertible preferred stock, is disclosed on the balance sheet.

                                  AUTOWEB.COM

   Pro forma basic and diluted net loss per share is as follows (in thousands, except per share amount):

                                                                  Year Ended
                                                               December 31, 1998
                                                               -----------------
     Net loss................................................      $(11,484)
                                                                   ========
     Shares used in computing basic and diluted net loss per
      share..................................................         7,850
     Adjusted to reflect the effect of the assumed conversion
      of all mandatorily redeemable convertible preferred
      stock from the date of issuance........................         8,819
                                                                   --------
     Weighted average shares used in computing pro forma
      basic and diluted net loss per share...................        16,669
                                                                   ========
     Pro forma basic and diluted net loss per share..........      $  (0.69)
                                                                   ========

Business Segments

   In June 1997, the FASB issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." SFAS No. 131 requires publicly held companies to report financial and other information about key revenue segments of the entity for which such information is available and is utilized by the chief operating decision maker. SFAS No. 131 is effective for fiscal years commencing December 15, 1997. The Company conducts its business within one business segment primarily within North America. Revenues from customers outside of the United States were less than 10% of net revenues for all periods presented in the accompanying statements of operations. There was one customer which represented 13.8% of net revenues for the year ended December 31, 1998.

Comprehensive Income

   Effective for the fiscal years commencing December 15, 1997, the Company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity during a period from non-owner sources. The Company's total comprehensive loss was the same as its net loss for the year ended December 31, 1998.

Recent Accounting Pronouncements

   In March 1998, the Accounting Standards Executive Committee (AcSEC) issued Statement of Position ("SOP") No. 98-1, "Software for Internal Use," which provides guidance on accounting for the cost of computer software developed or obtained for internal use. SOP No. 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. The Company does not expect that the adoption of SOP No. 98-1 will have a material impact on its financial statements.

   In April 1998, AcSEC issued SOP 98-5, "Reporting on the Costs of Start-Up Activities." This SOP provides guidance on the financial reporting of start-up costs and organization costs. It requires the costs of start-up activities and organization costs to be expensed as incurred. The SOP is effective for financial statements for fiscal years beginning after December 15, 1998. The Company does not expect that the adoption of SOP No. 98-5 will have a material impact on its financial statements.

                                  AUTOWEB.COM

3. Property and Equipment

   Property and equipment consisted of the following:

                                                                 December 31,
                                                                ---------------
                                                                 1997    1998
                                                                ------- -------
                                                                (In thousands)
   Computer equipment and software............................. $  465  $ 1,236
   Office equipment............................................     31      108
   Furniture and fixtures......................................    178      568
                                                                ------  -------
                                                                   674    1,912
   Less accumulated depreciation and amortization..............   (199)   (750)
                                                                ------  -------
                                                                $  475  $ 1,162
                                                                ======  =======

   The cost and accumulated amortization of assets acquired under capital leases were $76,000 and $67,000, respectively, at December 31, 1998.

4. Revolving Credit Facility

   Under a revolving credit facility with a bank, the Company may borrow up to the lesser of 70% of eligible accounts receivable or $1.3 million. There were no borrowings under this credit agreement at December 31, 1998. Any borrowings under this facility would bear interest at prime plus 1.0% (8.75% at December 31, 1998) and would be collaterized by accounts receivable. The credit agreement requires the Company to comply with certain financial covenants.

5. Notes Payable

   Notes payable consists of an equipment loan facility of $1.1 million. The notes bear interest at an annual rate of 18.4%, mature between 1999 and 2001, and are collateralized by specific equipment. There are no remaining amounts available under this facility. The loan facility agreement requires the Company to comply with certain financial covenants, including restrictions of dividend payments.

   Future minimum principal payments are as follows (in thousands):

   Year ending December 31,:
   1999.................................................................. $ 289
   2000..................................................................   338
   2001..................................................................   316
                                                                          -----
                                                                            943
   Less current portion..................................................  (289)
                                                                          -----
                                                                          $ 654
                                                                          =====

6. Commitments

Operating Lease

   In August 1997, the Company relocated its corporate headquarters and signed a new lease agreement for these facilities, which expires in October 2002.

                                  AUTOWEB.COM

   The future minimum lease payments under noncancelable operating leases are (in thousands).

   Year Ending December 31,
   ------------------------
   1999................................................................ $  547
   2000................................................................    561
   2001................................................................    575
   2002................................................................    490
                                                                        ------
                                                                        $2,173
                                                                        ======

   Facility rent expense for the years ended December 31, 1996, 1997 and 1998, was $44, $258 and $597, respectively.

Marketing Agreements

   In December 1998, the Company entered into an agreement with a global Internet media company to maintain certain exclusive promotional rights and linkage with the media company and to provide for certain advertising. As of December 31, 1998, the agreement required remaining minimum future payments over the thirteen month term of the agreement of approximately $2.2 million. The Company expenses all amounts ratably over the term of the agreement.

   The Company also has multi-year agreements with other Internet advertisers and automotive information providers that make available to consumers vehicle research data over the Internet. Such agreements require that the Company pay fees to these companies based on the volume of referrals received by the Company from these services. The Company expenses these amounts as the services are provided.

Litigation

   From time to time, the Company may be involved in litigation arising out of claims in the normal course of business. Based upon the information presently available, including discussion with outside legal counsel, management believes that there are no claims or actions pending or threatened against the Company, the ultimate resolution of which will have a material adverse effect on the Company's financial position, liquidity or results of operations.

7. Mandatorily Redeemable Convertible Preferred Stock

   At December 31, 1997 and 1998, the amounts of the mandatorily redeemable convertible preferred stock by series were as follows:

                               Shares Issued
                              and Outstanding     Net Amount
                            ------------------- --------------
                               December 31,      December 31,
                   Shares   ------------------- --------------
   Series        Authorized   1997      1998     1997   1998
   ------        ---------- --------- --------- ------ -------
                                                (In thousands)
   A              2,474,486 3,017,553 2,389,973 $  390 $   333
   B              2,550,000 2,448,445 2,448,445  4,871   5,370
   C              2,369,969        -- 2,369,967     --   5,282
   D              1,255,521        --   859,859     --   1,984
   Undesignated   5,000,000        --        --     --      --
                 ---------- --------- --------- ------ -------
                 13,649,976 5,465,998 8,068,244 $5,261 $12,969
                 ========== ========= ========= ====== =======

   Under the Company's Certificate of Incorporation, the Company's preferred stock is issuable in series and the Company's Board of Directors is authorized to determine the rights, preferences and privileges of each

                                  AUTOWEB.COM
series. At December 31, 1998, the terms of the mandatorily redeemable convertible preferred stock are as follows:

   Dividends:

     The holders of Series A, Series B, Series C and Series D mandatorily redeemable convertible preferred stock are entitled to cumulative dividends of $0.012, $0.204, $0.211, and $0.237 per share, per annum, respectively, when and if declared by the Board of Directors. Such dividends will be declared or paid prior and in preference to any declaration or payment of any dividend on the common stock, other than a common stock dividend payable solely in shares of common stock. The holders of the Series A, Series B, Series C and Series D mandatorily redeemable convertible preferred stock are also entitled to receive dividends at the same rate as dividends are paid on the common stock (other than dividends payable in additional shares of common stock). Each share of mandatorily redeemable convertible preferred stock would be treated as being equal to the number of shares of common stock into which each share of mandatorily redeemable convertible preferred stock is then convertible.

   Voting Rights:

     Each share of Series A, Series B, Series C and Series D mandatorily redeemable convertible preferred stock entitles a holder to the number of votes per share equal to the number of shares of common stock (including fractions of a share) into which each share of Series A, Series B, Series C and Series D mandatorily redeemable convertible preferred stock is then convertible.

   Liquidation Preference:

     Upon any liquidation, dissolution or winding up of the Company, the holders of the Series A, Series B, Series C and Series D mandatorily redeemable convertible preferred stock will be entitled to receive, in equal preference, before any distribution or payment is made to the holders of common stock, a sum equal to all accrued and accumulated but unpaid dividends, in addition to an amount per share of equal to the following: Series A-$0.12, Series B-$2.04, Series C-$2.11 and Series D- $2.37.

   Redemption:

     At any time on or after June 30, 2003 and prior to June 30, 2006, upon the written election of any holder of the Series A, Series B, Series C and Series D mandatorily redeemable convertible preferred stock, the Company must redeem in three annual installments the shares of Series A, Series B, Series C, and Series D mandatorily redeemable convertible preferred stock, paying for each share in cash an amount equal to the price at which the first share of such series of preferred stock was issued plus, for each such share, an amount equal to all dividends accumulated thereon, whether declared or not, minus dividends declared and paid thereon, computed to the redemption date.

   Conversion:

     Each share of Series A, Series B, Series C and Series D mandatorily redeemable convertible preferred stock is convertible into the number of shares of common stock determined by dividing $0.12, $2.04, $2.11 and $2.37, respectively, by the conversion price at the time in effect for each such share of mandatorily redeemable convertible preferred stock. The initial conversion price will be $0.12, $1.10, $1.84 and $2.37 per share for the Series A, Series B, Series C and Series D mandatorily redeemable convertible preferred stock, respectively. Conversion can be requested at any time at the option of the holder.

                                  AUTOWEB.COM

     The mandatorily redeemable convertible preferred stock would mandatorily convert into common stock at the conversion price relevant at that time, if the Company closes a firm commitment underwritten public offering of shares of common stock in which the aggregate price received for such shares by the Company (net of underwriting discounts, commissions and expenses) was at least $10.0 million and at a price per common share of at least $5.52 (subject to adjustment for stock splits, stock dividends, recapitalizations and the like).

Option for Series D Mandatorily Redeemable Convertible Preferred Stock

   In December 1998, the Company granted an option to the Chief Executive Officer to purchase up to 395,661 shares of the Company's Series D mandatorily redeemable convertible preferred stock at $2.37 per share. Payment for this stock may be in cash or, to the extent the Company's common stock is publicly traded, with same day sale proceeds or pursuant to a net exercise of the option. If the payment is in cash, it shall be in the amount of no less than $250,000, with the balance, if any, to be financed by an interest free full recourse promissory note secured by the stock. This note will be due and payable on the third anniversary of the date of issuance of the stock. The fair value of the option grant was estimated to be $1.7 million using the intrinsic value method, and it is included in the stock-based compensation charge in the year ended December 31, 1998.

8. Common Stock

   The Company's Certificate of Incorporation, as amended, authorizes the Company to issue 60,000,000 shares of common stock. Each share of common stock has the right to one vote. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors, subject to the prior rights of holders of all classes of stock at the time outstanding having priority rights as to dividends.

   At December 31, 1998, the Company had reserved shares of common stock for future issuance as follows:

   Conversion of Series A mandatorily redeemable convertible
    preferred stock...............................................  2,389,973
   Conversion of Series B mandatorily redeemable convertible
    preferred stock...............................................  4,530,092
   Conversion of Series C mandatorily redeemable convertible
    preferred stock...............................................  2,715,367
   Conversion of Series D mandatorily redeemable convertible
    preferred stock...............................................    859,859
   Exercise of options............................................  2,227,052
   Warrants.......................................................    159,938
                                                                   ----------
                                                                   12,882,281
                                                                   ==========

Warrants for Common Stock

   On June 25, 1997 the Company issued warrants for common stock to a preferred stockholder for services rendered. The warrants are subject to adjustment based on the number of shares of common stock issuable to Series B mandatorily redeemable convertible preferred stock on conversion. The total shares underlying the warrant are 135,901 and are exercisable at a price equal to 115% of the Series B mandatorily redeemable convertible preferred stock conversion price. The fair value of the grant was estimated at $46,000 using the Black-Scholes model and was charged to operating expenses in 1997.

   On June 1, 1998 the Company issued warrants for common stock to a third party. The total shares underlying the warrant are 24,037 and are exercisable at a price of $2.08 per share. The fair value of the grant was estimated at $79,000 using the Black-Scholes model and was charged to operating expenses in 1998.

                                  AUTOWEB.COM

9. Employee Benefit Plans

401(k) Savings Plan

   The Company has a savings plan (the "Savings Plan") that qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. Under the Savings Plan, participating employees may defer a percentage (not to exceed 25%) of their eligible pretax earnings up to the Internal Revenue Service's annual contribution limit. All employees of the Company are eligible to participate in the Savings Plan. The Company is not required to contribute to the Savings Plan and has made no contributions since the inception of the Savings Plan.

1997 Stock Option Plan

   In April 1997, the Company's Board of Directors adopted the 1997 Stock Option Plan ("1997 Plan"). The 1997 Plan provides for the granting of stock options to employees and consultants of the Company, (including officers and directors who are also employees).

   Options under the 1997 Plan may be granted for periods of up to ten years and at prices no less than 85% of the estimated fair value of the shares on the date of grant as determined by the Board of Directors, provided, however, that (i) the exercise price of an Incentive Stock Option ("ISO") may not be less than 100% of the estimated fair value of the shares on the date of grant, and (ii) the exercise prices of an ISO granted to a 10% stockholder may not be less than 110% of the estimated fair value of the shares on the date of grant. Options are exercisable immediately, subject to repurchase rights held by the Company that lapse over a maximum period of ten years, at such times and under such conditions as determined by the Board of Directors, generally four years.

   The following table summarizes activity under the Plan for the years ended December 31, 1997 and 1998:

                                               Year Ended December 31,
                                         -------------------------------------
                                               1997               1998
                                         ----------------- -------------------
                                                  Weighted            Weighted
                                                  Average             Average
                                                  Exercise            Exercise
                                         Shares    Price    Shares     Price
                                         -------  -------- ---------  --------
   Outstanding at beginning of year.....     --       --     362,505  $0.1770
   Granted.............................. 395,000  $0.1748  1,934,580  $0.5000
   Exercised............................ (18,000) $0.2000   (205,075) $0.2767
   Cancelled............................ (14,495) $0.1009   (260,619) $0.3205
                                         -------  -------  ---------  -------
   Outstanding at end of year........... 362,505  $0.1770  1,831,391  $0.4864
                                         =======  =======  =========  =======
   Options exercisable at year end
    without the right of repurchase by
    the Company.........................       0             478,277
                                         =======           =========
   Weighted average minimum fair value
    of options granted during year...... $  0.04           $    4.93
                                         =======           =========

                                  AUTOWEB.COM

   The following table summarizes information about stock options outstanding at December 31, 1998:

                                                     Options Outstanding at
                                                       December 31, 1998
                                                --------------------------------
                                                             Weighted
                                                              Average   Weighted
                                                 Number of   Remaining  Average
                                                  Shares    Contractual Exercise
   Exercise Prices                              Outstanding    Life      Price
   ---------------                              ----------- ----------- --------
   $0.007......................................     20,621     8.25      $0.007
   $0.20.......................................     46,385     8.73      $0.200
   $0.333......................................      4,977     8.81      $0.333
   $0.50.......................................  1,759,408     9.87      $0.500
                                                 ---------
                                                 1,831,391
                                                 =========

Fair Value Disclosures

   The Company calculated the minimum fair value of each option grant on the date of grant using the minimum value option pricing model as prescribed by SFAS No. 123 using the following assumptions:

                                                                Year Ended
                                                               December 31,
                                                               ------------
                                                                1997     1998
                                                               ------   ------
   Risk-free interest rates...................................    6.0%     5.5%
   Expected lives.............................................      5        5
   Dividend yield.............................................      0        0

   For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options's vesting period. The Company's pro forma information follows:

                                                               Year Ended
                                                              December 31,
                                                              ------------
                                                             1997      1998
                                                            -------  --------
   Net loss as reported.................................... $(2,920) $(11,484)
   Accretion on mandatorily redeemable convertible
    preferred stock........................................    (276)     (890)
                                                            -------  --------
   Net loss attributable to common stockholders............ $(3,196) $(12,374)
                                                            =======  ========
   Net loss--FAS 123 adjusted.............................. $(3,197) $(12,521)
                                                            =======  ========
   Net loss per share--as reported (Note 2)
     Basic and diluted..................................... $ (0.41) $  (1.58)
                                                            =======  ========
   Net loss per share--FAS 123 adjusted
     Basic and diluted..................................... $ (0.41) $  (1.60)
                                                            =======  ========

   The effects of applying SFAS 123 in this pro forma disclosure may not be indicative of future amounts. Additional awards in future years are anticipated.

Unearned Stock-Based Compensation

   In connection with certain stock option grants during the year ended December 31, 1998, the Company recorded unearned stock-based compensation totalling $11.0 million, which is being amortized over the vesting periods of the related options which is generally four years. Amortization of this stock-based compensation recognized during the year ended December 31, 1998 totaled approximately $5.6 million which reflected accelerated vesting associated with approximately 1.4 million options of common stock granted to the Chief

                                  AUTOWEB.COM

Executive Officer and the immediate vesting of the option for 395,661 shares of Series D mandatorily redeemable convertible preferred stock granted to the Chief Executive Officer (Note 7). If the stock-based compensation for the year ended December 31, 1998 were allocated across the relevant functional expense categories within operating expenses it would be allocated as follows (in thousands):

   Sales and marketing.................................................. $2,973
   Product development..................................................  1,176
   General and administrative...........................................  1,452
                                                                         ------
                                                                         $5,601
                                                                         ======

11. Income Taxes

   The principal items accounting for the difference between income taxes computed at the U.S. statutory rate and the provision for income taxes are as follows:

                                                              December 31,
                                                            -------------------
                                                            1996   1997   1998
                                                            -----  -----  -----
   U.S. statutory rate.....................................  34.0%  34.0%  34.0%
   Operating losses not benefited.......................... (34.0) (34.0) (34.0)
                                                            -----  -----  -----
                                                               --     --     --
                                                            =====  =====  =====

   The Company's net deferred tax asset is comprised as follows:

                                                                December 31,
                                                               ----------------
                                                                1997     1998
                                                               -------  -------
   Net operating loss carryforwards........................... $ 1,077  $ 2,608
   Other......................................................     108      956
                                                               -------  -------
                                                                 1,185    3,564
   Valuation allowance........................................  (1,185)  (3,564)
                                                               -------  -------
   Net deferred tax asset..................................... $    --  $    --
                                                               =======  =======

   As of December 31, 1998, the Company had net operating loss carryforwards available to reduce its future taxable income of approximately $7.0 million for federal and $4.0 million for state income tax purposes, respectively. The net operating loss carryforwards expire between 2003 and 2018 for both federal and state income tax purposes.

   For federal and state tax purposes, the Company's net operating loss carryforwards are subject to certain limitations on annual utilization in the event of changes in ownership, as defined by federal and state law.

12. Related Party Transactions

   At December 31, 1996, the Company owed a total of $110,000, to the founders and directors. These amounts represented deferred salaries net of expense advances, and were converted into $110,000 of Series A mandatorily redeemable convertible preferred stock in May 1997.

   At December 31, 1997, the Company had full recourse promissory notes receivable totaling $100,000 from stockholders who are also related parties. This amount is included in "prepaid expenses and other current assets." The notes earn interest at 6.5% per annum and are collateralized by a total of 84,000 shares of Series A mandatorily redeemable convertible preferred stock owned by the stockholders.

                                  AUTOWEB.COM

   At December 31, 1998, the Company had full recourse promissory notes receivable totalling $174,900 from stockholders who are also related parties. This amount is included in "prepaid expenses and other current assets". The notes earn interest at rates of 5.59% to 6.5% per annum and are collateralized by a total of 84,000 shares of Series A mandatorily redeemable convertible preferred stock and 177,012 shares of common stock.

13. Subsequent Events

   In January 1999, the Company filed a Registration Statement with the Securities and Exchange Commission permitting the Company to sell shares of its common stock to the public. If the offering is consummated under the terms presently anticipated, the Series A, Series B, Series C and Series D mandatorily redeemable convertible preferred stock outstanding at December 31, 1998 will automatically convert to common stock upon the closing of the public offering in the manner disclosed in Note 7 to Notes to Financial Statements.

   In January 1999, the Company's Board of Directors (i) adopted the 1999 Equity Incentive Plan and 1999 Directors Stock Option Plan pursuant to which 2,950,000 additional shares of the Company's common stock have been reserved for future issuance to selected employees, directors and non-employee directors and consultants, (ii) authorized the adoption of the 1999 Employee Stock Purchase Plan pursuant to which 400,000 shares of the Company's common stock have been reserved for issuance to eligible employees, which number is subject to automatic increase up to a maximum of 3,000,000 shares. These actions will be given effect on the effective date of the Company's initial public offering and will be submitted for approval by the Stockholders in February 1999.

   In January and February 1999, the Company granted options to employees for an additional 514,000 shares of common stock, which the Company expects to result in an additional $2.2 million of unearned stock-based compensation.

   On March 17, 1999 the Company was reincorporated from a California to a Delaware corporation. The Company effected a three-for-two forward split of its common and preferred stock. All share data and stock option plan information have been restated to reflect the Reincorporation and the forward split.

A map of North America showing the distribution of Autoweb.com Member
Dealerships

                                   [Artwork]

                        [LOGO OF AUTOWEB.COM APPEARS HERE]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. Other Expenses of Issuance and Distribution.

   The following table sets forth the costs and expenses to be paid by Autoweb.com in connection with the sale of the shares of common stock being registered hereby. All amounts are estimates except for the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market filing fee.

      Securities and Exchange Commission registration fee........... $   19,182
      NASD filing fee...............................................      6,900
      Nasdaq National Market filing fee.............................     95,000
      Accounting fees and expenses..................................    200,000
      Legal fees and expenses.......................................    395,000
      Road show expenses............................................     30,000
      Printing and engraving expenses...............................    175,000
      Blue sky fees and expenses....................................     10,000
      Transfer agent and registrar fees and expenses................      5,000
      Miscellaneous.................................................     63,918
                                                                     ----------
        Total....................................................... $1,000,000
                                                                     ==========

ITEM 14. Indemnification of Directors and Officers.

   Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act").

   As permitted by the Delaware General Corporation Law, the Registrant's Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

  . for any breach of the director's duty of loyalty to the Registrant or its stockholders,

  . for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,

  . under section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases), or

  . for any transaction from which the director derived an improper personal benefit.

   As permitted by the Delaware General Corporation Law, the Registrant's Bylaws provide that:

  . the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions,

  . the Registrant may indemnify its other employees and agents as set forth in the Delaware General Corporation Law,

  . the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions, and

  .  the rights conferred in the Bylaws are not exclusive.

   The Registrant intends to enter into Indemnification Agreements with each of its current directors and officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant's Certificate of Incorporation and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director, officer or employee of the Registrant regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.

   Reference is also made to Section 7 of the Underwriting Agreement, which provides for the indemnification of officers, directors and controlling persons of the Registrant against certain liabilities. The indemnification provision in the Registrant's Certificate of Incorporation, Bylaws and the Indemnity Agreements entered into between the Registrant and each of its directors and officers may be sufficiently broad to permit indemnification of the Registrant's directors and officers for liabilities arising under the Securities Act.

   The Registrant maintains directors' and officers' liability insurance and expects to obtain a rider to such coverage for securities matters.

   See also the undertakings set out in response to Item 17.

   Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

            Exhibit Document                                              Number
            ----------------                                              ------
      Underwriting Agreement (draft dated March 15, 1999)................  1.01
      Registrant's Certificate of Incorporation..........................  3.01
      Registrant's Bylaws................................................  3.02
      Amended and Restated Rights Agreement dated October 16, 1998.......  4.02
      Form of Indemnity Agreement........................................ 10.01

ITEM 15. Recent Sales of Unregistered Securities.

   The following table sets forth information regarding all securities sold by the Registrant since its incorporation on October 3, 1995. The numbers of shares reflect a 3-for-2 stock split of the Registrant's common stock and preferred stock to be effected in connection with the Registrant's reincorporation prior to the effectiveness of this offering.

                                                                              Aggregate Purchase
                                                                                    Price
                                              Title of      Number of            and Form of
Class of Purchasers        Date of Sale      Securities     Securities          Consideration
-------------------        ------------      ----------     ----------       --------------------
Farhang and Payam Zamani     10/17/95    Common Stock       7,200,000             --  Assets and
                                                                                      liabilities
                                                                                      of
                                                                                      predecessor
                                                                                      partnership
On Word Information,         06/05/96    Series A           1,270,503(1)     $150,000 Cash
Inc.                                     Mandatorily
                                         Redeemable
                                         Convertible
                                         Preferred Stock
On Word Information,         03/24/97    Common Stock         594,360         $70,002 Past
Inc.                                                                                  services
Farhang and Payam Zamani     05/21/97    Series A             933,944(1)(2)  $110,000 Conversion
                                         Mandatorily                                  of Loans
                                         Redeemable
                                         Convertible
                                         Preferred Stock

                                                                                 Aggregate Purchase
                                                                                       Price
                                                   Title of      Number of          and Form of
Class of Purchasers         Date of Sale          Securities     Securities        Consideration
-------------------         ------------          ----------     ----------    ----------------------
On Word Information,            06/25/97      Series A             813,106(1)     $95,773 Cash
Inc.                                          Mandatorily
                                              Redeemable
                                              Convertible
                                              Preferred Stock
Chatsworth Capital              06/25/97      Warrant to                --             -- --
Corporation                                   purchase 135,901
                                              shares of Common
                                              Stock
One venture capital firm        06/26/97      Series B           2,448,445(1)  $5,000,000 Cash
and a group of investors                      Mandatorily
                                              Redeemable
                                              Convertible
                                              Preferred Stock
AutoKey Internet                01/22/98      Common Stock          14,706        $12,745 Purchase of
Communications Ltd                                                                        Intangibles
Five affiliated venture         05/08/98      Series C           2,369,967(1)  $5,000,002 Cash
capital firms                                 Mandatorily
                                              Redeemable
                                              Convertible
                                              Preferred Stock
Three venture capital          10/16/98       Series D             859,859(1)  $2,035,002 Cash
firms                                         Mandatorily
                                              Redeemable
                                              Convertible
                                              Preferred Stock
CivicBanCorp                    10/15/98      Warrant to               --             --  --
                                              purchase 24,037
                                              shares of Common
                                              Stock
Individual consultant           11/8/98       Common Stock          16,032        $53,440 Past
                                                                                          services
Chatsworth Capital              11/24/98      Common Stock          15,000        $50,000 Past
Corporation                                                                               services
17 employee/ optionees          Through       Common Stock         499,475       $182,471 Cash and
                           February 28, 1999  (option exercises)                          promissory
                                                                                          notes
One officer/director            1/25/99       Series D             395,661(1)    $936,398 Cash and
                                              Mandatorily                                 Promissory
                                              Redeemable                                  note
                                              Convertible
                                              Preferred Stock
                                              (option exercise)

---------------------
(1) Each share of Series A, Series B, Series C and Series D Preferred Stock will convert automatically into 1.0, 1.85, 1.15 and 1.0 shares of common stock, respectively, upon the consummation of this offering.
(2) 543,073 and 84,507 of these shares were repurchased by the Registrant on May 7, 1998 and October 7, 1998, respectively.

                             ---------------------

   All sales of common stock made pursuant to the exercise of stock options were made in reliance on Rule 701 under the Securities Act or on Section 4(2) of the Securities Act.

   All other sales were made in reliance on Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act. These sales were made without general solicitation or advertising. Each purchaser was a sophisticated investor with access to all relevant information necessary to evaluate the investment and represented to the Registrant that the shares were being acquired for investment.

ITEM 16. Exhibits and Financial Statement Schedules.

   (a) The following exhibits are filed herewith:

 Number                              Exhibit Title
 ------                              -------------
  1.01  Form of Underwriting Agreement (draft dated March 15, 1999).*
  2.01  Agreement and Plan of Merger between Autoweb.com, Inc., a California corporation and Registrant.**
  3.01  Registrant's Certificate of Incorporation.**
  3.02  Registrant's Bylaws.**
  3.03  Registrant's Certificate of Retirement of preferred stock.**
  3.04  Registrant's Certificate of Designation of preferred stock.**
  4.01  Form of Specimen Certificate for Registrant's common stock.*
  4.02  Amended and Restated Rights Agreement dated October 16, 1998 between
        Registrant and certain stockholders named therein.**
  5.01  Opinion of Fenwick & West LLP regarding legality of the securities being registered.*
 10.01  Form of Indemnity Agreement between Registrant and each of its directors and executive officers.**
 10.02  Form of Series A Preferred Stock Purchase Agreement by and among
        Registrant, Farhang and Payam Zamani, and corresponding Form of
        Amendment to Investors Rights Agreement by and among Registrant, On
        Word Information, Inc. and Farhang and Payam Zamani.**
 10.03  Stock Repurchase Agreement dated May 7, 1998 between Registrant and
        Farhang Zamani.**
 10.04  Stock Repurchase Agreement dated May 7, 1998 between Registrant and
        Payam Zamani.**
 10.05  Stock Repurchase Agreement dated October 7, 1998 between Registrant and
        Farhang Zamani.**
 10.06  Stock Repurchase Agreement dated October 7, 1998 between Registrant and
        Payam Zamani.**
 10.07  Offer Letter dated December 16, 1998 by Registrant to Dean A.
        DeBiase.**
 10.08  Offer Letter dated August 19, 1997 by Registrant to Samuel M. Hedgpeth
        III.**
 10.09  Employment Agreement dated May 4, 1998 between Registrant and Samuel M.
        Hedgpeth III.**
 10.10  Offer Letter dated November 9, 1998 by Registrant to Robert M.
        Shapiro.**
 10.11  Offer Letter dated July 28, 1997 by Registrant to Michelle Hickford.**
 10.12  Offer Letter dated December 18, 1997 by Registrant to David L. Greene, as amended December 11, 1998.**
 10.13  Lease Agreement dated August 27, 1997 by and among Boyd C. Smith,
        Trustee, Louis B. Sullivan, Trustee and Registrant (related to
        Registrant's facilities at 3270 Jay Street).**
 10.14  Loan Agreement and Commercial Security Agreement, each dated December
        15, 1997, between Registrant and CivicBank of Commerce.**
 10.15  Form of Senior Loan and Security Agreement dated March 20, 1998 between
        Registrant and Phoenix Leasing Incorporated.**
 10.16  New & Pre-Owned Car Agreement dated June 17, 1998 between Registrant and Republic Industries, Inc.**/***
 10.17  Services Agreement dated January 21, 1998, as amended January 5, 1999, between Registrant and State Farm Mutual Automobile Insurance
        Company.**/***

 Number                              Exhibit Title
 ------                              -------------
 10.18  Services Agreement dated July 15, 1998 between Registrant and State
        Farm Mutual Automobile Insurance Company.**/***
 10.19  Advertising and Promotion Agreement dated December 17, 1998 between
        Registrant and Yahoo! Inc.**/***
 10.20  Registrant's 1997 Stock Option Plan and related documents.**
 10.21  Registrant's 1999 Equity Incentive Plan and related documents.**
 10.22  Registrant's 1999 Directors Stock Option Plan and related documents.**
 10.23  Registrant's 1999 Employee Stock Purchase Plan.**
 10.24  Promissory notes from Dean DeBiase to Registrant.**
 10.25  Offer Letter dated January 19, 1999 by Registrant to Garret R.
        Mullins.**
 10.26  Offer Letter dated February 9, 1999 by Registrant to Gordon H. Kass.**
 10.27  Offer Letter dated February 19, 1999 by Registrant to Catherine Y.
        Gordon.**
 23.01  Consent of Fenwick & West LLP (included in Exhibit 5.01).*
 23.02  Consent of PricewaterhouseCoopers LLP, independent accountants.*
 24.01  Power of Attorney.**
 24.02  Power of Attorney of Peter S. Sealey.*
 27.01  Financial Data Schedule.**

--------

  * Supplied with this Amendment No. 2.
 ** Previously filed.
*** Confidential treatment has been requested with regard to certain portions of this document. Such portions were filed separately with the Securities and Exchange Commission.

   (b) The following financial statement schedule is filed herewith:

     Schedule II--Valuation and Qualifying Accounts

   Other financial statement schedules are omitted because the information called for is not required or is shown either in the financial statements or the notes thereto.


ITEM 17. Undertakings.

   The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on the 16th day of March, 1999.

                                      AUTOWEB.COM, INC.

                                                   Dean A. DeBiase*
                                      By: _____________________________________
                                                    Dean A. DeBiase
                                         President and Chief Executive Officer

   Pursuant to the requirements of the Securities Act, this Amendment No. 2 to Registration Statement has been signed by the following persons in the capacities and on the date indicated.

                 Name                            Title                   Date
                 ----                            -----                   ----

Principal Executive Officer:
           Dean A. DeBiase*            President, Chief Executive   March 16, 1999
______________________________________  Officer and Director
           Dean A. DeBiase

Principal Financial Officer and
Principal Accounting Officer:
     /s/ Samuel M. Hedgpeth III        Vice President, Finance      March 16, 1999
______________________________________  and Administration and
        Samuel M. Hedgpeth III          Chief Financial Officer

Additional Directors:
            Mark N. Diker*             Director                     March 16, 1999
______________________________________
            Mark N. Diker

             Jay C. Hoag*              Director                     March 16, 1999
______________________________________
             Jay C. Hoag

            Mark R. Ross*              Director                     March 16, 1999
______________________________________
             Mark R. Ross

           Peter S. Sealey*            Director                     March 16, 1999
______________________________________
           Peter S. Sealey

           Farhang Zamani*             Director                     March 16, 1999
______________________________________
            Farhang Zamani

            Payam Zamani*              Director                     March 16, 1999
______________________________________
             Payam Zamani

   /s/ Samuel M. Hedgpeth
           III
*By: _________________________
   Samuel M. Hedgpeth III
      Attorney-in-Fact

                                                                     SCHEDULE II

                       VALUATION AND QUALIFYING ACCOUNTS

                                    Balance at                         Balance
                                    Beginning   Additions              at End
                                     of Year   (Reductions) Write-offs of Year
                                    ---------- ------------ ---------- -------
                                                  (In thousands)
Allowance for doubtful accounts:
  Year ended December 31, 1996.....   $    0      $   20       $ 0     $   20
  Year ended December 31, 1997.....       20          45         0         65
  Year ended December 31, 1998.....       65         429         4        498
Valuation allowance for deferred
 tax assets:
  Year ended December 31, 1996.....        0         405         0        405
  Year ended December 31, 1997.....      405         780         0      1,185
  Year ended December 31, 1998.....    1,185       2,379         0      3,564

                                 EXHIBIT INDEX

 Number                              Exhibit Title
 ------                              -------------
  1.01  Form of Underwriting Agreement (draft dated March 15, 1999).*
  2.01  Agreement and Plan of Merger between Autoweb.com, Inc., a California corporation and Registrant.**
  3.01  Registrant's Certificate of Incorporation.**
  3.02  Registrant's Bylaws.**
  3.03  Registrant's Certificate of Retirement of preferred stock.**
  3.04  Registrant's Certificate of Designation of preferred stock.**
  4.01  Form of Specimen Certificate for Registrant's common stock.*
  4.02  Amended and Restated Rights Agreement dated October 16, 1998 between
        Registrant and certain stockholders named therein.**
  5.01  Opinion of Fenwick & West LLP regarding legality of the securities being registered.*
 10.01  Form of Indemnity Agreement between Registrant and each of its directors and executive officers.**
 10.02  Form of Series A Preferred Stock Purchase Agreement by and among
        Registrant, Farhang and Payam Zamani, and corresponding Form of
        Amendment to Investors Rights Agreement by and among Registrant, On
        Word Information, Inc. and Farhang and Payam Zamani.**
 10.03  Stock Repurchase Agreement dated May 7, 1998 between Registrant and
        Farhang Zamani.**
 10.04  Stock Repurchase Agreement dated May 7, 1998 between Registrant and
        Payam Zamani.**
 10.05  Stock Repurchase Agreement dated October 7, 1998 between Registrant and
        Farhang Zamani.**
 10.06  Stock Repurchase Agreement dated October 7, 1998 between Registrant and
        Payam Zamani.**
 10.07  Offer Letter dated December 16, 1998 by Registrant to Dean A.
        DeBiase.**
 10.08  Offer Letter dated August 19, 1997 by Registrant to Samuel M. Hedgpeth
        III.**
 10.09  Employment Agreement dated May 4, 1998 between Registrant and Samuel M.
        Hedgpeth III.**
 10.10  Offer Letter dated November 9, 1998 by Registrant to Robert M.
        Shapiro.**
 10.11  Offer Letter dated July 28, 1997 by Registrant to Michelle Hickford.**
 10.12  Offer Letter dated December 18, 1997 by Registrant to David L. Greene, as amended December 11, 1998.**
 10.13  Lease Agreement dated August 27, 1997 by and among Boyd C. Smith,
        Trustee, Louis B. Sullivan, Trustee and Registrant (related to
        Registrant's facilities at 3270 Jay Street).**
 10.14  Loan Agreement and Commercial Security Agreement, each dated December
        15, 1997, between Registrant and CivicBank of Commerce.**
 10.15  Form of Senior Loan and Security Agreement dated March 20, 1998 between
        Registrant and Phoenix Leasing Incorporated.**
 10.16  New & Pre-Owned Car Agreement dated June 17, 1998 between Registrant and Republic Industries, Inc.**/***
 10.17  Services Agreement dated January 21, 1998, as amended January 5, 1999, between Registrant and State Farm Mutual Automobile Insurance
        Company.**/***
 10.18  Services Agreement dated July 15, 1998 between Registrant and State
        Farm Mutual Automobile Insurance Company.**/***
 10.19  Advertising and Promotion Agreement dated December 17, 1998 between
        Registrant and Yahoo! Inc.**/***

 Number                              Exhibit Title
 ------                              -------------
 10.20  Registrant's 1997 Stock Option Plan and related documents.**
 10.21  Registrant's 1999 Equity Incentive Plan and related documents.**
 10.22  Registrant's 1999 Directors Stock Option Plan and related documents.**
 10.23  Registrant's 1999 Employee Stock Purchase Plan.**
 10.24  Promissory notes from Dean DeBiase to Registrant.**
 10.25  Offer Letter dated January 19, 1999 by Registrant to Garret R.
        Mullins.**
 10.26  Offer Letter dated February 9, 1999 by Registrant to Gordon H. Kass.**
 10.27  Offer Letter dated February 19, 1999 by Registrant to Catherine Y.
        Gordon.**
 23.01  Consent of Fenwick & West LLP (included in Exhibit 5.01).*
 23.02  Consent of PricewaterhouseCoopers LLP, independent accountants.*
 24.01  Power of Attorney.**
 24.02  Power of Attorney of Peter S. Sealey.*
 27.01  Financial Data Schedule.**

--------

  * Supplied with this Amendment No. 2.

 ** Previously filed.

*** Confidential treatment has been requested with regard to certain portions of this document. Such portions were filed separately with the Securities and Exchange Commission.